Exhibit 10.33

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.

Dated May 6, 2006
EMERGENT EUROPE LIMITED
and
SANOFI PASTEUR, S.A.
LICENCE AND CO-DEVELOPMENT AGREEMENT
265 Strand
London WC2R 1BH
Tel: +44 (0)20 7067 2000
Fax: +44 (0)20 7067 2222

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1

2.	COLLABORATION	17

3.	STEERING COMMITTEE	18

4.	JOINT PROJECT TEAM	22

5.	CONDUCT OF THE DEVELOPMENT PROGRAMME	25

6.	COMMERCIALISATION OF PRODUCT	36

7.	MILESTONE AND ROYALTY PAYMENTS	38

8.	LICENCE GRANTS	45

9.	INTELLECTUAL PROPERTY	47

10.	CONFIDENTIALITY	51

11.	REGULATORY MATTERS	54

12.	WARRANTIES	55

13.	INDEMNIFICATION	56

14.	TERM AND TERMINATION	58

15.	FORCE MAJEURE	67

16.	PUBLICITY	68

17.	NOTICES	69

18.	RELATIONSHIP OF PARTIES	71

19.	ASSIGNMENT AND DELEGATION	71

20.	THIRD PARTY RIGHTS	72

21.	WAIVER	72

22.	SEVERABILITY	72

23.	ENTIRE AGREEMENT	73

24.	AMENDMENTS	73

25.	GOVERNING LAW AND JURISDICTION	73

26.	SUCCESSORS AND ASSIGNS	74

27.	COUNTERPARTS	75

28.	LANGUAGE	75

SCHEDULE 1	DEVELOPMENT PLAN

Appendix 1	Outline Candidate Evaluation and Selection Plan

Appendix 2	Phase I Product and Clinical Development Plan

Appendix 3	Later Stage Clinical Development Plan

SCHEDULE 2	INDICATIVE COST SCHEDULE

SCHEDULE 3	CANDIDATE ANTIGENS

SCHEDULE 4	OUTLINE COMMERCIALISATION PLAN

SCHEDULE 5	EMERGENT INDEPENDENT PATENT RIGHTS

SCHEDULE 6	PRESS ANNOUNCEMENT

SCHEDULE 7	ACTIVITY FORM

SCHEDULE 8	THE INCLUSION CRITERIA

SCHEDULE 9	PATENT FILING COUNTRIES

SCHEDULE 10	WORKED EXAMPLES

SCHEDULE 11	TERMINATED ANTIGENS

THIS AGREEMENT is dated	2006
BETWEEN:
EMERGENT EUROPE LIMITED, a company organised and existing under the laws of England (Company number 03270465) and having its registered office at 545 Eskdale Road, Winnersh Triangle, Wokingham, Berkshire, RG41 5TU (“Emergent”);
AND
SANOFI PASTEUR, S.A., a Société Anonyme organised and existing under the laws of France (Company registration number 349 505 370 Lyon) and having its registered head office at 2, avenue pont pasteur, Lyon 69007 France (“sanofi pasteur”).
WHEREAS:
(A)	Emergent has intellectual property and related ongoing research activity directed towards the development of a vaccine to prevent Neisseria meningitidis serogroup B infections.

(B)	sanofi pasteur has expertise in clinical development and registration of meningitis and paediatric vaccines.

(C)	Emergent and sanofi pasteur agree that a collaboration between them will accelerate the pre-clinical, and early clinical development of a prophylactic vaccine against Neisseria meningitidis infections and wish to enter into such collaboration on the terms and conditions of this Agreement.
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement the following definitions shall have the following meanings unless otherwise expressly provided or unless the context otherwise requires:

“Activity Forms” means the activity forms to be completed by Emergent employees and consultants engaged in Emergent Activities in the form set out in Schedule 7.

“Additional Antigen” means a sanofi pasteur Antigen or a Third Party Antigen that satisfies the Inclusion Criteria.

“Adjusted Combination Net Sales” has the meaning set out in the definition of Net Sales.

“Adolescent” means a young adult between 11 and 18 (inclusive) years of age.

“Adverse Event” means any untoward medical occurrence in a patient or clinical investigation subject administered a Clinical Candidate or Product, whether or not caused by the treatment, including any unfavourable and unintended sign (including an abnormal laboratory finding), symptom or disease (including clinically significant worsening of a disease or pre-existing condition) temporally related to a Clinical Candidate or Product. Adverse Event also means any report of lack of efficacy of a

Clinical Candidate or Product and any treatment of a pregnant woman, any abuse or overdose (accidental or intentional), any other accidental exposure and lack of expected pharmacological action temporally related to a Clinical Candidate or Product.
“Affiliate” means any company or other business entity which controls, is controlled by, or is under common control with, either Emergent or sanofi pasteur (as the context requires). For the purpose of this definition, “control” means direct or indirect beneficial ownership of at least fifty percent (50%) of the voting share capital in such company or other business entity.
“Annual Budget” has the meaning set out in Clause 5.3.
“Annual Development Plan” means the detailed plan setting out the activities to be conducted by Emergent and sanofi pasteur in any Year (or such other period as the SC may decide) as part of the Development Programme.
“Antigen” means a distinct and uniquely identifiable protein (including glycoproteins and lipoproteins), peptide, polysaccharide, or protein-polysaccharide conjugate, capable of eliciting a specific immune response and reacting with the products of that response and in respect of which a Party has provided to the other complete details of (a) in the case of a protein, the amino acid sequence or (b) in the case of other molecules, the chemical structure of such molecule, in each case sufficient to identify such molecule. For the purpose of this Agreement in the case of: (i) a protein Antigen encoded by a given gene, any antigenic determinants or epitope containing portions of such protein, and all fragments, derivatives and variants of any such protein, shall all be deemed to be one Antigen; (ii) a polysaccharide Antigen from a given serogroup of Neisseria meningitidis or another bacterial pathogen, any antigenic determinants or epitope containing portions of such polysaccharide, and all fragments, derivatives and variants of any such polysaccharide, shall all be deemed to be one Antigen; and (iii) a protein-polysaccharide conjugate where each of the protein and polysaccharide components would individually meet the definition of Antigen as defined above and each component separately contributes to protection against Neisseria meningitidis serogroup B infections, such protein and polysaccharide components will each be deemed to be one Antigen (each of which will be deemed to be the same Antigen as the relevant protein or polysaccharide and any antigenic determinants, epitope containing portions, fragments, derivatives and variants of such protein or polysaccharide, as set out above) and such protein-polysaccharide conjugate will in such circumstances be considered two (2) Antigens.
“Applicable Law” means the applicable laws, rules and regulations (including any rules, regulations, guidelines or other requirements of national and international patent offices and of the Regulatory Authorities, including GMP, GLP and GCP) that may be in effect from time to time in the Territory, to the extent applicable.
“Business Day” means a day other than a Saturday or Sunday on which banking institutions in both Paris, France and London, England are open for business.
“Candidate Antigen” means any of the [**] candidate Antigens identified by Emergent prior to the Effective Date as more particularly described in Schedule 3.

“Change of Control” means, with respect to Emergent, (a) a merger, consolidation, share exchange or other similar transaction involving Emergent and any Third Party which results in the holders of the outstanding voting securities of Emergent immediately prior to such transaction ceasing to hold more than fifty percent (50%) of the combined voting power of the surviving, purchasing or continuing entity immediately after such transaction; or (b) any transaction or series of related transactions in which any person becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of Emergent; provided that, for the avoidance of doubt a public offering of shares in Emergent or any Affiliate thereof shall not constitute a transaction capable of triggering a Change of Control.
“Clinical Candidate” means any Candidate Antigen or other Programme Antigen selected by the SC for clinical Development in accordance with this Agreement and the Development Plan (and in particular the Outline Candidate Evaluation and Selection Plan). A Clinical Candidate is a Programme Antigen.
“Clinical Study” means any investigation in human subjects intended to discover or verify the clinical, pharmacological and/or other pharmacodynamic effects of any Antigen or Meningitis B Product, or to identify any adverse reactions to any Antigen or Meningitis B Product and/or to study absorption, distribution, metabolism and excretion of any Antigen or Meningitis B Product with the object of ascertaining its safety and/or efficacy. Clinical Study includes any Phase I Study, Phase II Study, Phase III Study, Phase IV Study or any other investigation in human subjects involving a Clinical Candidate or Product that a Regulatory Authority may require that either Party performs for inclusion in Regulatory Documentation or as a condition of a Regulatory Approval.
“Clinical Study Application” means an investigational new drug application filed with a Regulatory Authority for any Regulatory Approval required to supply or use a Clinical Candidate or Product for the purposes of a Clinical Study in a country or jurisdiction in the Territory.
“Co-Exclusive Antigen” has the meaning set out in Clause 5.12.5.
“Combination Product” means a product developed and administered as a single product pursuant to a single Marketing Authorisation that comprises a Unitary Product combined with another product that is not a Meningitis B Product and does not contain a Programme Antigen or an Additional Antigen. For the avoidance of doubt a Unitary Product will not constitute a Combination Product merely because it is packaged with another product and sold as one product or is sold as a “bundle” with one or more products.
“Commercialisation” or “Commercialise” means any and all lawful activities directed to the commercialisation of a Product (whether before or after Marketing Authorisation has been obtained), including marketing, manufacturing for commercial sale, promoting, detailing, distributing, offering to sell and selling a Product, importing a Product for sale, conducting additional human clinical studies with respect to an indication for which Marketing Authorisation has been obtained and interacting with Regulatory Authorities regarding the foregoing. When used as a verb, “Commercialising” means to engage in Commercialisation and “Commercialised” has a corresponding meaning.
“Commercialisation Plan” means the written plan for the Commercialisation of a Product in the Territory (including detailed strategy, budget and proposed timelines), as more particularly described in Clause 6.3 as may be amended or updated in accordance with Clause 6.3.
“Commercially Reasonable Efforts” means, with respect to the Development or Commercialisation of any Programme Antigen or Product, the level of efforts and resources customarily applied in the research-based pharmaceutical industry in the development of a product candidate or the commercialisation of a product of similar commercial potential at a similar stage in its lifecycle, taking into consideration its safety and efficacy, its cost to develop, the competitiveness of alternative products, its proprietary position, the likelihood of regulatory approval, its profitability (provided that in assessing such profitability sanofi pasteur shall not be entitled to take into account the royalties, milestones or other payments due or potentially due to Emergent with respect to such Programme Antigen or Product pursuant to this Agreement), and all other relevant factors.
“Competitive Product” means a Meningitis B Product or potential Meningitis B Product (in each case, other than a Product) Exploited by sanofi pasteur or any of its Affiliates or Sub-Licensees.
“Confidential Information” means either the Emergent Confidential Information or the sanofi pasteur Confidential Information, or both the Emergent Confidential Information and the sanofi pasteur Confidential Information, as the context requires.
“Control” means, with respect to any Antigen or other Materials, or Patent Rights, item of Know How, Regulatory Documentation, Trademark or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, licence or otherwise (other than pursuant to this Agreement), to grant access to such Antigen, other Materials or Regulatory Documentation or to assign, or grant a licence, sub-licence or other right to or under, such Patent Rights, Know How, Regulatory Documentation, Trademark or other intellectual property right as provided for herein, without violating the terms of any agreement with any Third Party or any other arrangement with any Third Party.
“Demonstration of Presence of SBAs” has the meaning set out in Clause 5.6.3.
“Development” and, with correlative meaning, “Develop”, means all activities related to preclinical research, discovery and testing, toxicology, process development, stability studies, formulation development, manufacturing scale-up, production of clinical product batches, development of quality assurance/quality control testing, clinical studies and regulatory affairs, including the conduct of Clinical Studies, for a Product in connection with obtaining Regulatory Approvals of such Product.
“Development Activities” means the activities of the Parties relating to the Development of Programme Antigens and Products as set out in the Development Plan or any Annual Development Plan.

“Development Plan” means the plan detailing the pre-clinical and clinical activities to be conducted by the Parties in the course of the Development Programme and, as the Development Programme progresses, to the extent not already included, the matters referred to in Clause 5.2. The first Development Plan, incorporating the Outline Candidate Evaluation and Selection Plan (Appendix 1), the Phase I Product and Clinical Development Plan (Appendix 2) and the Later Stage Clinical Development Plan (Appendix 3), is attached hereto at Schedule 1.
“Development Programme” has the meaning set out in Clause 2.1.
“Early Development Phase” means the period from the Effective Date until the Transition Date.
“Effective Date” means 1 April 2006.
“Emergent Activities” means the Development Activities allocated to Emergent in the Development Plan or any Annual Development Plan.
“Emergent Combined Improvements” means any patentable improvement, enhancement or modification, which is made, developed or conceived by employees or consultants of Emergent, solely or jointly with Third Parties, in the conduct of the Development Programme, that relates to any subject matter that is covered both by Emergent Independent Patent Rights and sanofi pasteur Independent Patent Rights, such that the Exploitation of such improvement, enhancement or modification without consent would infringe both Emergent Independent Patent Rights and sanofi pasteur Independent Patent Rights.
“Emergent Confidential Information” means Emergent Independent Know How, non-patented Emergent Programme Technology and trade secrets and any other confidential information relating to the business affairs or finances of Emergent or its Affiliates.
“Emergent Expenses” means (i) costs or expenditures incurred by Emergent (or for its account by an Affiliate) in connection with the engagement of any Third Party to conduct work in connection with Emergent Activities; and (ii) any capital expenditures incurred by Emergent (or for its account by an Affiliate of Emergent) in connection with the Development Programme; and (iii) any other costs or expenses incurred by Emergent (or for its account by an Affiliate of Emergent), in each case as provided for in an Annual Budget and without any mark-up.
“Emergent Independent Know How” means all Know How that (i) as of the Effective Date is in the Control of Emergent, (ii) Emergent is free to disclose to a Third Party and (iii) is necessary or reasonably useful to the Development Programme or to the Exploitation of a Product.
“Emergent Independent Patent Rights” means those Patent Rights Controlled by Emergent as of the Effective Date that are set out in Schedule 5.
“Emergent Independent Technology” means Emergent Independent Patent Rights and Emergent Independent Know How.

“Emergent Patent Rights” means the Emergent Independent Patent Rights and the Emergent Programme Patent Rights.
“Emergent Programme Patent Rights” means the Patent Rights Controlled by Emergent that claim or otherwise cover Emergent Programme Technology.
“Emergent Programme Technology” means any Technology made, developed or conceived by employees or consultants of Emergent, alone or jointly with Third Parties, in the conduct of the Development Programme other than Emergent Combined Improvements.
“Emergent Project Leader” means the Project Leader appointed by Emergent pursuant to Clause 2.2.
“Emergent Technology” means the Emergent Independent Technology and the Emergent Programme Technology.
“European Union” or “EU” means the countries of the European Union as constituted from time to time during the term of this Agreement.
“Exploit” means to make, have made, import, use, sell, or offer for sale, including to discover, research, develop, register, modify, enhance, improve, manufacture, have manufactured, hold/keep (whether for disposal or otherwise), formulate, optimise, have used, export, transport, distribute, promote, market or have sold or otherwise dispose or offer to dispose of, a product or process and “Exploitation” means the act of Exploiting a product or process.
“FDA” means the United States Food and Drug Administration and any successor agency or authority thereto.
“Field” means the prophylactic immunisation of human populations to prevent Neisseria meningitidis infections.
“First Commercial Sale” means the first commercial sale by or on behalf of sanofi pasteur, its Affiliates or Sub-Licensees of a Product in each country of the Territory after Marketing Authorisation has been granted by the appropriate Regulatory Authority in that country.
“First Year” means the period commencing on the Effective Date and ending on 31 December 2006.
“FTE” means a Full Time Equivalent of one thousand, five hundred and eighty nine (1,589) hours of work per year (based on a thirty-five (35) hour working week and standard vacations and holidays), devoted to or in support of the Emergent Activities that is carried out by employees, contract personnel or consultants of Emergent as recorded on Activity Forms.
“FTE Cost” means, for any period, the FTE Rate multiplied by the applicable number of FTEs in such period. The FTE Cost shall be denominated in pounds sterling (£).
“FTE Rate” means an amount reflecting the average annual gross salary, social charges and benefits (including for notice periods in compliance with applicable employment law) of Emergent employees, contract personnel and consultants engaged or to be engaged in Emergent Activities together with provisions, allocations of general and administrative charges, amortization, depreciation, overhead, and normal laboratory expenses, which amount is at the Effective Date [**] pounds (£[**]) per FTE. For the avoidance of doubt the FTE Rate may only be amended with the agreement of both Parties.
“GAAP” means in relation to Emergent, United Kingdom, and in relation to sanofi pasteur, French, generally accepted accounting principles consistently applied, or such other generally accepted accounting principles, consistently applied, as may be applicable to the relevant Party or Third Party at the relevant time.
“GCP” means the then-current standards for Clinical Studies involving pharmaceuticals as are required by the Regulatory Authorities in Europe, the United States and Japan and other organisations and governmental agencies in countries in which any Product is intended to be sold or tested, to the extent such standards are not less stringent than ICH Topic E6: Good Clinical Practice Consolidated Guideline.
“GLP” means the then-current standards for laboratory activities for pharmaceuticals, as are required by the Regulatory Authorities of Europe, the United States and Japan, including 21 C.F.R. part 58 and EC Directives 87/18/EEC, 88/320/EEC and 1999/11/EC, in each case, as amended from time to time and any relevant international standards or principles such as those adopted by the Organisation for Economic Co-operation and Development.
“GMP” means the then-current standards for good manufacturing practices as are required by the Regulatory Authorities in Europe, the United States and Japan and other organisations and governmental agencies in countries in which any Product is intended to be manufactured or sold, to the extent such standards are not less stringent than standards of good manufacturing practice in Europe, the United States and Japan.
“ICH” means the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.
“Inclusion Criteria” means the criteria set out in Schedule 8 for the inclusion of an Antigen into a Meningitis B Product.
“Indicative Cost Schedule” means the indicative FTE Costs and Emergent Expenses set out in Schedule 2.
“Joint Patent Rights” means the Patent Rights that claim or otherwise cover Joint Technology.
“Joint Project Team” or “JPT” means the committee of Emergent and sanofi pasteur representatives established in accordance with Clause 4.1.
“Joint Technology” means any and all Technology conceived, discovered, developed or otherwise made jointly by or on behalf of Emergent (or its Affiliates or, to the extent permitted by their agreements therewith, their respective licensees and sub-licensees), on the one hand, and sanofi pasteur (or its Affiliates or, to the extent permitted by their agreements therewith, their respective licensees and sub-licensees)

on the other hand, in connection with the work conducted under or in connection with this Agreement, whether or not patented or patentable, together with any Emergent Combined Improvements.
“Know How” means unpatented technical and other information which is not known to the public, including information comprising or relating to concepts, discoveries, data, designs, formulae, ideas, experience, inventions, improvements, methods, models, assays, research plans, procedures, designs or experiments and tests and results of experimentation and testing, including results of research or development, together with processes, including manufacturing processes, specifications, techniques, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports or summaries and information contained in submissions to and information from ethical committees and regulatory authorities. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, or a development related to the item, is (or remains) not known to the public.
“Late Development Phase” means the period commencing on the Transition Date and continuing for so long as any Product is in Development including, if applicable, any period(s) during which the Development Programme is continuing pursuant to Clause 5.9.
“Later Stage Clinical Development Plan” means the plan set out in Appendix 3 to the Development Plan.
“Liabilities” has the meaning set out in Clause 13.1.
“Major Market Country” means each country in the European Union, the United States, Japan, Australia, Canada, China, New Zealand, Norway, Russia, Singapore, Hong Kong, India and South Korea.
“Marketing Authorisation” means a Biologics License Application (as defined in the United States Federal Food Drug and Cosmetic Act (as amended from time to time) and the regulations promulgated thereunder), and any corresponding Regulatory Approval necessary to import, market, transfer, supply or sell a product in any country, but not including pricing and reimbursement approvals.
“Materials” means biological and chemical materials including Antigens, screens, cell lines, cells, vectors, nucleic acids and reagents, and any progeny or derivatives thereof.
“Meningitis B Product” means a product or potential product for the prophylactic immunisation of human populations to prevent Neisseria meningitidis serogroup B infections (whether or not such product confers protection against any other meningococcal serogroup infection).
“Net Sales” means the gross invoice price of Products sold by sanofi pasteur, its Affiliates and Sub-Licensees to the first Third Party less, to the extent specifically allocable to the Product and actually incurred or allowed and if not already deducted in the amount invoiced:

(a)	normal and customary trade or quantity discounts to the extent included on the invoice as a separate item, credits, allowances, rebates, returns (including wholesaler and retailer returns);

(b)	retroactive price reductions;

(c)	excise taxes, other consumption taxes, customs duties and compulsory payments made to governmental authorities to the extent included on the invoice as a separate item;

(d)	normal and customary sales commissions that are actually paid to Third Party distributors and Third Party selling agents to the extent included on the invoice as a separate item; and

(e)	transportation, transit and insurance for transportation each to the extent separately invoiced and paid by sanofi pasteur.
Any of the deductions listed above that involves a payment by sanofi pasteur, its Affiliates or its Sub-Licensees, as the case may be, shall be taken as a deduction in the Quarter in which the payment is accrued by such entity. For purposes of determining Net Sales, any Product shall be deemed to be sold when invoiced. For purposes of calculating Net Sales, sales between or among sanofi pasteur, its Affiliates, and its Sub-Licensees shall be excluded from the computation of Net Sales, but sales by sanofi pasteur, its Affiliates or its Sub-Licensees to Third Parties (other than its Sub-Licensees) shall be included in the computation of Net Sales. If, in any country, any Product is sold or otherwise disposed of for any consideration other than an exclusively monetary consideration on bona fide arm’s length terms, such Product shall be deemed to have been sold exclusively for money at the average sales price during the applicable Quarter generally achieved for such Product in the country in which such sale or other disposition occurs or if there is no average sales price in that country, the average sales price in comparable countries.
Adjusted Combination Net Sales. In the event that a Product is sold in any country in any Quarter in the form of a Combination Product, Net Sales of such Combination Product shall be adjusted to represent the contribution of each product to the value of the Combination Product by multiplying actual Net Sales of such Combination Product in such country in such Quarter calculated as set out above by the fraction A/(A+B) (such adjusted amount the “Adjusted Combination Net Sales”) where A and B are determined as follows:
(i)	if sanofi pasteur has already launched a Unitary Product in such country, A shall be the highest official list price of the Unitary Product in that country in the relevant Quarter;

(ii)	if sanofi pasteur has not already launched a Unitary Product in such country, but a unitary product for exactly the same indications as the Unitary Product is already on the market in such country, A shall be the highest official list price of such competitive unitary product in such country in such Quarter. For the avoidance of doubt, if there is more than one competitive unitary product on the relevant market, then

A shall be referenced to the competitive unitary product with the highest official list price in such country in such Quarter;

(iii)	B shall be the highest official list price in such country in such Quarter of the other product included in the Combination Product;

(iv)	if when sanofi pasteur first submits an application for Marketing Authorisation for a Combination Product in a country or at any time subsequently it is not possible to determine A or B in accordance with paragraphs (i) to (iii) above, the Parties shall seek to agree A or B (as required) but failing such agreement within thirty (30) days (or such longer period as the parties may agree) of either Party notifying the other that such values are to be determined in accordance with this paragraph (iv) either Party can require an independent third party expert to determine such values so that application of the formula A/(A+B) fairly reflects the contribution of the Unitary Product to the value of the Combination Product in that country. Within fifteen (15) days of either Party notifying the other that an expert determination is required, the Parties shall appoint an independent expert with expertise in the field of vaccine development and commercialisation reasonably acceptable to both Parties. If the Parties are unable to agree on the identity of the independent expert within such period, the independent expert shall be appointed by Emergent, and approved by sanofi pasteur, which approval shall not be unreasonably withheld, conditioned or delayed. Within thirty (30) days of such appointment, each of the Parties shall furnish to the expert (subject to such obligations of confidentiality and non-use as may be reasonably required by them), with a copy to the other Party, a written summary of such Party’s position as to the values of A and B in such country and any relevant evidence supporting such position. Any such written summary and evidence shall not, unless the Parties otherwise agree, exceed 15,000 words. Within fifteen (15) days of receipt of the other Party’s summary (or such longer period as may be required to ensure the presence of the expert) there shall be a one-day oral hearing before the expert at which each Party shall be given an equal opportunity to present its own position and hear and respond to the oral presentation given by the other Party. Within fifteen (15) days of such oral hearing each Party may submit a written rebuttal of the other Party’s summary, providing that any rebuttal shall not exceed 5,000 words, and amend its final position with regard to the values of A and B. The expert shall be required by the Parties to select the resolution proposed by one of the Parties that as a whole most fairly and reasonably reflects the relative contributions of the Unitary Product and the other product to the Combination Product and shall provide the Parties with a written statement setting forth the basis of such determination. For the avoidance of doubt, the expert shall only have the right to select a resolution proposed by one of the Parties in its entirety and without modification. The expert shall be required by the Parties to use all reasonable efforts to render his decision within sixty (60) days of his appointment or, if earlier, within thirty days following his receipt of all such information and such decision shall be final and binding upon each of the Parties unless and until it becomes possible to determine A and B in accordance with paragraphs (i) to (iii) above. If the expert adopts the resolution proposed by Emergent, then sanofi pasteur shall pay the fees and expenses of the expert. If the expert adopts the resolution proposed by sanofi pasteur, then Emergent shall pay the fees and expenses of the expert. If due to any act or omission by one of the Parties, the Parties have not agreed, or the expert has not determined, the values of A and/or B (as required) in any country before launch of the Combination Product in that country, A and/or B (as required) shall be as determined by the other Party.
Minimum royalties payable to Emergent on a Combination Product in any country: If the Product is sold as a Combination Product, the royalty payable to Emergent on sales of the Combination Product in the relevant country in the applicable Quarter shall be the higher of:
(1)	the royalty payable to Emergent pursuant to Clause 7.3 (as adjusted pursuant to Clause 7.4.1 or Clause 7.4.2 if applicable) for such country and Quarter;

(2)	[**] per cent ([**]%) X the royalty rate applicable to the Unitary Product X A/C X Net Sales of the Combination Product (before application of the formula A/(A+B)) where C is the highest official list price of the Combination Product in that country and Quarter and A for that country and Quarter is determined in accordance with paragraphs (i) to (iv) above (as applicable); and

(3)	if the royalty would otherwise be payable pursuant to Clause 7.3(a), [**] per cent ([**]%) X actual Net Sales of the Combination Product in that country and Quarter (before application of the formula A/(A+B)); or if the royalty would otherwise be payable pursuant to Clause 7.3(b), [**] per cent ([**]%) X actual Net Sales of the Combination Product in that country and Quarter (before application of the formula A/(A+B)).
Bundled products: If, in any country, a Product and one or more products capable of separate sales are “bundled” and sold without separate pricing for each product within the bundle, Net Sales per unit of such Product shall be deemed to be the average sales price at which that Product has been sold unbundled in such country during the applicable Quarter.
“Outline Candidate Evaluation and Selection Plan” means the plan for the screening, selection and progression of Programme Antigens prior to clinical Development as set out in Appendix 1 to the Development Plan.
“Outline Commercialisation Plan” means the Outline Commercialisation Plan set out in Schedule 4.
“Party” means either Emergent or sanofi pasteur and “Parties” means Emergent and sanofi pasteur.
“Patent Rights” means any and all (a) patents, (b) pending patent applications, including all provisional applications, continuations, continuations-in-part, divisions,

reissues, renewals, and all patents granted thereon, and (c) all patents-of-addition, reissue patents, re-examinations and extensions or restorations by existing or future extension or restoration mechanisms, supplementary protection certificates or the equivalent thereof, and (d) any equivalent of any of the foregoing in any jurisdiction.
“Phase I Product and Clinical Development Plan” means the plan set out as Appendix 2 to the Development Plan.
“Phase I Study” means a Clinical Study in any country that is intended to initially evaluate the safety or pharmacological effect of an Antigen or Meningitis B Product in subjects or that would otherwise satisfy requirements of 21 C.F.R. 312.21(a), or its equivalent outside the United States.
“Phase II Study” means a Clinical Study in any country that is intended to initially evaluate the effectiveness of an Antigen or Meningitis B Product for a particular indication or indications in patients with the disease or indication under study or that would otherwise satisfy requirements of 21 C.F.R. 312.21(b), or its equivalent outside the United States.
“Phase III Study” means a pivotal Clinical Study, the principal purpose of which is to establish safety and efficacy in patients with the disease or indication under study as required in 21 C.F.R. 312.21(c), or similar clinical studies prescribed by the Regulatory Authorities in a country other than the United States whether or not such study is a traditional Phase III Study.
“Phase IV Study” means a Clinical Study that is required or requested by a Regulatory Authority as a condition of or in connection with obtaining or maintaining a Regulatory Approval (whether commenced either prior to or after receipt of such Regulatory Approval).
“Pre-Clinical Study” means any investigation in animals or in vitro intended to discover or verify the pharmacological or other pharmacodynamic effects of any Programme Antigen or Product, or to study absorption, distribution, metabolism and excretion of any Programme Antigen or Product with the object of ascertaining its safety.
“Primary Inclusion Criteria” means the criteria set out in Schedule 8 Part I for the progress of Antigens into Phase II Studies.
“Product” means a vaccine or potential vaccine containing one or more Programme Antigens. Unitary Products and Combination Products are Products.
“Product Trademark” has the meaning set out in Clause 6.5.
“Programme Antigen” means any Candidate Antigen, including any Antigen derived from a Candidate Antigen by either Party, or any other Antigen (other than a Terminated Antigen or a Repatriated Antigen) claimed or otherwise covered by Emergent Patent Rights or Joint Patent Rights.
“Project Leader” has the meaning set out in Clause 2.2.

“Quarter” means a period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31 and “Quarterly” shall be construed accordingly.
“Regulatory Approval” means any and all approvals (including any applicable supplements, amendments, pre- and post-approvals, governmental price and reimbursement approvals and approvals of applications for regulatory exclusivity), licences, registrations, or authorisations of any federal, national, multinational, international, state, provincial or local regulatory agency, department, bureau, commission, council or other governmental entity necessary for the manufacture, distribution or other transfer of possession, use, holding, storage, import, export, transport, promotion, marketing, supply or sale of a product in a country or jurisdiction in the Territory, or the use of a product or Antigen in any Pre-Clinical Study or Clinical Study. For clarity, a compendia listing shall not be deemed to be a Regulatory Approval.
“Regulatory Authority” means the FDA or any counterpart of the FDA outside the United States, or other national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport, pre-clinical or clinical testing or sale of a Meningitis B Product or Antigen.
“Regulatory Documentation” means all applications, registrations, governmental licences, authorisations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities and all supporting documents and all clinical studies and tests, relating to a Programme Antigen or Product, and all data contained in any of the foregoing.
“Repatriated Antigen” means a Programme Antigen repatriated to Emergent in accordance with Clause 5.12.3(f). An Antigen shall cease to be a Programme Antigen on becoming a Repatriated Antigen.
“Royalty Burden” has the meaning set out in Clause 7.4.1.
“sanofi pasteur Antigen” means an Antigen Controlled by sanofi pasteur that is not either a Third Party Antigen or a Programme Antigen.
“sanofi pasteur Confidential Information” means sanofi pasteur Independent Know How, unpatented sanofi pasteur Programme Technology and trade secrets and any other confidential information relating to the business affairs or finances of sanofi pasteur or an Affiliate.
“sanofi pasteur Independent Know How” means all Know How which either at the Effective Date or subsequently during the Term is in the Control of sanofi pasteur or its Affiliates (other than any Know How that constitutes unpatented Joint Technology or unpatented sanofi pasteur Programme Technology) and which sanofi pasteur is free to disclose to a Third Party which is necessary or reasonably useful to the Development Programme or to the Exploitation of a Product.

“sanofi pasteur Independent Patent Rights” means (a) any Patent Rights Controlled by sanofi pasteur pursuant to a sanofi pasteur In-Licence at any time during the Term and (b) any other Patent Rights Controlled by sanofi pasteur at any time during the Term otherwise than pursuant to a sanofi pasteur In-Licence necessary or reasonably useful to the Development Programme or to the Exploitation of a Product; in each case excluding, for the avoidance of doubt, sanofi pasteur Programme Patent Rights and Joint Patent Rights
“sanofi pasteur Independent Technology” means sanofi pasteur Independent Patent Rights and sanofi pasteur Independent Know How.
“sanofi pasteur In-Licence” means any licence deemed to be a sanofi pasteur In-Licence pursuant to Clause 5.8.1.
“sanofi pasteur Patent Rights” means the sanofi pasteur Independent Patent Rights and the sanofi pasteur Programme Patent Rights.
“sanofi pasteur Programme Patent Rights” means the Patent Rights Controlled by sanofi pasteur that claim or otherwise cover sanofi pasteur Programme Technology.
“sanofi pasteur Programme Technology” means any Technology made, developed or conceived by employees or consultants of sanofi pasteur, alone or jointly with Third Parties, in the conduct of the Development Programme.
“sanofi pasteur Project Leader” means the Project Leader appointed by sanofi pasteur pursuant to Clause 2.2.
“sanofi pasteur Technology” means the sanofi pasteur Independent Technology and the sanofi pasteur Programme Technology.
“SBA” means a serum bactericidal antibody, i.e., an antibody or antibodies which, in the presence of an exogenous source of complement, has the ability to kill Neisseria meningitidis bacteria. For clarity, the source of the complement used in the SBA assay shall be appropriate to the serum being measured, for example, for human sera, a human complement source obtained from a donor without bactericidal activity against the test strain shall be utilised.
“SBA Activity” means measurement of SBA titres in serum.
“Selection Criteria” means the technical selection criteria set out in the Outline Candidate Evaluation and Selection Plan and included in Appendix 1 to the Development Plan for the selection of Candidate Antigens to progress into Phase I Studies.
“Senior Officer” has the meaning set out in Clause 3.5.1.
“Serious Adverse Event” means an Adverse Event that at any dose: (a) results in death, (b) puts the patient at risk of death at the time of the event or occurrence, (c) requires inpatient hospitalisation or prolongation of existing hospitalisation, (d) results in persistent or significant disability or incapacity, (e) is a congenital anomaly/birth defect or (f) based upon reasonable medical scientific judgment, places a patient in jeopardy or may require intervention to prevent any of the events or occurrences described in (a) through (e). In the event of doubt as to whether an Adverse Event is a Serious Adverse Event, the Adverse Event shall be treated as if it is a Serious Adverse Event.
“Steering Committee” or “SC” means the committee of Emergent and sanofi pasteur representatives established in accordance with Clause 3.1.
“Sub-Licensee” means a person (other than an Affiliate of sanofi pasteur) that is authorised by sanofi pasteur (with the express prior written consent of Emergent) to manufacture and sell a Product in the Field in the Territory (including any Third Party acting in collaboration with sanofi pasteur or its Affiliates). For clarity, a Sub-Licensee shall not include a Third Party to whom sanofi pasteur sells bulk Product together with a right to fill/finish, label, market and distribute such Product, provided that sanofi pasteur is not entitled to any additional consideration upon the Exploitation of such Product.
“Technology” means inventions, discoveries, improvements, trade secrets and proprietary methods, whether or not patentable, including Know How.
“Term” means the term of this Agreement, which term shall be the period commencing on the Effective Date and ending either on the date on which the final obligation of sanofi pasteur to make royalty payments under Clause 7.3 expires or, if earlier, the date on which this Agreement is terminated in accordance with Clause 14.2.
“Terminated Antigen” means the Antigens listed on Schedule 11 and each Programme Antigen determined by the SC to be a Terminated Antigen in accordance with Clause 5.15. An Antigen shall cease to be a Programme Antigen on becoming a Terminated Antigen.
“Territory” means all countries of the world.
“Third Party” means any corporation, unincorporated organisation, person or other legal entity other than Emergent or sanofi pasteur or their respective Affiliates.
“Third Party Antigen” means any Antigen Controlled by sanofi pasteur the Exploitation of which as a constituent of any Unitary Product would, but for a sanofi pasteur In-Licence infringe the Patent Rights of a Third Party.
“Trademark” means any corporate name, trade name, trade dress, service mark, logos and trademarks (whether or not registered) and all applications for, and registrations of, and all renewals, extensions or modifications to, and any goodwill associated with, any of the foregoing in the Territory.
“Transition Date” means the date on which all Pre-Clinical Studies and Phase I Studies involving a Programme Antigen and described in any Development Plan or Annual Development Plan have been completed or, if later, the date on which all Transition Plans in effect at such date are fully implemented to the satisfaction of the Parties.
“Transition Plan” has the meaning set out in Clause 5.5.1.

“Unitary Product” means a Product for use in the prevention of meningococcal serogroup B infections (whether or not such Product confers protection against any other meningococcal serogroup infection) in which Programme Antigens and Additional Antigens are the only Antigens. For the avoidance of doubt, a Product that is not a Combination Product is a Unitary Product.
“Valid Claim” means a claim of (i) an issued and unexpired patent, (ii) a patent the term of which has been extended pursuant to an extension of term or equivalent right anywhere in the world, (iii) a patent listed in a supplementary protection certificate or equivalent instrument anywhere in the world, (iv) a pending patent application providing that such application has been pending for no longer than ten (10) years, in each case which has not been withdrawn, cancelled, abandoned, disclaimed, revoked or held unpatentable, invalid or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal.
“Year” means the First Year and thereafter each successive period of twelve (12) months ending on the last day of December.
1.2	In this Agreement, unless the context otherwise requires:
(a)	references to “this Agreement” shall mean this Agreement and any and all Schedules to it, each as amended from time to time in accordance with the provisions of this Agreement;

(b)	references to a particular Clause, Schedule or paragraph shall be a reference to that clause, schedule or paragraph in this Agreement;

(c)	words in the singular shall include the plural and vice versa and references to the masculine gender shall include the feminine gender and vice versa;

(d)	headings are for convenience only and shall be ignored in interpreting this Agreement;

(e)	reference to a person shall mean any individual, partnership, company, corporation, joint venture, trust, association, organisation or other entity, in each case whether or not having separate legal personality;

(f)	the words “include”, “including” or “in particular” are to be construed without limitation to the generality of the preceding words;

(g)	references to a statute include any statutory modification, extension or re-enactment of that statute;

(h)	any reference to “writing” includes a reference to any communication effected by facsimile transmission or similar means;

(i)	the word “or” has the inclusive meaning represented by the phrase “and/or”; and

(j)	any covenant by a Party not to do an act or thing shall be deemed to include an obligation not to permit or suffer such act or thing to be done by another person.
1.3	If there is any inconsistency between Clauses 1 to 28 (inclusive) of this Agreement and any Schedule, such Clauses shall prevail.

2.	COLLABORATION

2.1	Objectives and Overview

The Parties wish to evaluate and screen the Candidate Antigens, select Clinical Candidates and Develop a Product for use in the Field (the “Development Programme”). The Development Programme shall comprise all activities relating to Development. It is anticipated that the majority of Pre-Clinical Studies and Phase I Studies relating to Programme Antigens will be undertaken by Emergent during the Early Development Phase, at sanofi pasteur’s cost, and that the majority of Phase II Studies relating to Programme Antigens and the subsequent Development of Programme Antigens (whether during the Early Development Phase or the Late Development Phase) will be undertaken by sanofi pasteur, at its own cost. The SC shall oversee the overall execution of the objectives of the Development Programme and the JPT shall manage the day-to-day running of the collaboration in the Early Development Phase. The Project Leaders shall facilitate the flow of information and otherwise promote communications and collaboration within and among the Parties, the SC, JPT and any other sub-committees or teams that the SC may appoint or constitute.

2.2	Project Leaders

Within sixty (60) days of the Effective Date, each Party shall appoint a senior representative with a good general understanding of the vaccine development process to act as a co-ordinator and project leader (“Project Leader”). Each Party may replace its Project Leader with another suitably qualified individual, on written notice to the other Party. Each Project Leader shall be primarily responsible for the day-to-day management of each Party’s activities within the collaboration.

2.3	Intellectual Property Strategy

The Parties acknowledge the importance of effectively securing and managing the intellectual property relating to Programme Antigens and any Product. The Parties shall, consistent with Clause 9 and Schedule 9, seek to obtain and maintain the broadest patent protection that is commercially reasonable across the Territory, extending this protection through additional filings and the use of supplementary protection certificates where appropriate, and to protect the confidentiality of all Know How relating to the Programme Antigens and any Product.

2.4	Exclusivity

Emergent shall not and shall procure that none of its Affiliates shall, other than pursuant to this Agreement, conduct any activity, either on its own, or with, for the benefit of, or sponsored by, any Third Party, that is designed to research, develop or commercialise, or grant any licence or other rights to any Third Party to utilise, the Programme Antigens for the purpose of researching, developing, commercialising or otherwise Exploiting any product in the Territory provided that this shall not prevent Emergent from Exploiting, or granting a Third Party the right to Exploit, any Co-Exclusive Antigen.

2.5	Co-operation

Emergent and sanofi pasteur shall co-operate in the performance of the Development Plan and each Annual Development Plan and, subject to the terms of this Agreement and any confidentiality obligations to Third Parties, each shall at its own cost (providing that such costs are not substantial), if requested by the other Party, exchange such Materials, data and information in its Control as are reasonably necessary for the other Party to perform its obligations under any Annual Development Plan.

3.	STEERING COMMITTEE

3.1	Establishment and Membership of SC

Within sixty (60) days of the Effective Date, Emergent and sanofi pasteur shall establish a Steering Committee (“SC”) comprising not less than six (6) members, with at least three (3) being appointed and replaced by Emergent, of which one shall be the Emergent Project Leader, and at least three (3) being appointed and replaced by sanofi pasteur, of which one shall be the sanofi pasteur Project Leader. All such representatives shall be individuals of suitable authority and seniority with significant experience and expertise in vaccine development, commercialisation or marketing commensurate with the responsibilities and activities of the SC from time to time. Any appointment or replacement shall be notified to the other Party in writing. Any member of the SC may designate a substitute of equal experience and seniority to attend and perform the functions of such member at any meeting of the SC.

3.2	Meetings

The first meeting of the SC shall take place within seventy-five (75) days of the Effective Date. The SC shall meet Quarterly during the Development Programme and thereafter bi-annually and in addition within fifteen (15) days of a request by any SC member to have such a meeting. Meetings may take place by video conference or telephone conference or such other means as the SC shall decide and all members participating in the meeting by video link, telephone or such other means shall be deemed to be present at the meeting, provided however, that the SC shall meet in person at least twice per Year, unless otherwise agreed by the SC. Meetings held in person shall alternate between Emergent and sanofi pasteur designated locations. The first meeting shall be held at sanofi pasteur’s facilities. The chair of the SC shall rotate between Emergent and sanofi pasteur from meeting to meeting. The first meeting shall be chaired by a sanofi pasteur representative. The quorum for meetings shall be one sanofi pasteur representative and one Emergent representative. Decisions and determinations of the SC shall be made by unanimous agreement of the members present. Each Party may invite additional employees, or consultants to attend SC meetings but any such additional attendees shall not have any right to vote. The principal business and any decisions of any meeting shall be recorded in minutes which shall be circulated by the chair to the members of the SC promptly following the meeting for review, comment and adoption.

3.3	Responsibilities of the SC

Except as otherwise provided in this Agreement, the SC shall have authority to make all necessary strategic decisions relating to the Development of a Product and the implementation of the Development Plan. Specifically, and in addition to any other responsibilities assigned to the SC elsewhere in this Agreement, the SC shall be responsible for:
(a)	reviewing and approving any major amendments to the Development Plan (including the Outline Candidate Evaluation and Selection Plan, the Phase I Product and Clinical Development Plan and the Later Stage Clinical Development Plan);

(b)	reviewing and approving each Annual Development Plan and any major amendments thereto;

(c)	reviewing and resolving all significant strategic issues relating to the Development of Unitary Products including the review and approval of:
(i)	the target product profile of a Product;

(ii)	any go/no go decision points relating to Development;

(iii)	prioritising Candidate Antigens, selecting Clinical Candidates and designating Terminated Antigens;

(iv)	Clinical Study endpoints and success criteria;

(v)	insurance coverage for Clinical Studies;

(vi)	the regulatory strategy for a Product;

(vii)	patent, trademark and other intellectual property strategy and, to the extent applicable, patent, trademark and other intellectual property litigation strategy;
(d)	reviewing all significant strategic issues (including, as applicable, those matters listed in paragraph c above) relating to the Development of any Combination Product;

(e)	reviewing and approving each Transition Plan;

(f)	reviewing and commenting on the Commercialisation Plan;

(g)	reviewing the efforts of the Parties in performing their respective responsibilities under the Development Plan, any Annual Development Plan, each Transition Plan and the Commercialisation Plan;

(h)	reviewing the implementation of each Transition Plan; and

(i)	reviewing and approving any external corporate communication regarding the Development Programme.
For the avoidance of doubt, if this Agreement provides that any matter is to be determined by the Parties or either of them , such matter shall not be considered to be the responsibility, or within the authority, of the SC.

3.4	Role of the Project Leader within the SC

Within the framework of the SC, each Project Leader shall facilitate the execution of the SC’s responsibilities and in particular shall be responsible for:
(a)	facilitating coordination among the various functional representatives of either Emergent or sanofi pasteur, as appropriate;

(b)	seeking consensus both internally within the respective Party’s organisation and together regarding key global Development and Commercialisation strategy and issues concerning the Development Plan, each Annual Development Plan, each Transition Plan and each Commercialisation Plan, as appropriate, including facilitating review of external corporate communications;

(c)	raising to the SC in a timely manner cross-Party or cross-functional disputes, or proposed modifications to any Development Plan, Annual Development Plan, Transition Plan or Commercialisation Plan;

(d)	providing a single point of communication between the SC, the JPT and any subcommittee created pursuant to Clause 3.6;

(e)	submitting to the SC the reports referred to in Clause 5.10; and

(f)	such other matters as the SC may consider appropriate.
3.5	SC Dispute Resolution

3.5.1	Escalation of Disputes within the SC. If the SC is unable to resolve any dispute with respect to a matter within the scope of Clause 3.3 within thirty (30) days (or fourteen days (14) days if the matter is expedited in accordance with Clause 3.5.3) after such matter was first referred to or considered by the SC, whichever is earlier, or in such longer period of time as the Parties may agree such matter shall, at the written request of either Party, be referred to the Chief Executive Officer of Emergent and the sanofi pasteur Head of Research and Development (the “Senior Officers”) as soon as practicable but in any event no later than fifteen (15) days after such request. Each Senior Officer shall have the right to engage the services of any number of independent experts in the field in question (such independent expert(s) to be engaged under obligations of confidentiality and non-use equivalent to those set out in Clause 10 and at the expense of the Party so engaging such expert(s)) to assist the Senior Officers in making a determination on the unresolved dispute, and each Senior Officer shall consider in good faith the analyses and opinions of any such experts engaged by either of them in making a determination. Subject to Clause 3.5.2, if the Senior Officers are unable to resolve the dispute within thirty (30) days after such referral, or such longer period as the Senior Officers may agree, the sanofi pasteur Head of Research and Development shall be entitled to determine the matter. Any such determination shall be commercially reasonable and consistent with Applicable Law. Prior to resolving any such dispute unilaterally, sanofi pasteur shall consider in good faith Emergent’s position and the analyses and opinions of any independent expert engaged by Emergent. For the avoidance of doubt, in reaching any such decision sanofi pasteur shall act in good faith and in the best interests of the Development and Commercialisation of a Product but shall not be bound to follow the recommendations of any such expert. For the avoidance of doubt, all other disputes arising under or in connection with this Agreement shall, unless subject to final and binding expert determination in accordance with this Agreement, be resolved in accordance with Clause 25.2 and, if necessary, Clause 25.3.

3.5.2	Notwithstanding Clause 3.5.1, the sanofi pasteur Head of Research and Development shall not be entitled to determine a dispute with respect to a matter within the scope of Clause 3.3, if such decision relates to any of the following matters and no such proposal or decision with respect to any such matter shall be effective unless and until agreed by Emergent:
(a)	any proposal to amend the Development Plan, adopt or amend any Annual Development Plan (including any Annual Budget), or adopt or amend any Transition Plan in a manner that alters an existing obligation of Emergent or imposes a new obligation on Emergent;

(b)	any proposal to amend the Outline Candidate Evaluation and Selection Plan (including the Selection Criteria);

(c)	any proposal to amend the standard assay system for measurement of SBA Activity set out in the Development Plan;

(d)	any proposal to use an Alternative Assay to demonstrate the presence of SBAs with a Clinical Candidate or Product unless such proposal is consistent with Clause 5.6.3.

(e)	any proposal to incorporate an Additional Antigen in a Product or include an Additional Antigen in the Development Programme unless such proposal is consistent with the decision of the expert appointed pursuant to Clause 5.7.2;

(f)	any proposal relating to the patent strategy for Emergent Patent Rights or Joint Patent Rights or any proposal to seek patent term extensions regarding the Emergent Patent Rights, the sanofi pasteur Patent Rights or the Joint Patent Rights with respect to any Product in each country in the Territory;

(g)	any decision that would constitute a deviation from any of the terms of, or would require an amendment to, this Agreement (other than an amendment to the Development Plan as expressly permitted in accordance with this Agreement); and

(h)	any proposal that would affect when a milestone payment under Clause 7.2 would be payable.

3.5.3	Expedited Escalation. If either the SC or JPT is unable to resolve a dispute relating to a matter for which it is responsible, either Party may designate such dispute an urgent matter. The SC shall resolve such issue within fourteen (14) days after such matter was first designated an urgent matter. The Parties shall ensure that the SC meets (by teleconference/videoconference as necessary) to discuss and resolve such urgent matter within such period. If the SC does not resolve such matter within such fourteen (14) day period, the matter will be referred to the Senior Officers in accordance with Clause 3.5.1.

3.6	Subcommittees

The SC is empowered to create such sub-teams or subcommittees of itself as it may deem appropriate or necessary. Each such sub-team or subcommittee shall report to the SC, which shall have authority to approve or reject recommendations or actions proposed subject to the terms of this Agreement. No sub-team or subcommittee shall have authority to make any decision binding upon the SC or the Parties. For the avoidance of doubt, a Party may appoint the same individual as its representative on more than one committee.

4.	JOINT PROJECT TEAM

4.1	Establishment and Membership of JPT

Within sixty (60) days of the Effective Date Emergent and sanofi pasteur shall establish a Joint Project Team (“JPT”) comprising up to six (6) members, with up to three (3) being appointed and replaced by Emergent, of which one shall be the Emergent Project Leader, and up to three (3) being appointed and replaced by sanofi pasteur, of which one shall be the sanofi pasteur Project Leader. All such representatives shall be individuals of suitable authority and seniority with significant experience and expertise in vaccine research and development to commensurate with the responsibilities of the JPT. Any appointment or replacement shall be notified to the other Party in writing. Any member of the SC may designate a substitute of equal experience and seniority to attend and perform the functions of such member at any meeting of the JPT. Any changes to the size of the JPT shall be decided by the SC. Unless otherwise decided by the Parties, the JPT shall be disbanded on the Transition Date and have no further responsibilities thereafter; provided that if the SC determines that pre-clinical Development activities, or a Phase I Study, are to be undertaken with or in connection with a Programme Antigen and it is proposed that all or any of such activities are commenced or continued after the Transition Date or the anticipated Transition Date the JPT shall not be disbanded, or if it has been disbanded it shall be reconstituted before commencement of any such activities. The JPT shall prepare the amendments to the Development Plan and any Annual Development Plan required in connection with such proposed activities and shall not be disbanded until all pre-clinical Development activities and any Phase I Studies for such Programme Antigen are complete or discontinued.

4.2	Meetings

The first meeting of the JPT shall take place within seventy-five (75) days of the Effective Date and thereafter the JPT shall meet monthly or as otherwise determined by the Parties. Meetings may take place by video conference or telephone conference or such other means as the SC shall decide and all members participating in the meeting by video link, telephone or such other means shall be deemed to be present at the meeting, provided however, that the JPT shall meet in person at least once per Quarter, unless otherwise agreed by the SC. Meetings held in person shall alternate between Emergent and sanofi pasteur designated locations. The first meeting shall be held at Emergent’s facilities. The chair of the JPT shall rotate between Emergent and sanofi pasteur from meeting to meeting, the first meeting shall be chaired by a sanofi pasteur representative. The quorum for meetings shall be one sanofi pasteur representative and one Emergent representative. Decisions and determinations of the JPT shall be made by unanimous agreement of the members present. Each Party may invite additional employees, or consultants to attend JPT meetings but any such additional attendees shall not have any right to vote. The principal business of any meeting shall be recorded in minutes, which minutes shall be circulated by the chairperson to the members of the JPT promptly following the meeting for review, comment and adoption.

4.3	Responsibilities of the JPT

Until the Transition Date (or such later date as the Parties may agree) and during any subsequent period during which the JPT is reconstituted pursuant to Clause 4.1, the JPT shall have the general responsibility for the day-to-day management of the collaboration, including co-ordinating the Development Activities of each of the Parties and making recommendations and referring strategic issues to the SC. Specifically, the JPT shall be responsible for:
(a)	preparing Annual Development Plans in accordance with Clause 5.3, and submitting such Annual Development Plan to the SC for approval;

(b)	preparing each Transition Plan and submitting such plan to the SC for approval;

(c)	proposing to the SC any amendments to the Development Plan or any Annual Development Plan, including proposals relating to Product Development, the Outline Candidate Evaluation and Selection Plan, and clinical, regulatory and intellectual property strategy, in each case as appropriate to the stage of the Development Programme;

(d)	overseeing and managing the implementation of the Development Plan, and each Annual Development Plan and Transition Plan;

(e)	facilitating the exchange of information and data between the Parties and the Parties’ representatives engaged in the day-to-day conduct of the Development Activities;

(f)	referring any significant strategic issues relating to the Development Programme, including any issues that have a material effect on quality, cost and time needed to undertake any Development Activities, to the SC;

(g)	making recommendations to the SC with respect to:
(i)	Development go/no go decision points;

(ii)	amendments to the Outline Candidate Evaluation and Selection Plan;

(iii)	the prioritisation of Candidate Antigens, the selection of Clinical Candidates and the designation of Terminated Antigens;

(iv)	Clinical Study endpoints, success criteria and protocols for Clinical Studies;

(v)	insurance requirements for Clinical Studies;
(h)	co-ordinating and monitoring the regulatory strategy and intellectual property strategy with respect to any Programme Antigen or Product;

(i)	recommending the appointment of any necessary additional subcommittees;

(j)	preparing and submitting to the SC the Transition Plans in accordance with Clause 5.5.1;

(k)	reviewing and then reporting on the efforts of the Parties in performing their respective Development Activities to the SC; and

(l)	such other activities consistent with this Agreement as determined by the SC.
4.4	Role of the Project Leader within the JPT

Within the framework of the JPT, each Project Leader shall facilitate the execution of the JPT’s responsibilities and in particular shall be responsible for:
(a)	providing a single point of communication between the Parties concerning the day-to-day operation of the collaboration;

(b)	seeking consensus both internally within the respective Party’s organisation and together regarding the preparation or implementation of the Development Plan, each Annual Development Plan and Transition Plan and any recommendations to be made by the JPT to the SC; and

(c)	raising to the JPT in a timely manner cross-Party or cross-functional disputes.
4.5	Dispute Resolution

4.5.1	Referral to the SC. If the JPT is unable to resolve any dispute with respect to a matter within the scope of Clause 4.3, within thirty (30) days after such matter was first referred to or considered by the JPT, whichever is earlier, then such matter shall, at the written request of either Party, be referred to the SC for resolution. The referral shall be made in writing and if the form of such referral is not agreed each Party may make written submissions to the SC.

4.5.2	Expedited Referral. Either Party may designate a dispute within the JPT an urgent matter and, if the JPT is unable to resolve such dispute within fourteen (14) days of such matter first being designated an urgent matter, either Party may immediately refer such matter to the SC for resolution.

5.	CONDUCT OF THE DEVELOPMENT PROGRAMME

5.1	The Development Programme

The Development Programme shall be conducted in accordance with this Agreement, the Development Plan and any Annual Development Plan. Each Party shall conduct the Development Activities allocated to it in the Development Plan diligently, in good scientific manner and in compliance with this Agreement, the Development Plan, the relevant Annual Development Plan and Applicable Law. As part of the Development Programme, the Parties will seek to evaluate and screen the Programme Antigens, select Clinical Candidates and Develop a Product.

5.2	The Development Plan

The overall strategy and anticipated budget for the Development of any Product are set out in the first Development Plan attached as Schedule 1. The Development Plan, including the Outline Candidate Evaluation and Selection Plan, Phase I Product and Clinical Development Plan and Later Stage Clinical Development Plan, shall be revised and updated by the SC as and when necessary during the course of the Development Programme with the intent that the Development Plan shall:
(a)	identify Development Activities to be conducted by each of the Parties and the anticipated timelines for such activities;

(b)	specify the standards applicable to any Development Activities including whether particular Development Activities are to be conducted in accordance with GLP, GMP or GCP;

(c)	include and, if necessary, update the criteria for the selection of Clinical Candidates;

(d)	describe the clinical and regulatory strategy for any Clinical Candidate or Product;

(e)	describe the intellectual property strategy for Emergent Patent Rights and Joint Patent Rights;

(f)	incorporate a manufacturing plan for clinical supplies of Clinical Candidates and any Product; and

(g)	include such other matters as the SC consider appropriate in relation to the Development Programme.
During the Early Development Phase and during any other period during which the JPT has responsibilities pursuant to Clause 4.3, the JPT, and at any other time, sanofi pasteur, shall be responsible for proposing amendments to the Development Plan. No major amendment to the Development Plan shall be effective until approved by the SC. For the purpose of this Agreement any change to the Development Plan or an Annual Development shall be considered major if the change affects Emergent’s obligations under the Development Plan or any Annual Development Plan, or, in isolation or in aggregate with any other changes not previously approved by the SC, represents a material change to the resources engaged or to be engaged by sanofi pasteur in the Development of a Product, or affect or might be reasonably expected to affect the anticipated timetable for Development of a Product. sanofi pasteur shall provide Emergent with an up to date summary of the Development Plan and any Annual Development Plan within thirty (30) days of the commencement of each Quarter which summaries shall highlight any amendments (whether or not major amendments) made to such plan in the previous Quarter. sanofi pasteur shall promptly answer any queries raised by Emergent in connection with any such summary.

5.3	Annual Development Plan and Budget

As soon as practicable following the Effective Date, and in any event within sixty (60) days following the Effective Date, the JPT shall submit to the SC, and the SC shall review and agree to, the Annual Development Plan for the First Year (or such other period as the SC may decide). For each subsequent Year (or such other period as the SC may decide) prior to or including the anticipated Transition Date and during any other period during which the JPT has responsibilities pursuant to Clause 4.3, the JPT shall prepare a draft Annual Development Plan. For each Year during the Late Development Phase, sanofi pasteur shall prepare a draft Annual Development Plan (unless the JPT has been reconstituted pursuant to Clause 4.1, in which case the JPT shall prepare the draft Annual Development Plan). Each draft Annual Development Plan shall be submitted to the SC for review, modification and if appropriate, as determined by the SC, approval. The JPT or sanofi pasteur, as the case may be, shall manage the preparation and submission of each draft Annual Development Plan (other than the Annual Development Plan for the First Year) in a manner designed to result in approval of such plan, if there is no dispute within the SC, by no later than thirty (30) days prior to the end of the then-current Year or such other date (taking into account the budget cycle of sanofi pasteur) as the SC may decide. Each Annual Development Plan shall describe with reasonable specificity the Development objectives for, and activities to be performed in, the applicable Year (or other period covered by the Annual Development Plan) and an estimated timeline for such activities. During the Early Development Phase and thereafter if and for so long as the Parties agree that any Development Activities shall be conducted by Emergent, each Annual Development Plan shall identify which Development Activities are Emergent Activities and with respect to such Emergent Activities the number of FTEs estimated to be required to perform such activities, the corresponding estimated FTE Cost, and the estimated Emergent Expenses (such estimates for each Year, once approved by the SC, an “Annual Budget”). The Annual Budget for the First Year shall be based on the Indicative Cost Schedule. Each Annual Budget shall be reviewed and if appropriate updated in June of each year or at such other time or times as the SC may agree. No major amendment to an Annual Development Plan shall be effective until approved by the SC. All FTE Costs and Emergent Expenses incurred by Emergent in connection with the Emergent Activities shall be paid by sanofi pasteur in accordance with Clause 5.13.

5.4	The Early Development Phase

5.4.1	Conduct. During the Early Development Phase each Party shall undertake the Development Activities allocated to it in the relevant Annual Development Plan. It is anticipated that the majority of Pre-Clinical Studies and Phase I Studies will be undertaken by Emergent. In particular, Emergent shall, with assistance from sanofi pasteur and at sanofi pasteur’s cost, (i) evaluate and screen the Candidate Antigens and the SC shall select Clinical Candidates as more particularly described in the Outline Candidate Evaluation and Selection Plan; and (ii) Develop Clinical Candidates and undertake Phase I Studies as more particularly described in the Phase I Product and Clinical Development Plan.

5.4.2	Role of the JPT. The JPT shall be responsible for day-to-day management of the Development Programme during the Early Development Phase and any subsequent period during which pre-clinical Development Activities or a Phase I Study are to be undertaken with or in connection with a Programme Antigen, and in particular shall have the responsibilities set out in Clause 4.3. Each of sanofi pasteur and Emergent shall cause its representatives on the JPT to collaborate with the other Party’s representatives in the discharge of those responsibilities. In addition to the reports prepared pursuant to Clause 5.10, each of Emergent and sanofi pasteur shall keep the other informed of the conduct of their respective Development Activities through the JPT and their respective Project Leaders.

5.5	Transition from Early Development to Late Development

5.5.1	Transition Plans. If sanofi pasteur notifies Emergent that it intends to progress a Clinical Candidate into a Phase II Study, the JPT shall prepare and submit to the SC a transition plan for such Clinical Candidate (each a “Transition Plan”), which plan shall provide for the smooth, orderly and cost-effective transfer of principal responsibility for the conduct of Development Activities relating to that Clinical Candidate from Emergent to sanofi pasteur and shall include each Party’s responsibilities (and, with respect to any responsibilities allocated to Emergent, the estimated FTE Costs and Emergent Expenses) and a timetable for such transfer. The Transition Plan shall provide for:
(a)	securing supplies of any Clinical Candidate as required for planned Clinical Studies involving that Clinical Candidate;

(b)	the transfer of copies of all relevant information, files or data relating to the Clinical Candidate;

(c)	the assignment and transfer from Emergent to sanofi pasteur of all of Emergent’s rights, title or interest in or to any Regulatory Documentation and Regulatory Approvals relating to that Clinical Candidate then in Emergent’s name; provided that if the Clinical Candidate is a Co-Exclusive Antigen Emergent shall only be required to grant sanofi pasteur co-exclusive rights in such Regulatory Documentation and Regulatory Approvals; and

(d)	such other matters as the SC may consider appropriate.
5.5.2	Assignment of Regulatory Documentation. Emergent shall, at sanofi pasteur’s cost, duly execute and deliver, or cause to be duly executed and delivered, such instruments and shall do and cause to be done such acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary to give effect to Clause 5.5.1(c).

5.5.3	Transition Costs. All FTE Costs and Emergent Expenses incurred by Emergent in implementing each Transition Plan shall be paid by sanofi pasteur in accordance with Clause 5.13.

5.6	The Late Development Phase

5.6.1	Conduct. During the Late Development Phase each Party shall undertake the Development Activities allocated to it in the Development Plan and the relevant Annual Development Plan. It is anticipated that the majority of such Development Activities will be undertaken by sanofi pasteur. In particular, sanofi pasteur shall, with such assistance from Emergent as may be described in any Annual Development Plan, undertake further research and Development and Clinical Studies as described in the Later Stage Clinical Development Plan including all clinical, regulatory, manufacturing and other work that is required to conduct Phase II Studies and Phase III Studies and as may be necessary to obtain Marketing Authorisation for a Unitary Product in each Major Market Country. In addition to the reports to be provided pursuant to Clause 5.10, sanofi pasteur shall keep the Emergent Project Leader regularly updated as to progress under the Development Plan or any Annual Development Plan.

5.6.2	Additional sanofi pasteur Responsibilities. The JPT shall be disbanded on the Transition Date or on such later date as the Parties may agree. Thereafter, except during such periods as the JPT is reconstituted pursuant to Clause 4.1, sanofi pasteur shall be responsible for proposing and submitting to the SC for review and, where required by this Agreement, approval as to:
(a)	any amendments to the Development Plan or any Annual Development Plan including proposals relating to clinical, regulatory and intellectual property strategy, in each case as appropriate to the stage of the Development Programme; and

(b)	any strategic issues relating to the Development Programme including the progression of Clinical Candidates and the Development of Combination Products.
5.6.3	Demonstration of Presence of SBAs. Subject to this Clause 5.6.3, sanofi pasteur shall commence a Clinical Study with a Clinical Candidate or Product to demonstrate the presence of SBAs in Adolescents within six (6) months of receipt of a final clinical study report demonstrating, in adults, the presence of SBAs in connection with use of a Clinical Candidate or Product. For the purpose of this Agreement, presence of SBAs will be deemed to have been demonstrated against Neisseria meningitidis serogroup B (“Demonstration of Presence of SBAs”), if a Programme Antigen or a Product (i) elicits a [**] fold increase in SBA Activity, as measured with a standard assay system, as identified in the Development Plan, which utilises human complement as the exogenous complement source, against at least [**] percent ([**]%) of a representative panel of Neisseria meningitidis serogroup B strains, in at least [**] percent ([**]%) of the subjects allocated to receive one test vaccine (i.e. at least one dosage with or without adjuvant) (the “Response Rate”); and (ii) satisfies the safety endpoints of that Clinical Study with the very same formulation. Without prejudice to the generality of the foregoing, following the design of the relevant Clinical Study, the Steering Committee will agree the statistical analysis to be performed on the Clinical Study results, including possible determination of the confidence intervals or other statistical measures for the Response Rate endpoint. If the Steering Committee agree statistical limits around the Response Rate endpoint and Demonstration of Presence of SBAs shall also be deemed to have occurred if the Clinical Study results are within these agreed limits and Clause 5.6.3 (ii) is also satisfied. If either the FDA or the European Agency for the Evaluation of Medicinal Products establishes a functional assay other than SBA Activity (an “Alternative Assay”) as an alternative efficacy endpoint for the grant of a Marketing Authorisation for a Meningitis B Product, the Parties shall adopt such Alternative Assay and Demonstration of Presence of SBAs will be deemed satisfied if there is a successful demonstration of such functional activity using the Alternative Assay.

5.7	Incorporation of Additional Antigens

5.7.1	Proposal to incorporate Additional Antigens. The Parties each acknowledge and agree that, although the primary objective of the Development Programme is to Develop a Product comprising only Programme Antigens, the effectiveness of a potential Product for the prevention of Neisseria meningitidis serogroup B may be enhanced by the incorporation of one or more Additional Antigens. Subject to Clause 5.8, sanofi pasteur may propose any such addition (and any corresponding amendments to the Development Plan) during the Early Development Phase or the Late Development Phase provided that sanofi pasteur is able to demonstrate that the proposed Additional Antigen satisfies the Inclusion Criteria. Any such proposal by sanofi pasteur shall be in writing and shall include all information required to determine whether the Additional Antigen satisfies the Inclusion Criteria and shall either be submitted to Emergent or, if sanofi pasteur is not prepared to disclose such information to Emergent, sanofi pasteur shall confirm that such information is available for review by an independent expert in accordance with Clause 5.7.2. Emergent shall within thirty (30) days from the date of such submission notify sanofi pasteur whether it agrees to the inclusion of such Additional Antigen or alternatively that it wishes the matter to be referred to an independent expert in accordance with Clause 5.7.2. If Emergent fails to provide such notice within such thirty (30) day period, Emergent shall be deemed to have consented to the incorporation of such Antigen into the Product or potential Product.

5.7.2	Expert Review. If sanofi pasteur is unable to demonstrate to Emergent’s reasonable satisfaction that any proposed Additional Antigen satisfies the Inclusion Criteria, the Parties shall appoint an independent expert with expertise in the field of vaccine development and licensing reasonably acceptable to both Parties to determine whether the Antigen satisfies the Inclusion Criteria. If the Parties are unable to agree on the identity of the independent expert within ten (10) days of Emergent’s notifying sanofi pasteur that it desires the appointment of such expert, the independent expert shall be appointed by Emergent, and approved by sanofi pasteur, which approval shall not be unreasonably withheld, conditioned or delayed. Within twenty (20) days of such appointment, sanofi pasteur shall furnish to the expert (subject to such obligations of confidentiality and non-use as may be reasonably required by sanofi pasteur) all information necessary for the expert to make such determination with a copy to Emergent, provided that sanofi pasteur shall be entitled to redact sanofi pasteur Confidential Information from such copy. Emergent may also make submissions to the expert, with a copy to sanofi pasteur, within such period. Any such submission shall not, unless the Parties otherwise agree, exceed 15,000 words. Within fifteen (15) days of receipt of the other Party’s summary (or such longer period as may be required to ensure the presence of the expert), there shall be a one-day oral hearing before the expert at which each Party shall be given an equal opportunity to present its own position and hear and respond to the oral presentation given by the other Party. Within fifteen (15) days of such oral hearing each Party may submit a written rebuttal of the other Party’s summary providing that any rebuttal shall not exceed 5,000 words. The expert shall be required by the Parties to use all reasonable efforts to render his decision within sixty (60) days of his appointment or if earlier within thirty days following his receipt of all such information and such decision shall be final and binding upon each of the Parties. Should the expert determine that the proposed Additional Antigen satisfies the Inclusion Criteria, then Emergent shall pay the fees and expenses of the expert. Should the expert determine that the proposed Additional Antigen does not satisfy the Inclusion Criteria, then sanofi pasteur shall pay the fees and expenses of the expert.

5.7.3	Non-discrimination. Whether or not any Additional Antigen satisfies the Inclusion Criteria, sanofi pasteur shall not in any event discriminate against any Programme Antigen and shall make all proposals and decisions relating to the prioritisation and screening of Antigens and the inclusion of any Antigen in a Unitary Product in good faith based on all available technical and scientific information. For the avoidance of doubt in making any such proposal or decision (including pursuant to Clause 3.5.1), sanofi pasteur shall not be entitled to take into account the royalties, milestones or other payments due or potentially due to Emergent with respect to any Programme Antigen or Product pursuant to this Agreement.

5.7.4	sanofi pasteur activities with Programme Antigens. For the avoidance of doubt, sanofi pasteur shall not conduct any activities in relation to the Development of Programme Antigens unless such activities are set out in the Development Plan or any Annual Development Plan and are conducted in accordance with this Agreement as part of the Development Programme.

5.8	Third Party Technology and sanofi pasteur Technology

5.8.1	Independent review of Technology. Prior to the incorporation of any Third Party Antigen into a Product or application to a Product of any Patent Rights licensed to sanofi pasteur, sanofi pasteur shall disclose such Antigen or technology to Emergent and shall, upon Emergent’s request, allow an independent third party access to any relevant licenses granted to sanofi pasteur by Third Parties to verify the terms on which such Antigen or technology is licensed to sanofi pasteur (including any royalty obligations that would form part of the Royalty Burden). If sanofi pasteur incorporates or applies any such Antigen or technology in or to a Unitary Product the licence of such Antigen or technology to sanofi pasteur shall be deemed to be a sanofi pasteur In-Licence and Emergent will be provided with a schedule listing such sanofi pasteur In-License(s) and related Patent Rights. Except as expressly provided in Clause 7.4, no royalties or other consideration paid or payable by sanofi pasteur, its Affiliates or any Sub-Licensees to any Third Party pursuant to any sanofi pasteur In-Licence or any other licence shall be taken into consideration in the calculation of Net Sales hereunder or credited against any amounts owed by sanofi pasteur to Emergent hereunder.

5.8.2	Disclosure of Technology. From time to time throughout the Term, sanofi pasteur shall disclose to Emergent any sanofi pasteur Independent Technology and sanofi pasteur Programme Technology necessary for the conduct of the Emergent Activities.

5.9	Combination Products

Without prejudice to Clause 6.2, sanofi pasteur may at any time after commencement of the Late Development Phase propose Development of a Combination Product. In such event, whether or not there are, at that time, any ongoing Development Activities, any such Development shall be considered to be part of the Development Programme and the Late Development Phase shall be extended or revived as required. Without prejudice to its obligations under this Agreement, sanofi pasteur shall be entitled to make all strategic decisions relating to the Development of Combination Products; provided that sanofi pasteur shall promptly inform Emergent of any such decisions and shall provide such further information and explanation for such decision as Emergent may reasonably request.

5.10	Reports of Development Activities

During the Development Programme, each Party (acting through its Project Leader) shall furnish to the SC:
(a)	within thirty (30) days after the end of each Quarter, summary reports describing its progress under the Annual Development Plan during that Quarter. The format and degree of detail required for such summary reports shall be defined and agreed by the SC with the objective of ensuring that each of the Parties provides an adequate amount of information to the other about its activities pursuant to the Annual Development Plan; and

(b)	within sixty (60) days after the end of each Year or at such other times as the Parties may determine, comprehensive written reports describing in detail the work accomplished by it under the Annual Development Plan during such Year and discussing and evaluating the results of such work.
5.11	Performance by Emergent

In performing the Emergent Activities, Emergent shall use such FTEs as are specified in the relevant Annual Development Plan. Emergent shall notify the SC promptly upon becoming aware of a scientific or technical problem that is likely to preclude Emergent from completing any Emergent Activity with the FTEs set out in the applicable Annual Budget for such Emergent Activity. As part of such notification, Emergent shall provide the SC with a reasonably detailed description of such problem, together with its good faith belief as to the steps necessary to complete such Emergent Activity, if practicable at all, in light of such problem. Upon receipt of such notification, the SC shall then meet within ten (10) days to determine what action to take and Emergent shall not be required to perform the relevant Emergent Activity unless and until the SC resolves how to proceed.

5.12	Performance by sanofi pasteur

5.12.1	Development of a Unitary Product. sanofi pasteur shall use Commercially Reasonable Efforts to Develop a Unitary Product.

5.12.2	sanofi pasteur Diligence. sanofi pasteur warrants and undertakes that it shall at all times prior to the grant of a Marketing Authorisation for a Product in a Major Market Country have at least one Programme Antigen in active clinical Development provided that at least one Programme Antigen has met the Selection Criteria and provided further that:
(a)	if all Programme Antigens have been tested in preclinical Development and none have met the Selection Criteria then sanofi pasteur will have no obligation to conduct clinical activities with any Programme Antigen and the absence of ongoing clinical activities by sanofi pasteur shall not constitute a lack of diligence; and

(b)	if all Programme Antigens that have met the Selection Criteria have been tested in a Phase I Study, and none of the Programme Antigens that have met the Selection Criteria have been found to meet the Primary Inclusion Criteria, then sanofi pasteur will have no obligation to conduct further clinical activities with any such Programme Antigen and the absence of ongoing clinical activities by sanofi pasteur shall not constitute a lack of diligence.
sanofi pasteur shall be deemed to be actively Developing at least one Programme Antigen if a Programme Antigen is in a Phase I Study, a Phase II Study or a Phase III Study.

5.12.3	Clinical Development. Without limiting the generality of Clause 5.12.2:
(a)	sanofi pasteur shall use Commercially Reasonable Efforts to screen all Candidate Antigens to determine whether they meet the Selection Criteria;

(b)	sanofi pasteur shall use Commercially Reasonable Efforts to progress into a Phase I Study any Programme Antigen that meets the Selection Criteria unless there is already a Programme Antigen in a Phase I Study or a later stage of active clinical Development;

(c)	any Programme Antigen in a Phase I Study will be assessed to determine whether it satisfies the Primary Inclusion Criteria;

(d)	subject to paragraph (e) below, sanofi pasteur shall use Commercially Reasonable Efforts to progress into a Phase II Study any Programme Antigen that meets the Primary Inclusion Criteria unless there is already a Product in a Phase II Study or a later stage of active clinical Development;

(e)	provided that if sanofi pasteur has another Programme Antigen in a Phase I Study, sanofi pasteur shall not be obliged to include a Programme Antigen in a Meningitis B Product going into a Phase II Study if each of the Antigens included in that product are superior to that Programme Antigen or the combination of those Antigens is superior to all combinations of all or some of those Antigens with that Programme Antigen;

(f)	if sanofi pasteur (or one of its Affiliates or Sub-Licensees) has a Competitive Product in a Phase II Study or later clinical development or a Competitive Product has been granted a Marketing Authorisation, any Programme Antigen that satisfies the Primary Inclusion Criteria shall be assessed to determine (i) whether it is superior to one or more Sanofi Pasteur Antigens or Third Party Antigens included in that Competitive Product, or (ii) whether a combination of that Programme Antigen with one or more of those Sanofi Pasteur Antigens or Third Party Antigens is superior to the combination of Antigens in the Competitive Product. Superiority shall be determined in accordance with Clause 5.12.4. If it is determined that a Programme Antigen is superior to one or more Antigens included in the Competitive Product or would provide a superior combination of Antigens for use in a Meningitis B Product, sanofi pasteur must either (i) commence a Phase II Study with a Meningitis B Product including the superior Programme Antigen and, if applicable, the best combination of Antigens from the Competitive Product and thereafter actively continue the clinical Development of such Meningitis B Product; or (ii) notify Emergent in writing that it is not progressing a Meningitis B Product including the superior Programme Antigen and, if applicable, the best combination of Antigens from the Competitive Product into a Phase II Study or, if later, that it is suspending the further clinical Development of such Programme Antigen. On sanofi pasteur serving such notice or, if sanofi pasteur does not serve such notice and does not, within three (3) months from the date on which it is determined that the Programme Antigen is superior, commence development activities leading to the commencement of a Phase II Clinical Study with a Meningitis B Product including the superior Programme Antigen and, if applicable, the best combination of Antigens from the Competitive Product, or having commenced such activities suspends active clinical Development of such Programme Antigen, on Emergent serving written notice on sanofi pasteur, all rights in that Programme Antigen (the “Repatriated Antigen”) shall revert to Emergent and Emergent shall be entitled to Exploit such Repatriated Antigen in and outside the Field; and

(g)	if the Programme Antigen assessed pursuant to paragraph (f) above is not superior to the Antigens in the Competitive Product, sanofi pasteur shall be entitled to suspend further clinical Development of such Programme Antigen provided that, and for so long as, sanofi pasteur has another Programme Antigen in a Phase I Study or a later stage of active clinical Development.
For the avoidance of doubt, sanofi pasteur’s obligations in relation to the clinical Development of Programme Antigens shall cease on the grant of a Marketing Authorisation for a Product in a Major Market Country.

5.12.4	Superiority of Antigens. For the purposes of this Agreement, a Programme Antigen will be deemed to be superior to a sanofi pasteur Antigen or Third Party Antigen (as the case may be) if that Programme Antigen, had its characteristics been known at the time sanofi pasteur decided which Antigens would be included in the Competitive Product, would, applying the principles of non-discrimination set out in Clause 5.7.3, have been included standing alone or with other Antigens in a Meningitis B Product. The assessment of the relative superiority of Antigens shall be made on the basis of the same tests or assessments for each Antigen, including protection coverage against the same representative panel of clinically relevant Neisseria meningitidis serogroup B strains for each Antigen, immunogenicity, potential synergistic effects when in combination with other Antigens and the optimum protection coverage obtained with combinations of Antigens. The level of SBA or readout from any Alternative Assay considered to confer protection shall be applied equally to all Antigens. One Antigen shall not be considered superior to another on the basis of tests or assessments that may not be applied equally to both Antigens. Activities required to generate the data required to allow determination of the relative superiority of Antigens will be included in the Development Plan and Annual Development Plan and will be completed prior to the end of Phase I clinical development for the relevant Antigen.

5.12.5	Co-Exclusive Antigens. If prior to the grant of a Marketing Authorisation for a Product in a Major Market Country, sanofi pasteur suspends development of a Programme Antigen in accordance with Clause 5.12.3(g) and at the time of such suspension has or subsequently obtains a Marketing Authorisation for any Competitive Product, Emergent and sanofi pasteur shall have co-exclusive rights to Exploit such Programme Antigen (a “Co-Exclusive Antigen”) unless sanofi pasteur has and continues to have a Product incorporating a Programme Antigen in a Phase II Study or later active clinical Development. A Co-Exclusive Antigen shall remain a Programme Antigen but once a Programme Antigen has become a Co-Exclusive Antigen it shall remain a Co-Exclusive Antigen even if sanofi pasteur subsequently commences a Phase II Study or any later clinical Development with it or a different Programme Antigen.

5.12.6	Expert Determination. If sanofi pasteur is unable to demonstrate to Emergent’s reasonable satisfaction that a Programme Antigen is being Developed as required pursuant to this Clause 5.12, Emergent shall notify sanofi pasteur and the Parties shall appoint an independent expert with expertise in the field of vaccine development and licensure reasonably acceptable to both Parties to determine whether the Programme Antigen (i) satisfies the Selection Criteria and the Primary Inclusion Criteria; and (ii) is superior to any sanofi pasteur Antigen or Third Party Antigen in active clinical Development. If the Parties are unable to agree on the identity of the independent expert within ten (10) days of Emergent notifying sanofi pasteur that it wishes the appointment of such expert, the independent expert shall be appointed by Emergent, and approved by sanofi pasteur, which approval shall not be unreasonably withheld, conditioned or delayed. Within twenty (20) days of such appointment, each of the Parties shall furnish to the expert (subject to such obligations of confidentiality and non-use as may be reasonably required by them), with a copy to the other Party, a written summary of such Party’s position and any relevant evidence supporting such position including all information necessary for the expert to make such determination. Any such written summary and evidence shall not, unless the Parties otherwise agree, exceed 15,000 words. Within fifteen (15) days of receipt of the other Party’s summary (or such longer period as may be required to ensure the presence of the expert) there shall be a one-day oral hearing before the expert at which each Party shall be given an equal opportunity to present its own position and hear and respond to the oral presentation given by the other Party. Within fifteen (15) days of such oral hearing each Party may submit a written rebuttal of the other Party’s summary providing that any rebuttal shall not exceed 5,000 words. The expert shall be required by the Parties to use all reasonable efforts to render his decision within thirty days following his receipt of all such summaries and information and such decision shall be final and binding upon each of the Parties. Should the expert find in favour of Emergent, then sanofi pasteur shall pay the fees and expenses of the expert. Should the expert find in favour of sanofi pasteur, then Emergent shall pay the fees and expenses of the expert.

5.13	Development Funding

sanofi pasteur shall pay Emergent (i) the aggregate FTE Cost for all FTEs, and (ii) the amount of all Emergent Expenses incurred by Emergent in accordance with the Indicative Cost Schedule, any Annual Budget or Transition Plan. On the date of this Agreement and on the first day of each subsequent Quarter, sanofi pasteur shall make a payment in pounds sterling (£) equal to the estimated FTE Cost and Emergent Expenses for the Quarter commencing on the Effective Date and thereafter each subsequent Quarter and, in relation to the payment to be made on the date of this Agreement, FTE Costs of £[**] and Emergent Expenses of £[**] incurred between 1 January 2006 and the Effective Date, as reflected in the then-current Indicative Cost Schedule, Annual Budget or Transition Plan provided that each such payment shall be made against an invoice issued by Emergent. Emergent acknowledges that sanofi pasteur may not be able to pay invoices received by sanofi pasteur in a particular month before the tenth day of the following month. Each of the Parties will use reasonable endeavours to ensure that invoices for each Quarter are issued at least one month prior to end of the immediately preceding Quarter to enable payment by sanofi pasteur against such invoice on or before the first day of each Quarter. Emergent shall provide sanofi pasteur with annual reconciliation statements that specify the actual number of FTEs and the actual Emergent Expenses for the last four (4) Quarters in the aggregate within sixty (60) days of the completion of each Year. If, with respect to a particular Year:
(a)	the actual FTE Cost plus the Emergent Expenses specified in such annual reconciliation statement is less than the amount paid by sanofi pasteur to Emergent with respect to that Year, such excess shall be set against the amounts due to Emergent with respect to forthcoming Emergent Activities until such balance is zero or if no such activities are contemplated, repaid to sanofi pasteur; or

(b)	the actual FTE Cost plus the Emergent Expenses specified in such annual reconciliation statement is more than the amount actually paid by sanofi pasteur to Emergent with respect to that Year, sanofi pasteur shall pay the deficiency within thirty (30) days of the date of such statement.
5.14	Funding Audit Rights

Emergent shall keep complete and accurate books and financial records pertaining to its costs and expenses of conducting the Emergent Activities (including duly completed Activity Forms), which books and financial records shall be retained by Emergent until three (3) years after the end of the Year to which they pertain. sanofi pasteur shall have the right to appoint at its expense an independent certified public accountant reasonably acceptable to Emergent to inspect and audit, during normal business hours and upon reasonable prior written notice, the books and financial records of Emergent relating to its costs and expenses of conducting the Emergent Activities during any Year; provided that sanofi pasteur shall not have the right to inspect or audit any Year more than once and will not go back over records more than three (3) years old unless a discrepancy is found. All books and financial records made available for inspection or audit shall be deemed to be Emergent Confidential Information.

5.15	Terminated Antigens

If having been evaluated in accordance with the Outline Candidate Evaluation and Selection Plan, the SC determines that a Programme Antigen is not to be prioritised or is not to be selected as a Clinical Candidate, the SC shall consider whether such Programme Antigen can be a back-up Antigen and may or may reasonably be likely at a later point during the Development Programme to be subject to further Development Activities. If the SC determines that such Programme Antigen will not, or may not, be subject to further Development Activities then such Programme Antigen shall be designated a Terminated Antigen.

5.16	Employees, Consultants, Agents and Sub-contractors

Each Party undertakes that any of its employees, consultants, agents or sub-contractors engaged in any Development Activities shall be bound by obligations of confidentiality and non-use consistent with the terms of this Agreement and shall be bound by an agreement pursuant to which he, she or it is obliged to:
(a)	follow such Party’s policies and procedures regarding reporting any invention, discovery, process, software programme, information, Know How or Material characterised, conceived, developed, derived, discovered, generated, identified or otherwise made by such person in the course of his or her employment or its retainer with such Party;

(b)	assign to such Party all of his or her right, title and interest in and to any such invention, discovery, process, software program, information, Know How or Material characterised, conceived, developed, derived, discovered, generated, identified or otherwise made by such person in the course of his or her employment or its retainer with such Party, including any intellectual property or proprietary right thereto;

(c)	co-operate in the preparation, filing, prosecution, maintenance, defence and enforcement of any Patent Rights claiming the same; and

(d)	perform all acts and sign, execute, acknowledge and deliver any and all papers, documents and instruments required for effecting the obligations and purposes of that agreement.
6.	COMMERCIALISATION OF PRODUCT

6.1	Commercialisation Activities

Subject to the terms and conditions of this Agreement, sanofi pasteur shall have sole discretion over, and sole responsibility for, the Commercialisation of Products in the Territory including all decisions with respect to medical affairs, pricing, product launch, marketing, and sales activities. sanofi pasteur shall have sole responsibility for all costs and expenses in connection with such Commercialisation activities. sanofi pasteur shall conduct all Commercialisation activities in compliance in all material respects with all requirements of Applicable Law.

6.2	sanofi pasteur Diligence

sanofi pasteur shall use Commercially Reasonable Efforts:
(a)	to Commercialise a Unitary Product in each Major Market Country; and

(b)	if a Combination Product is Developed, to Commercialise such Combination Product in each Major Market Country.
sanofi pasteur shall Commercialise each Product (whether a Unitary Product or a Combination Product) in accordance with the Commercialisation Plan for such Product.

6.3	Commercialisation Plan

No later than six (6) months prior to the anticipated date of submission to any Regulatory Authority in any Major Market Country of the first application for a Marketing Authorisation for any Product (whether a Unitary Product or a Combination Product), sanofi pasteur shall prepare and provide to Emergent a Commercialisation Plan for such Product. That Commercialisation Plan shall include the matters referred to in the Outline Commercialisation Plan. sanofi pasteur shall consider in good faith any comments made by Emergent. Each Commercialisation Plan shall be updated by sanofi pasteur and submitted to the SC as provided for in this Clause 6.3 not less than annually. Within thirty (30) days of the submission of any Commercialisation Plan or any amendment or update to a Commercialisation Plan, the SC shall, if so requested by Emergent, meet to review and consider that plan or amendment.

6.4	Commercialisation Reports

sanofi pasteur shall keep Emergent reasonably informed of the progress of sanofi pasteur’s efforts to Commercialise any Product in the Field in the Territory through semi-annual reports, which reports shall summarise sanofi pasteur’s efforts to Commercialise such Product in accordance with the Commercialisation Plan for such Product.

6.5	Development and Use of Trademarks

sanofi pasteur shall have the sole right, in its sole discretion (but in consultation with Emergent) to determine the Trademarks to be used with respect to any Product throughout the Territory (such Trademarks, the “Product Trademarks”); provided however, that sanofi pasteur shall not, and shall not permit its Affiliates, to use in their respective businesses, any Trademark that is confusingly similar to, misleading or deceptive with respect to, or that dilutes any of the Trademarks used by Emergent or its Affiliates in their respective businesses.

6.6	Combination Products

Without prejudice to its obligations under this Agreement, sanofi pasteur shall be entitled to make all strategic decisions relating to the Commercialisation of

Combination Products including in relation to launch and pricing; provided that sanofi pasteur shall promptly inform Emergent of any such decisions and shall provide such further information and explanation of such decision as Emergent may reasonably request.

6.7	Emergent Distribution Option

In the event that sanofi pasteur wishes to appoint a Third Party to distribute, co-market or co-promote any Product, or act as its sales representative or commissionaire for any Product, in any country in the Territory or is contemplating any similar arrangement, sanofi pasteur shall notify Emergent accordingly and shall, at Emergent’s request, and to the extent that any contractual obligation that sanofi pasteur may have with Third Parties does not prohibit it from doing so, consider Emergent as a potential appointee in such country and in deciding which (if any) person to appoint in such country shall in all respects treat Emergent equally with any Third Party being considered for such appointment.

7.	MILESTONE AND ROYALTY PAYMENTS

7.1	Upfront Fee

sanofi pasteur shall pay Emergent a non-refundable, non-creditable upfront fee in the amount of Three Million Euros (€ 3,000,000) in immediately available funds on the date of this Agreement provided that such payment shall be made against an invoice issued by Emergent.

7.2	Milestone Payments

7.2.1	Milestone Events. sanofi pasteur shall, with respect to the Products, make each of the following non-refundable, non-creditable payments to Emergent in accordance with Clause 7.2.2 on the first occurrence of the corresponding milestone event:

Milestone
	Milestone Event	Payments
1	[**]	€ [**]
2	[**]	€ [**]
3	[**]	€ [**]
4	[**]	€ [**]
5	[**]	€ [**]
6	[**]	€ [**]
7	[**]	€ [**]
8	[**]	€ [**]

Milestone
	Milestone Event	Payments
9	[**]	€ [**]
10	[**]	€ [**]
11	[**]	€ [**]

7.2.2	Notice that a Milestone Event has Occurred and Payment. sanofi pasteur or Emergent (as the case may be) shall provide the other Party with prompt written notice upon each occurrence of a milestone event set out in Clause 7.2.1. On such occurrence, Emergent shall issue an invoice for the amount due and sanofi pasteur shall pay such within ten (10) days of the end of the calendar month in which it received such invoice.

7.2.3	Milestone payments paid only once. For the avoidance of doubt (a) milestones 1 to 11 (inclusive) set forth in Clause 7.2.1 shall be payable no more than once, irrespective of the number of trigger events associated with any such given milestone and irrespective of whether the milestone is triggered by the activities of sanofi pasteur, its Affiliates or any Sublicensee; and (b) each of milestones 1 to 5 (inclusive) are payable prior to milestones 6 or 8 and if any of milestones 1 to 5 (inclusive) has not been paid when either milestone 6 or 8 becomes payable sanofi pasteur shall immediately pay such unpaid milestone.

7.2.4	Definition. For the purpose of this Clause 7.2 an “Efficacy and Effectiveness Study” means a study designed and sufficiently powered to show that a vaccine candidate confers a reduction in the infection rate in cases per thousand or the reduction of clinical signs of confirmed serogroup B meningococcal disease in immunized populations (“Efficacy”) and demonstrates direct and indirect protection or any clinical benefit obtained in a vaccinated population (“Effectiveness”).

7.3	Royalties

In consideration of the licences granted by Emergent to sanofi pasteur under Clause 8.1 and in recognition of Emergent’s contribution to the Development Programme and Emergent’s joint ownership with sanofi pasteur of the Joint Technology, sanofi pasteur shall, subject to the terms and conditions of this Agreement, pay Emergent on a country-by-country basis royalties in an amount equal to the following:
(a)	[**] percent ([**]%) of, in the case of a Unitary Product, the aggregate Net Sales and, in the case of a Combination Product, the aggregate Adjusted Combination Net Sales, in each case in a country, provided that the Emergent Patent Rights or Joint Patent Rights in such country include at least one Valid Claim covering the Product;

(b)	[**] percent ([**]%) of, in the case of a Unitary Product, the aggregate Net Sales and, in the case of a Combination Product, the aggregate Adjusted Combination Net Sales, in each case in any country in which the Exploitation of such Product would not infringe a Valid Claim of Emergent Patent Rights or Joint Patent Rights (or, for the avoidance of doubt, there are no Emergent Patent Rights or Joint Patent Rights); and

(c)	[**] percent ([**]%) of any license fees, upfront payments or milestones received by sanofi pasteur or any of its Affiliates from any Sub-Licensee provided that if a milestone is payable by such Sub-Licensee to sanofi pasteur or one of its Affiliates on the occurrence of one of the events listed in Clause 7.2.1, sanofi pasteur shall only be required to pay a royalty of [**] percent ([**]%) on the amount (if any) by which the milestone payable by the Sub-Licensee on such occurrence exceeds the amount payable by sanofi pasteur to Emergent on such occurrence pursuant to Clause 7.2.1.
7.4	Adjustment of Royalty Rate

7.4.1	Royalty under Clause 7.3(a). If a Unitary Product (whether developed and launched as a stand alone product or as a constituent of a Combination Product) contains one or more Additional Antigens, the royalty payable pursuant to Clause 7.3(a) shall be adjusted according to the number of Programme Antigens compared to the total number of Programme Antigens and Additional Antigens in such Unitary Product as follows:
Number of Programme Antigens and Additional Antigens in a Unitary Product

		[**]	[**]	[**]	[**]	[**]
Number of Programme Antigens in that Unitary Product	[**]	[**]	[**]	[**]	[**]	[**]
	[**]		[**]	[**]	[**]	[**]
	[**]			[**]	[**]	[**]
	[**]				[**]	[**]
	[**]					[**]
provided that, if the aggregate royalties payable by sanofi pasteur to (i) Emergent as set out in the table above; and (ii) any Third Party pursuant to a sanofi pasteur In-Licence on the sale of the Unitary Product (whether sold as a stand alone product or as a constituent of a Combination Product) in the relevant country if and to the extent that such royalty is payable for access to a Third Party Antigen in the Unitary Product or any adjuvant or for access to any technology necessary or reasonably useful for the manufacture of any Programme Antigen or Additional Antigen incorporated in such Unitary Product but, for the avoidance of doubt, excluding any technology relating to delivery of the Product, ((i) and (ii) in aggregate, the “Royalty Burden”) are equal to or less than [**] percent ([**]%) of Net Sales of such Unitary Product or, if the Unitary Product is sold as a constituent of a Combination Product, [**] percent ([**]%) of Adjusted Combination Net Sales of such Combination Product, the royalty payable to Emergent pursuant to Clause 7.3(a) shall not be less than [**] percent ([**]%). If on a recalculation of the Royalty Burden to include such increased royalty to Emergent the Royalty Burden would be more than [**] percent ([**]%), such royalty shall be reduced so that the Royalty Burden calculated to include the revised royalty payable to Emergent equals [**] percent ([**]%). For the avoidance of doubt, the royalty payable to Emergent pursuant to Clause 7.3(a) shall not in any event be less than the applicable amount provided for in the royalty grid in this Clause 7.4.1. The Royalty Burden shall be calculated at the time of the relevant sale of the Unitary

Product or the Combination Product (as the case may be) and no specific royalty shall be counted more than once.

7.4.2	Royalty under Clause 7.3(b). If a Unitary Product (whether developed and launched as a stand alone product or as a constituent of a Combination Product) contains one or more Additional Antigens the royalty payable pursuant to Clause 7.3(b) shall be adjusted according to the number of Programme Antigens compared to the total number of Programme Antigens and Additional Antigens in that Unitary Product as follows:
Number of Programme Antigens and Additional Antigens in a Unitary Product

		[**]	[**]	[**]	[**]	[**]
Number of Programme Antigens in that Unitary Product	[**]	[**]	[**]	[**]	[**]	[**]
	[**]		[**]	[**]	[**]	[**]
	[**]			[**]	[**]	[**]
	[**]				[**]	[**]
	[**]					[**]
provided that, if the Royalty Burden is equal to or less than [**] percent ([**]%) of Net Sales of such Unitary Product, or, if such Unitary Product is sold as a constituent of a Combination Product, [**] percent ([**]%) of Adjusted Combination Net Sales of such Combination Product, the royalty payable to Emergent pursuant to Clause 7.3(b) shall not be less than [**] percent ([**]%). If on a recalculation of the Royalty Burden to include such increased royalty to Emergent the Royalty Burden would be more than [**] percent ([**]%), such royalty shall be reduced so that the Royalty Burden calculated to include the revised royalty payable to Emergent equals [**] percent ([**]%). For the avoidance of doubt, the royalty payable to Emergent pursuant to Clause 7.3(b) shall not in any event be less than the applicable amount provided for in the royalty grid in this Clause 7.4.2.

7.4.3	Minimum Royalties for Combination Products. If the Product is sold as a Combination Product, the royalty payable to Emergent pursuant to Clause 7.3 (as adjusted pursuant to Clause 7.4.1 or Clause 7.4.2, if applicable) shall be subject to a minimum as set out in the definition of Net Sales.

7.4.4	Verification of Royalty Burden. If at any time during the Term, either or both Clauses 7.4.1 or 7.4.2 apply to reduce the royalty payable pursuant to Clause 7.3, Emergent shall be entitled to appoint an independent Third Party to verify the applicable Royalty Burden. sanofi pasteur shall provide such Third Party with all information necessary for him to verify the applicable Royalty Burden including access to any agreements pursuant to which a royalty included in the Royalty Burden is payable and any other information necessary to explain or verify the amount of such royalty with respect to any country at the relevant time. All agreements and information made available for inspection shall be deemed to be sanofi pasteur Confidential Information. For the avoidance of doubt, any such Third Party shall prior to such inspection enter into a non-disclosure agreement in a form reasonably acceptable to sanofi pasteur. The Third Party shall disclose to the Parties the correct Royalty Burden for the relevant country at the relevant time and the specific details concerning any discrepancy with sanofi pasteur’s calculation of the Royalty Burden but no other information shall be provided to Emergent.

7.4.5	Worked Examples. The Parties have set forth in Schedule 10 illustrative examples of the calculation of royalties that would be payable on Unitary Products and Combination Products in certain circumstances pursuant to Clauses 7.3 and 7.4.

7.5	Royalty Term

sanofi pasteur’s obligation to pay royalties to Emergent under Clause 7.3 on Net Sales shall terminate, on a country-by-country basis, with respect to any Product on the later to occur of (i) the [**] anniversary of the First Commercial Sale in such country; and (ii) the expiration date in such country of the last to expire of any Emergent Patent Rights or Joint Patent Rights that include at least one Valid Claim covering such Product in such country. Upon termination of the royalty obligations of sanofi pasteur under this Clause 7.5 in a country, the licence grants to sanofi pasteur in Clause 8.1 shall become non-exclusive, irrevocable and fully paid-up with respect to such country and Net Sales of such Product in such country shall be excluded from the royalty calculations set out in Clause 7.3.

7.6	Royalty Statements

7.6.1	Written Reports. During the Term, following the First Commercial Sale, sanofi pasteur shall on or before the thirtieth (30th) day following the end of each Quarter deliver to Emergent a written report for that Quarter showing, in each case on a country-by-country basis:
(a)	invoiced sales, Net Sales and, if applicable, Adjusted Combination Net Sales (including the calculation of Adjusted Combination Net Sales);

(b)	the number of units of Product sold;

(c)	if there has been any adjustment to the royalty rate pursuant to Clause 7.4, the basis and calculation of such adjustment and a breakdown of the Royalty Burden;

(d)	the amount of royalties due on such Net Sales or Adjusted Combination Net Sales (calculated in accordance with GAAP and Clauses 7.3 and 7.4); and

(e)	all license fees, upfront payments or milestones received by sanofi pasteur or any of its Affiliates from any Sub-Licensee and the amount payable pursuant to Clause 7.3(c).
7.6.2	Invoices. sanofi pasteur shall, at the same time as it delivers each written report required by Clause 7.6.1, submit to Emergent a model form invoice for the amount of royalties shown in each such written report to be due. Emergent shall issue an invoice for the royalties payable according to such written report and such model form invoice. sanofi pasteur acknowledges and agrees that all such invoices shall be issued by Emergent in reliance on the information provided by sanofi pasteur. Neither the issue of any such invoice nor receipt of payment, shall be, nor shall either be deemed to be, acceptance by Emergent of the accuracy of any written report and shall in each case be without prejudice to Emergent’s rights to audit or dispute the amount of royalties payable.

7.6.3	Payments. sanofi pasteur shall, within ten (10) days of the end of the month in which it receives the relevant invoice in accordance with Clause 7.6.2, pay to Emergent or, if not prohibited by law, to whomsoever Emergent shall direct in writing (provided that, for the avoidance of doubt, the provisions of Clause 7.9.1 shall continue to apply to any payment to any such designee and sanofi pasteur shall not be required to incur any additional cost as a result of a payment to any such designee), in Euros to a bank designated in writing by Emergent (such designation to include relevant wiring instructions), or in such other manner as may be agreed between the Parties from time to time, the amount stated in such invoice.

7.6.4	Currency Conversions. Where the Product is sold in a currency other than Euros all amounts payable will first be calculated in the currency of sale and then converted by sanofi pasteur into Euros at the mid-market exchange rate(s) quoted by Barclays Bank plc in London (or such other bank as the Parties may agree from time to time) for Euros in exchange for that other currency on the final day of the period to which the payment relates.

7.7	Records and Audits

7.7.1	Records. sanofi pasteur shall keep, and shall cause its Affiliates and Sub-Licensees to keep, complete and accurate books and financial records containing all data necessary for the calculation of the amounts payable by sanofi pasteur pursuant to this Agreement including with respect to the calculation and actual payment of the Royalty Burden, which books and financial records shall be kept in accordance with GAAP and shall be retained by sanofi pasteur, and its Affiliates and Sub-Licensees as appropriate, until three (3) years after the end of the Year to which they relate.

7.7.2	Audit Procedure. Upon the written request of Emergent, sanofi pasteur shall permit an independent certified public accounting firm of internationally recognised standing selected by Emergent, and reasonably acceptable to sanofi pasteur, to inspect and audit, during normal business hours and upon reasonable prior written notice, such of the records of sanofi pasteur as may be reasonably necessary to verify the accuracy of the reports provided in accordance with Clause 7.6; provided that Emergent shall not have the right to inspect or audit records for any Year more than once or records more than three (3) years old unless a discrepancy is found. If such accounting firm concludes that sanofi pasteur owed additional amounts to Emergent during such period, sanofi pasteur shall pay Emergent the difference between the amount actually owed, as determined by the accounting firm, and the amount actually paid by sanofi pasteur, with interest calculated in accordance with Clause 7.8 from the date originally due to the date of payment, within thirty (30) days after the date on which such accounting firm’s written report is delivered to sanofi pasteur. If the accounting firm determines that there has been an underpayment, sanofi pasteur shall bear all costs related to such audit otherwise Emergent shall bear the cost of such audit. All books and financial records made available for inspection or audit shall be deemed to be sanofi pasteur Confidential Information. For the avoidance of doubt, any such independent accounting firm shall, prior to such inspection, enter into a non-

disclosure agreement in a form reasonably acceptable to sanofi pasteur. The accounting firm shall disclose to the Parties whether nor not the payment in question was accurately calculated by sanofi pasteur and the specific details concerning any discrepancies but no other information shall be provided to Emergent.

7.7.3	Access to Sub-Licensees. sanofi pasteur shall include in each sub-licence granted by it pursuant to this Agreement a provision requiring the Sub-Licensee to make reports to sanofi pasteur, to keep and maintain records of sales made pursuant to such sub-licence and to grant access to such records by Emergent’s independent accountant to the same extent required of sanofi pasteur under this Agreement.

7.8	Interest

All amounts due from sanofi pasteur to Emergent under this Agreement shall be paid by wire transfer in immediately available funds to an account designated by Emergent. Any payment that is not paid on the date such payment is due under this Agreement shall bear interest at a rate equal to the lesser LIBOR plus two (2) percentage points and the maximum rate permitted by law, calculated on the number of days such payment is delinquent, compounded monthly. For the purposes of this Agreement LIBOR shall mean the London Interbank Offered Rate as calculated by the British Bankers’ Association or, if LIBOR ceases to be available, the base rate of a London bank selected by Emergent.

7.9	Withholding

7.9.1	Payments. Any consideration payable by either Party shall be paid free and clear of any deduction or withholding for or on account of tax, setoffs or counterclaims whatsoever, save for any deduction or withholding required by Applicable Law. Where such a deduction or withholding is required to be made, the Party making the deduction or withholding shall give the other Party such assistance as may be necessary or expedient to enable that other Party to claim exemption therefrom or a reduction thereof and upon request of such other Party shall provide documentation in a form sufficient to evidence the payment of the tax. Such assistance shall include the provision by sanofi pasteur to Emergent of such forms as the relevant tax authority may require Emergent to complete.

7.9.2	Information to be provided by Emergent. Emergent shall complete and return to sanofi pasteur any form provided by sanofi pasteur that is required by the relevant tax authorities from time to time (including, if required, prior to the first payment in any calendar year) to (i) attest Emergent’s fiscal residence and (ii) obtain the application of the reduced withholding tax rate or the exemption of withholding tax rate, according to the relevant bilateral convention for the prevention of double taxation. In the event that Emergent fails to return to sanofi pasteur such forms duly completed and signed before the due date for the relevant payment, sanofi pasteur will, if and to the extent required by Applicable Law, declare and pay withholding tax at the rate prescribed by Applicable Law, and such tax will be deducted from the amount payable by sanofi pasteur to Emergent. sanofi pasteur shall remit the withholding tax to the proper tax authority and proof of payment of such tax shall be secured and sent to Emergent as evidence of such payment; provided, however, that Emergent may, at any time prior to a payment due date, specify a later due date for payment, and sanofi pasteur shall delay making such payment to such later due date (without incurring any liability pursuant to Clause 7.8), in order to provide Emergent with additional time in which to obtain the required information or otherwise secure approval for exemption of withholding tax or reduction of the withholding tax rate.

7.10	VAT

If VAT is payable on any supply by either Party under this agreement, the Party receiving the supply shall, in addition to any consideration due hereunder with respect to such supply, promptly pay to the Party making the supply the amount of such VAT upon receipt of a valid VAT invoice in the prescribed form with respect to such supply.

7.11	Changing Standards

Each Party shall consider in good faith, and not unreasonably refuse, any request by the other Party to modify any reporting requirements or provisions relating to records as set out in this Agreement in a manner necessary to permit the requesting Party to comply with any reporting or financial standards applicable to it or its Affiliates from time to time.

8.	LICENCE GRANTS

8.1	Emergent Licence Grants

8.1.1	Licence under Emergent Technology. Subject to the terms of this Clause 8.1.1 and the other terms of this Agreement, Emergent hereby grants to sanofi pasteur an exclusive (even as to Emergent) worldwide licence during the term of this Agreement in the Territory in the Field, with the right, subject to Clause 8.1.3, to grant sub-licences, under the Emergent Technology and Emergent’s right and interest in Joint Technology:
(a)	to research and Develop any Programme Antigen; and

(b)	to Exploit any Product;
provided that (i) no Product shall include, and Emergent grants no rights to Exploit, any Terminated Antigen or Repatriated Antigen; and (ii) Emergent expressly reserves for itself such rights as may be necessary or reasonably useful to (A) perform the tasks assigned to it in the Development Plan and any Annual Development Plan and to conduct the Emergent Activities in accordance with this Agreement; (B) Exploit any Terminated Antigen outside the Field; (C) Exploit any Repatriated Antigen in or outside the Field; and (D) Exploit any Co-Exclusive Antigen in or outside the Field provided that such rights shall, in the Field, be co-exclusive with sanofi pasteur. For the avoidance of doubt, sanofi pasteur shall have no right to research, Develop or otherwise Exploit any Terminated Antigen or Repatriated Antigen, and Emergent will have no right to research, Develop or otherwise Exploit any Terminated Antigen in the Field.

8.1.2	Regulatory Documentation. Subject to the other terms of this Agreement, Emergent and its Affiliates hereby grant to sanofi pasteur and its Affiliates a co-exclusive (with Emergent and its Affiliates) licence and right of reference in the Territory during the term of this Agreement, with the right to grant sub-licences subject to Clause 8.1.3, under Emergent’s rights and interests in the Regulatory Documentation for or relating to any Clinical Candidate or Product to the extent not otherwise assigned pursuant to Clause 5.5.2 so as to enable sanofi pasteur to exercise its rights under the grants set out in Clause 8.1.1. Emergent shall, as soon as reasonably practicable following sanofi pasteur’s written request, provide sanofi pasteur with access to all such Regulatory Documentation and all information contained therein.

8.1.3	Right to Sublicense. sanofi pasteur shall be entitled to grant sublicences under the rights granted pursuant to Clause 8.1.1 and 8.1.2 subject to Emergent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. In the event that sanofi pasteur wishes to obtain Emergent’s consent to a proposed sublicence pursuant to Clause 8.1.1 or Clause 8.1.2, sanofi pasteur shall provide written notice to Emergent of the proposed sublicence at least thirty (30) days prior to its execution and provide copies to Emergent of each such sublicence with the financial terms redacted but otherwise substantially in the form to be executed at least ten (10) Business Days prior to such execution. Within ten (10) Business Days of execution of such sublicence, sanofi pasteur shall provide a copy of the sublicence in the form executed. For the avoidance of doubt, any such sublicence shall be consistent with the terms of this Agreement (including with regard to audit rights and confidentiality) and shall not relieve sanofi pasteur of its obligations pursuant to this Agreement. Sub-Licensees shall not be entitled to grant further sublicenses under the Emergent Technology or Joint Technology.

8.2	Materials

Emergent hereby grants to sanofi pasteur the right to use Materials provided by Emergent to sanofi pasteur pursuant to this Agreement provided that any such Materials including any replication, copy, progeny or derivative thereof and any Materials derived from such Materials (the “Emergent Materials”), shall be used solely for the Development Activities as provided in the Development Plan or any Annual Development Plan and in compliance with Applicable Law. sanofi pasteur shall not make any Emergent Materials available to any Third Party without Emergent’s prior written consent. Any Emergent Materials are provided subject to Clause 12.2 and all right, title and interest in and to any such Emergent Materials shall be, and remain, vested in Emergent.

8.3	sanofi pasteur Licence Grants

8.3.1	Development. Subject to the other terms of this Agreement, sanofi pasteur and its Affiliates hereby grant to Emergent and its Affiliates a non-exclusive (with sanofi pasteur), royalty-free, worldwide licence, without the right to grant sub-licences (except as necessary or reasonably useful in connection with any engagement by Emergent of a Third Party to conduct any Emergent Activity as provided for in any Annual Development Plan), under the sanofi pasteur Technology and sanofi pasteur’s right and interest in the Joint Technology solely to conduct Emergent Activities.

8.3.2	Repatriated Antigens and Co-Exclusive Antigens. Subject to the other terms of this Agreement, sanofi pasteur and its Affiliates hereby grant to Emergent and its Affiliates (a) an exclusive, royalty-free, worldwide licence, with the right to grant sub-licences under sanofi pasteur’s right and interest in the Joint Technology to

Exploit Repatriated Antigens in and outside the Field; and (b) a co-exclusive (with sanofi pasteur), royalty-free, worldwide licence, with the right to grant a Third Party a sub-licence under sanofi pasteur’s right and interest in the Joint Technology to Exploit Co-Exclusive Antigens in and outside the Field. For the purpose of this Agreement, Emergent’s co-exclusive right to Exploit the Co-Exclusive Antigens shall mean that Emergent is entitled to Exploit the Co-Exclusive Antigens itself or license or sub-license one Third Party to Exploit the Co-Exclusive Antigens, in or outside the Field.

8.4	No Other Rights

For avoidance of doubt, no Party or any of its Affiliates shall have any right, express or implied, to the Know How, Patent Rights or other intellectual property of the other Party, except as expressly provided in Clauses 8.1, 8.2, 14.1 and 14.3.

9.	INTELLECTUAL PROPERTY

9.1	Ownership of Intellectual Property

9.1.1	Emergent Intellectual Property. Subject to the licence granted by Emergent to sanofi pasteur in Clause 8.1, as between the Parties, Emergent shall own and retain all right, title and interest in and to the Emergent Technology.

9.1.2	sanofi pasteur Intellectual Property. Subject to the licence granted by sanofi pasteur to Emergent in Clause 8.3, as between the Parties, sanofi pasteur shall own and retain all right, title and interest in and to the sanofi pasteur Technology.

9.1.3	Joint Intellectual Property. As between the Parties, each Party shall own an undivided one-half interest in and to the Joint Technology. Except as expressly provided for in this Agreement, neither Party shall use, or permit any Third Party to use, any Joint Technology for any purpose, other than the Development or Commercialisation of a Programme Antigen or Product in accordance with this Agreement, without the prior written consent of the other Party.

9.1.4	Determination of Ownership. The determination of whether any Technology is made, developed or conceived by or on behalf of a Party in the conduct of the Development Programme, and consequently the ownership of such Technology, shall be determined in good faith by both Parties in accordance with Applicable Law of the United States. All such determinations shall be documented to ensure that any applications for Patent Rights reflect appropriate inventorship and that inventions and Patent Rights are assigned to or held by the appropriate Party. In the event of a disagreement, the Parties agree to jointly select and appoint an independent outside patent counsel (who is not the usual patent counsel of either party), or failing agreement as to the identity of such patent counsel within ten (10) days of either Party notifying the other that it requires such appointment, independent patent counsel appointed by Emergent, with the consent of sanofi pasteur, which consent shall not be unreasonably withheld, conditioned or delayed. Within twenty (20) days of such appointment, each of the Parties shall furnish to the expert (subject to such obligations of confidentiality and non-use as may be reasonably required by them), with a copy to the other Party, a written summary of such Party’s position and any relevant evidence supporting such position including all information necessary for the expert to make such determination. Any such written summary and evidence shall not, unless the

Parties otherwise agree, exceed 15,000 words. Within fifteen (15) days of receipt of the other Party’s summary (or such longer period as may be required to ensure the presence of the expert) there shall be a one-day oral hearing before the expert at which each Party shall be given an equal opportunity to present its own position and hear and respond to the oral presentation given by the other Party. Within fifteen (15) days of such oral hearing, each Party may submit a written rebuttal of the other Party’s summary providing that any rebuttal shall not exceed 5,000 words. The expert shall determine inventorship and ownership of such Technology in accordance with this Agreement. The decision of such outside patent counsel shall be final and binding on the Parties. In the event the independent outside patent counsel rules in favour of sanofi pasteur’s position then Emergent shall pay the fees and expenses of the expert, and in the event that the independent outside patent counsel rules in favour of Emergent’s position then sanofi pasteur shall pay the fees and expenses of the expert.

9.1.5	Disclosure. During the Development Programme, each Party shall promptly disclose, and shall cause its Affiliates and sub-licensees to disclose, to the other Party in writing the characterisation, conception, development, derivation, discovery, generation, identification or making of any Technology in the course of work conducted under or in connection with this Agreement.

9.1.6	Assignment. Each Party shall, and does hereby, assign, and shall cause its Affiliates, sub-contractors and sub-licensees to so assign, to it or to the other Party, as applicable, without additional compensation, such right, title and interest in and to any Know How, Patent Rights or other intellectual property, as is necessary to fully effect the ownership provisions set out in this Clause 9.1.

9.1.7	Registration and Protection of Trademarks. sanofi pasteur shall have the sole right, at its sole cost and expense, to obtain, maintain, register, extend, enforce and defend trademark protection for all Product Trademarks.

9.2	Filing, Prosecution and Maintenance of Patent Rights

9.2.1	Emergent Patent Rights. Emergent shall have the first right (but not the obligation) to prepare, file, prosecute and maintain the Emergent Patent Rights. Emergent shall diligently file and prosecute claims relating to Clinical Candidates in the countries specified in Schedule 9. Emergent shall provide sanofi pasteur at least once per Year with an updated list of the patents and patent applications comprising the Emergent Patent Rights. Emergent shall also notify sanofi pasteur of the lapse, revocation, surrender or abandonment of any patent or patent application included among the Emergent Patent Rights.

9.2.2	sanofi pasteur Patent Rights. sanofi pasteur shall have the first right (but not the obligation) to prepare, file, prosecute and maintain the sanofi pasteur Patent Rights throughout the Territory, in its sole discretion. In the event that sanofi pasteur shall grant Emergent a license to sanofi pasteur Patent Rights pursuant to Clauses 14.3.1 or 14.3.2 then sanofi pasteur shall provide Emergent with a list of all patents and patent applications comprising sanofi pasteur Patent Rights.

9.2.3	Joint Patent Rights. Decisions regarding the preparation, filing, prosecution and maintenance of the Joint Patent Rights shall be made by the SC. Upon the identification of Joint Technology the SC shall: (i) promptly discuss such Joint

Technology; (ii) promptly discuss the desirability of filing patent application(s) covering such Joint Technology, and the relevant countries for filing which shall in any event include those countries listed in Schedule 9; and (iii) make the final decision with respect to any such filings as soon as practicable. Thereafter, sanofi pasteur, at its expense and through patent attorneys or agents of its choice and reasonably acceptable to Emergent, shall prepare, file, prosecute and maintain the Joint Patent Rights provided that Emergent shall at sanofi pasteur’s request and expense make such filings and take such other actions in relation to the prosecution and maintenance of the Joint Patent Rights as the SC considers appropriate from time to time. Such applications shall be filed expeditiously at the appropriate time in all countries listed in Schedule 9 and all other countries in which the SC determines patent protection is necessary or desirable. sanofi pasteur shall not abandon any such application for patent or permit any patent issuing therefrom to lapse in a country listed in Schedule 9 without Emergent’s prior written consent.
9.2.4	Consultation. Each Party (in this paragraph, the “Controlling Party”) shall regularly provide the other Party with copies of all patent applications to be filed by it under Clause 9.2 and other material submissions and correspondence with any patent authorities, as applicable, in sufficient time to allow for review and comment by the other Party. In addition, to the extent practicable, the Controlling Party shall provide the other Party and its counsel with an opportunity to consult with the Controlling Party and its counsel regarding the filing and contents of any application, amendment, registration, submission, response or correspondence with any patent authorities with respect to, and the Controlling Party shall consider in good faith the reasonable requests of the other Party regarding the filing and prosecution of such Patent Rights.

9.2.5	Election not to File, Prosecute or Maintain. If a Party elects not (i) to pursue in any country in the Territory the filing, prosecution or maintenance of Patent Rights in respect of which it has the first right or obligation to file, prosecute or maintain pursuant to Clauses 9.2.1, 9.2.2, 9.2.3 or 9.2.4, or (ii) to take any other action with respect to such Patent Rights in a country in the Territory that is necessary or useful to establish or preserve rights thereto, then such Party shall so notify the other Party promptly in writing to enable the other Party to meet any deadlines by which an action must be taken to establish or preserve a right in such Patent Rights, as applicable, in such country. The Party receiving such notice shall have the right, but not the obligation, to pursue the filing or registration, or support the continued prosecution or maintenance, of such Patent Rights in such country through patent attorneys or agents of its choice and reasonably acceptable to the other Party. If the Party receiving such notice elects to pursue such filing or registration, as the case may be, or to continue such support, then such Party shall notify the other Party of such election and the other Party shall, and shall cause its Affiliates to, reasonably cooperate with such Party in this regard. If Emergent elects to pursue the filing or registration, or support the continued prosecution or maintenance of Joint Patent Rights in a country other than a Major Market Country and sanofi pasteur subsequently Commercialises a Product in such country, sanofi pasteur shall reimburse Emergent for all out-of-pocket costs and expenses incurred in filing, prosecuting or maintaining such Patent Rights in such country. For clarity, sanofi pasteur shall not be entitled to make an election pursuant to this Clause 9.2.5 with respect to Joint Patent Rights in any Major Market Country.

9.3	Enforcement of Patent Rights

9.3.1	Notification of Infringement. If either Party learns of any infringement or threatened infringement by a Third Party of the sanofi pasteur Patent Rights, the Emergent Patent Rights or the Joint Patent Rights, such Party shall promptly notify the other Party and shall provide such other Party with any available evidence of such infringement.

9.3.2	Enforcement.
(a)	In the event of any infringement of an Emergent Patent Right, a sanofi pasteur Patent Right or a Joint Patent Right in the Territory, sanofi pasteur shall have the first right, but not the obligation, to attempt to remove such infringement by commercially appropriate steps, including filing an infringement suit or taking other similar action. If required by Applicable Law in order for sanofi pasteur to prosecute such suit, Emergent shall join such suit as a party, and sanofi pasteur shall reimburse Emergent on a Quarterly basis for reasonable out-of-pocket costs and expenses incurred by Emergent with respect to such joinder.

(b)	If sanofi pasteur fails within three (3) months following notice of infringement to take commercially appropriate steps to remove such infringement in accordance with paragraph (a) above, then Emergent shall have the right to attempt to remove such infringement; provided, however, that if sanofi pasteur has commenced negotiations with an alleged infringer for discontinuance of such infringement within such three-month period, sanofi pasteur shall have an additional period of three (3) months to conclude its negotiations before Emergent may bring suit for such infringement.

(c)	The Party not enforcing the applicable Patent Rights shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence and making its employees available at reasonable business hours, subject, if the enforcing Party is sanofi pasteur, to reimbursement to Emergent on a Quarterly basis of any reasonable out-of-pocket costs and expenses incurred by Emergent. Any damages or other monetary awards recovered pursuant to this Clause 9.3.2 shall be allocated first to the costs and expenses of the Parties. Any amounts remaining shall be deemed to be [**].
9.3.3	Settlement with a Third Party. The Party that controls the prosecution of a claim with respect to any Patent Right shall also have the right to control settlement of such claim; provided, however, that no settlement shall be entered into without the written consent of the other Party if such settlement would materially adversely affect the interests of such other Party. Any amount paid by a Third Party pursuant to this Clause 9.3.3 shall be allocated first to the costs and expenses of the Parties. Any amounts remaining shall be deemed to be [**].

9.4	Infringement of Third Party Rights

9.4.1	Third Party Infringement Suit. In the event that a Third Party institutes a Patent Right infringement suit against sanofi pasteur or Emergent during the term of this Agreement, alleging that the Exploitation of a Programme Antigen or Product in accordance with this Agreement infringes the intellectual property rights of such Third Party, then sanofi pasteur shall have the first right, but not the obligation, at its sole cost and expense, to assume direction and control of the defence of claims arising therefrom (including the right to settle such claims at its sole discretion, provided that sanofi pasteur shall not settle or otherwise compromise any such claims in any way that would materially adversely affect the Emergent Patent Rights). Emergent shall assist and cooperate in connection with the defence of such suit upon the reasonable request of sanofi pasteur, subject to sanofi pasteur’s reimbursement on a Quarterly basis of any reasonable out-of-pocket costs and expenses incurred by Emergent.

9.5	Patent Extensions

The SC shall make determinations as to whether to seek patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future regarding the Emergent Patent Rights, the sanofi pasteur Patent Rights or the Joint Patent Rights with respect to any Product in each country in the Territory so as to secure optimal protection for such Product under Applicable Law; provided that no such extensions shall be sought without the consent of both Parties. Emergent shall be responsible for seeking any such extensions for the Emergent Patent Rights and sanofi pasteur shall be responsible for seeking any such extensions for the sanofi pasteur Patent Rights and the Joint Patent Rights. Each Party shall reasonably cooperate, as requested by the other Party, to implement such decisions of the SC.

9.6	Patent Costs

Except as expressly provided for in this Clause 9, sanofi pasteur shall be responsible for all costs incurred after the Effective Date in connection with the filing, prosecution, maintenance (including in connection with oppositions, re-examinations, interferences and re-issues), defence (including in connection with proceedings for declaratory judgment) and enforcement of the Emergent Patent Rights, the Joint Patent Rights and the sanofi pasteur Patent Rights. Within thirty (30) days of the end of each Quarter, Emergent shall provide sanofi pasteur with an invoice that specifies the reasonable and verifiable out-of-pocket costs (including the expenses paid to outside legal counsel and experts, filing and maintenance expenses) incurred by Emergent in connection with (a) the preparation, filing, prosecution and maintenance of Emergent Patent Rights and Joint Patent Rights (including in connection with seeking patent term extensions); (b) any infringement action relating to the Emergent Patent Rights or Joint Patent Rights, or otherwise for sanofi pasteur’s account pursuant to this Clause 9, in such Quarter and sanofi pasteur shall pay such amount to Emergent within thirty (30) days of receiving such invoice.

10.	CONFIDENTIALITY

10.1	Confidentiality Requirements

Each Party (the “Receiving Party”) shall treat any and all Confidential Information that it receives from the other Party (the “Disclosing Party”) under this Agreement as strictly confidential and shall not disclose the same to any Third Party or use it except in connection with the Development and Commercialisation of a Product in accordance with this Agreement without the prior written consent of the Disclosing Party, except for any part of the Confidential Information which:
(a)	is known to the Receiving Party prior to the date of first disclosure by the Disclosing Party as evidenced by written record or other proof;

(b)	is or shall become in the public domain through no breach of this Agreement;

(c)	is acquired lawfully by the Receiving Party from a Third Party that has no confidentiality obligation to the Disclosing Party; or

(d)	has been independently discovered or developed (as demonstrated by contemporaneous written or electronic evidence maintained in the ordinary course of business of the Receiving Party) by employees or agents of the Receiving Party without access to, or use of, Confidential Information disclosed by the Disclosing Party to the Receiving Party.
Specific aspects or details of Confidential Information shall not be deemed to be in the public domain or in the possession of a Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of such Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of a Party merely because individual elements of such Confidential Information are in the public domain or in the possession of such Party unless the combination and its principles are in the public domain or in the possession of such Party.

10.2	Confidentiality of Unpatented Joint Technology

Each Party shall treat all unpatented Joint Technology as strictly confidential and shall not disclose the same to any Third Party except to the extent that it is or shall become public knowledge through no fault on its part and neither Party shall use such Joint Technology except in connection with the Development and Commercialisation of a Product in accordance with this Agreement.

10.3	Exceptions

Notwithstanding the terms of Clauses 10.1 and 10.2 each Party may disclose any information and data in respect of which it is restricted pursuant to either Clause:
(a)	to its employees but only on a “need to know” basis provided each such employee enters into a confidentiality agreement at least as restrictive with respect to the Confidential Information as this Clause 10; or

(b)	to Affiliates, permitted sub-licensees and sub-contractors and their respective employees (but only on a “need to know” basis) and Third Party consultants, scientific and clinical investigators and others (in each case, subject to such persons entering into a confidentiality agreement at least as restrictive with respect to the Confidential Information as this Clause 10) where reasonably necessary for carrying out the purposes of this Agreement or, in the case of Affiliates and such Affiliates employees, for the conduct of its, or such Affiliates’, business;

(c)	on a “need to know” and confidential basis to its, or its Affiliates’, legal and financial advisors to the extent such disclosure is reasonably necessary in connection with such Party’s activities as expressly permitted by this Agreement or for the conduct of its, or such Affiliates’, business;

(d)	to a prospective assignee pursuant to Clause 19.1 and such Third Party’s employees, advisors, representatives, Affiliates, partners, members, shareholders and financing sources in each case on a “need to know” basis and subject to such persons entering into a confidentiality agreement at least as restrictive with respect to the Confidential Information as this Clause 10 (except that the obligations under such confidentiality agreement shall terminate five (5) years after disclosure of the relevant Confidential Information to such assignee or other Third Party);

(e)	to any Regulatory Authority or government agency or authority to the extent such disclosure is useful or reasonably necessary to achieve the purposes of this Agreement or to any taxing or other authority competent to impose, administer or collect taxation to the extent such disclosure is useful or reasonably necessary; and

(f)	as required by Applicable Law, the rules or regulations of a relevant stock exchange or similar governing body (including the U.S. Securities and Exchange Commission) or an order of any government agency, department or court; provided that:
(i)	to the extent permitted prompt written notice of the disclosure shall be given to the Disclosing Party;

(ii)	such disclosure shall be only to the extent so required;

(iii)	if permitted, and to the extent reasonably practicable, written notice of the requirement shall be given to Disclosing Party and the Parties shall discuss the timing and content of such disclosure with a view to preventing or minimising loss of confidentiality for the material; and

(iv)	insofar as material so required to be disclosed is not made public, the obligation of confidentiality hereunder shall continue to apply to it.
10.4	Survival of Confidentiality Requirements

The obligations of the Parties under Clauses 10.1 to 10.3 shall survive the expiration or termination of this Agreement for whatever reason for a period of five (5) years to the extent the Confidential Information or the unpatented Joint Technology remains confidential; provided that in the event that either Party remains entitled to use the unpatented Joint Technology after the expiration or termination of this Agreement, that Party shall be entitled to disclose the unpatented Joint Technology to a Third Party to the extent that such disclosure is necessary to that Party’s effective exercise of such entitlement.

10.5	Injunctive Relief

The Parties understand and agree that remedies in damages may be inadequate to protect against any breach of any of the provisions of this Clause 10 by either Party or their employees, officers and any other person acting in concert with it or on its behalf. Accordingly, each Party shall be entitled to the granting of interim and final injunctive relief by a court of competent jurisdiction in the discretion of that court against any action that constitutes any breach of this Clause 10.

10.6	Use of Name

Neither Party shall mention or otherwise use the name, symbol, trademark, trade name or logotype of the other Party (or any abbreviation or adaptation thereof) in any publication, press release, promotional material or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Clause shall not prohibit either Party from making any disclosure identifying the other Party that is required by Applicable Law.

10.7	Publications and Presentations

During the term of this Agreement, each Party shall submit to the other Party (the “Non-Publishing Party”) for review and approval all proposed academic, scientific and medical publications and public presentations relating to any aspect of the Development Programme or to any Programme Antigen or any Product. Such review and approval shall be conducted for the purposes of preserving intellectual property protection and determining whether any portion of the proposed publication or presentation containing the Confidential Information of the Non-Publishing Party or the unpatented Joint Technology should be modified or deleted. Written copies of such proposed publications and presentations shall be submitted to the Non-Publishing Party no later than sixty (60) days before submission for publication or presentation. The Non-Publishing Party shall provide its comments, if any, and (if it so chooses) its approval within thirty (30) days of its receipt of such written copy. The review period may be extended for an additional sixty (60) days upon request of the Non-Publishing Party in the event the Non-Publishing Party can demonstrate reasonable need for such extension, including the preparation and filing of patent applications. By mutual written agreement of the parties, this period may be further extended. Each Party shall comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of the other Party in any publications and presentations. For the avoidance of doubt, nothing in this Clause 10.7 shall require either Party to allow disclosure of its Confidential Information.

11.	REGULATORY MATTERS

11.1	Regulatory Approvals

Except with respect to Regulatory Approvals and Clinical Study Applications required to commence any Phase I Study undertaken by Emergent in accordance with the Development Plan, which approvals shall be obtained by Emergent, sanofi pasteur shall be responsible for the preparation and submission, at its own expense, but generally in consultation with Emergent, of all applications for any Regulatory Approvals required for the Exploitation of the Programme Antigens or any Product in any country in the Territory and Emergent shall, at sanofi pasteur’s cost, provide such assistance as sanofi pasteur may reasonably require in connection with such applications. Within a reasonable time prior to filing, Emergent or sanofi pasteur, as the case may be, shall provide to the SC for its consideration and comment (a) summaries of significant documents or reports relating to any Clinical Candidate or Product to be filed with any Regulatory Authority; and (b) copies or details of all significant communications and interactions with Regulatory Authorities relating to any Clinical Candidate or Product. For the avoidance of doubt, sanofi pasteur will not be required to share with Emergent any sanofi pasteur Confidential Information or Know How relating to sanofi pasteur Antigens or Third Party Antigens.

11.2	Adverse Event Reporting

The Parties shall develop, maintain and implement standard operating procedures for the investigation and reporting of Adverse Events concerning the Programme Antigens and any Product. The Parties shall immediately implement such agreed upon procedures and shall provide each other on a regular basis with any information which has become available to them and which is relevant to the safe use of the Programme Antigens or any Product or which is required by Applicable Law in all countries where any Programme Antigen or Product is marketed or is in a Clinical Study. Emergent shall be responsible for reporting Serious Adverse Events arising in connection with Emergent sponsored studies to the appropriate Regulatory Authorities in accordance with Applicable Law. sanofi pasteur shall be responsible for making all other such reports. Each Party shall forward to the other any information it receives relating to a Serious Adverse Event for a Product or Programme Antigen within twenty-four (24) hours of coming into possession or control of such information, by transmitting it in accordance with such procedures as the Parties may agree in writing from time to time. The Parties shall transmit to each other a copy of any report relating to a Serious Adverse Event for a Product or Programme Antigen made to any Regulatory Authority or ethics committee within two (2) Business Days following its submission to the Regulatory Authority by transmitting it in accordance with such procedures as the Parties may agree in writing from time to time.

12.	WARRANTIES

12.1	Mutual Warranties

Each Party hereby warrants to the other Party that:
(a)	it is duly organised, validly existing and in good standing under the laws of the state or country, as applicable, in which it is organised;

(b)	it has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder;

(c)	it has taken all requisite action on its part to authorise the execution and delivery of this Agreement and the performance of its obligations hereunder;

(d)	this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation enforceable against such Party in accordance with its terms except as enforcement may be limited by (i)

applicable bankruptcy, insolvency, reorganisation, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) by laws relating to the availability of specific performance, injunctive relief or other equitable remedies;

(e)	all necessary consents, approvals and authorisations of all governmental authorities and other persons required to be obtained by it in connection with this Agreement have been obtained; and

(f)	the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of Applicable Law or any orders of governmental bodies; and (ii) do not conflict with, or constitute a default under, any contractual obligation of it.
12.2	Disclaimer

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND REGARDING TECHNOLOGY AND INFORMATION, MATERIALS, PRODUCTS OR INTELLECTUAL PROPERTY, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, ENFORCEABILITY OR VALIDITY.

12.3	Limitation on Liability

Except in circumstances of gross negligence or wilful misconduct by a Party or any of its Affiliates, directors, officers, employees or agents, neither Party shall be liable to the other with respect to the subject matter of this Agreement for special (including punitive and exemplary), indirect, incidental or consequential damages or lost profits, whether in contract, warranty, negligence, tort, strict liability or otherwise. This Clause 12.3 shall not limit either Party’s liability pursuant to Clause 13.

13.	INDEMNIFICATION

13.1	Emergent Indemnity

Emergent shall indemnify, protect and hold harmless sanofi pasteur and its Affiliates, directors, officers, employees and agents (the “sanofi pasteur Indemnitees”) against any and all losses, damages, fines, costs, expenses (including reasonable attorneys’ fees) and liabilities (“Liabilities”) incurred or imposed upon the sanofi pasteur Indemnitees, or any of them, in connection with any claims, suits, actions, demands or judgments of Third Parties (“Third Party Claim”) arising from or occurring as a result of:
(a)	the breach by Emergent of any terms of this Agreement or the negligence of Emergent or any of the Emergent Indemnitees; and

(b)	Emergent’s activities under the Development Plan or any Annual Development Plan (including the use of any Programme Antigen or Product in any Phase I Study conducted by or for Emergent); except for those Liabilities for Third Party Claims in respect of which sanofi pasteur is responsible pursuant to Clause 9.6, which liabilities shall be borne by sanofi pasteur in accordance with that Clause, or for which sanofi pasteur has an obligation to indemnify Emergent and its Affiliates, directors, officers, employees and agents under Clause 13.2, as to which Liabilities each Party shall indemnify the other to the extent of their respective liability for such Liabilities. For the avoidance of doubt, Emergent shall have no liability to sanofi pasteur for any Third Party Claim alleging that any Emergent Activities infringe the intellectual property rights of any Third Party.

13.2	sanofi pasteur Indemnity

sanofi pasteur shall indemnify, protect and hold harmless Emergent and its Affiliates, directors, officers, employees and agents (the “Emergent Indemnitees”) against any and all Liabilities incurred or imposed upon the Emergent Indemnitees, or any of them, in connection with any Third Party Claim arising from or occurring as a result of:
(a)	the breach by sanofi pasteur of any terms of this Agreement or the negligence of sanofi pasteur or any of the sanofi pasteur Indemnitees;

(b)	sanofi pasteur’s activities under the Development Plan or any Annual Development Plan (including the use of any Programme Antigen or Product in any Clinical Study other than any Phase I Study conducted by or for Emergent);

(c)	the Exploitation of any Programme Antigen or Product; and

(d)	any allegation that the activities of either Party in accordance with this Agreement infringe the intellectual property rights of a Third Party.
except for those Liabilities for Third Party Claims for which Emergent has an obligation to indemnify sanofi pasteur Indemnitees under Clause 13.1, as to which Liabilities each Party shall indemnify the other to the extent of their respective liability for such Liabilities.

13.3	Indemnification Procedure

In the event that either Party receives notice of a Third Party Claim such Party shall inform the other Party as soon as reasonably practicable. Subject to Clause 9, the Parties shall confer on how to respond to the Third Party Claim and how to handle the Third Party Claim in an efficient manner. In the event that a Party is seeking indemnification under this Clause 13 it shall permit the indemnifying Party (at the indemnifying Party’s option) to assume direction and control of the defence of the Third Party Claim (including the right to settle the claim solely for monetary consideration), shall co-operate as requested (at the expense of the indemnifying Party) in the defence of the Third Party Claim, and shall not settle or compromise the Third Party Claim without the express written consent of the indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

14.	TERM AND TERMINATION

14.1	Expiry by country

Unless terminated earlier pursuant to Clause 14.2, this Agreement shall expire on a country-by-country basis on the expiration of the obligation of sanofi pasteur to make royalty payments under Clause 7.3 with respect to that particular country and thereafter sanofi pasteur shall have, with respect to that country, a fully paid-up, non-exclusive, royalty free, perpetual licence under the Emergent Technology and Emergent’s right and interest to the Joint Technology to Exploit Products in the Field.

14.2	Termination

14.2.1	Termination by either Party. Either Party will be entitled to terminate this Agreement with immediate effect by notice in writing if the other Party files for protection under bankruptcy or insolvency laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver, administrator, manager, trustee or like official over its property that is not discharged within ninety (90) days, proposes a written agreement of composition or extension of its debts, proposes or is a party to any dissolution, winding-up or liquidation, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which involuntary petition is not discharged within sixty (60) days of the filing thereof or undergoes or suffers any analogous event or process in any jurisdiction.

14.2.2	Termination by sanofi pasteur. sanofi pasteur may terminate this Agreement:
(a)	for any reason or no reason, upon not less than six (6) months’ prior written notice to Emergent, provided that such notice may not be served prior to the first anniversary of the Effective Date; and

(b)	with immediate effect on a Change of Control of Emergent upon written notice to Emergent provided that such notice is served within thirty (30) days of the earlier of the date on which Emergent notifies sanofi pasteur of such Change of Control or the date on which sanofi pasteur becomes aware of such Change of Control.
14.2.3	Termination by Emergent. Emergent shall be entitled to terminate this Agreement:
(a)	with immediate effect if sanofi pasteur challenges the validity or enforceability of any Emergent Patent Rights or Joint Patent Rights;

(b)	if sanofi pasteur is in material breach of its obligation to use Commercially Reasonable Efforts pursuant to Clause 5.12 and does not remedy such breach within ninety (90) days of its receipt of written notice from Emergent requiring such breach to be remedied and without prejudice to the generality of the foregoing, sanofi pasteur shall be deemed to be in breach of such obligation if:
(i)	there has been a material failure by sanofi pasteur to execute, resource or deliver the Development Plan;

(ii)	at any time prior to the grant of a Marketing Authorisation for a Product in a Major Market Country, sanofi pasteur does not have at least one Programme Antigen in active clinical Development provided that at least one Programme Antigen has met the Selection Criteria;

(iii)	sanofi pasteur fails to select and progress into clinical Development a Programme Antigen that has met the Selection Criteria unless there is already a Programme Antigen in a Phase I Study or a later stage of active clinical Development or a Product is being marketed in a Major Market Country;

(iv)	there is a material failure by sanofi pasteur to maintain, augment, exploit or defend the Emergent Technology or the Joint Technology in a commercially reasonable manner;

(v)	sanofi pasteur fails to conduct any substantial Development activities during any twelve (12) month period;

(vi)	there is a material failure by sanofi pasteur, other than for technical reasons, to use Commercially Reasonable Efforts to Develop the Product for all target vaccine populations agreed in the target product profile (e.g., new-borns, children to age two (2) and Adolescents);

(vii)	sanofi pasteur or one of its Affiliates or any Sub-Licensee undertakes a Phase II study with a Competitive Product and sanofi pasteur is not actively continuing to Develop or Commercialise a Product;

(viii)	sanofi pasteur or one of its Affiliates or any Sub-Licensee commences a Phase III Study with a Competitive Product, before sanofi pasteur commences a Phase III Study with a Product and sanofi pasteur is not actively continuing to Develop or Commercialise a Product;

(ix)	there is a material failure by sanofi pasteur to provide Emergent with adequate and sufficiently detailed information to enable Emergent to assess whether sanofi pasteur is in breach of its diligence obligations pursuant to Clause 5.12, particularly after the Transition Date; or

(x)	there is a registering/filing by sanofi pasteur or any Affiliate of sanofi pasteur or any Sub-Licensee for a Marketing Authorisation for a Competitive Product, if sanofi pasteur is not actively Developing or Commercialising a Product.
(c)	if sanofi pasteur is in material breach of its obligation to use Commercially Reasonable Efforts pursuant to Clause 6.2 and does not remedy such breach within ninety (90) days of its receipt of written notice from Emergent requiring such breach to be remedied and without prejudice to the generality of the foregoing, sanofi pasteur shall be deemed to be in breach of such obligation if:

(i)	there is a material failure by sanofi pasteur to apply Commercially Reasonable Efforts to execute, resource and deliver the agreed Commercialisation Plan;

(ii)	there is a material failure by sanofi pasteur to apply Commercially Reasonable Efforts as assessed by time, resource and performance criteria that would be applied by a commercial organisation to launch, commercialise, exploit and maximise the value of a paediatric vaccine product in a competitive global marketplace;

(iii)	sanofi pasteur (or one of its Affiliates or a Sub-Licensee) launches, Commercialises or Exploits a Competitive Product, and sanofi pasteur is not actively Developing or Commercialising a Product;

(iv)	there is a material failure by sanofi pasteur to provide Emergent with adequate and sufficiently detailed information to be able to assess whether sanofi pasteur is in breach of its diligence obligations pursuant to Clause 6.2; or

(v)	there is a material failure by sanofi pasteur to provide sufficient information or access to an independent representative to enable assessment of royalties payable by sanofi pasteur to Third Parties as required pursuant to Clause 7.4.4, particularly in relation to the calculation of the Royalty Burden.
For the avoidance of doubt, the Parties acknowledge that whether or not it is commercially reasonable to launch a Unitary Product before a Combination Product in any market will depend on market conditions at the relevant time and that consequently a failure by sanofi pasteur to launch a Unitary Product prior to a Combination Product in any country is not in itself sufficient to demonstrate that sanofi pasteur has failed to use Commercially Reasonable Efforts in accordance with Clause 6.2.
(d)	if sanofi pasteur commits a material breach of its obligations under this Agreement (including any failure to pay when due an amount or amounts in aggregate exceeding Euros [**]) which (if capable of remedy) is not remedied within ninety (90) days of written notice requiring it to be remedied being received by sanofi pasteur. If there is a dispute relating to any payment to be made by sanofi pasteur, sanofi Pasteur shall pay the undisputed portion of such amount and the dispute relating to the disputed portion shall be resolved by the Senior Officers in accordance with Clause 25.2 or, failing that, in accordance with Clause 25.3. To the extent applicable, the decision of the Senior Officers or courts shall be applied to the future calculation of amounts properly due from sanofi pasteur in connection with this Agreement.

(e)	with immediate effect upon written notice by Emergent, if (i) all Programme Antigens have been tested in preclinical Development and none have met the Selection Criteria, or (ii) all Programme Antigens that have met the Selection Criteria have been tested in a Phase I Study, and none of the Programme Antigens that have met the Selection Criteria have been found to meet the

Primary Inclusion Criteria, and in either case there has been no active Clinical Study involving a Programme Antigen for a period of twelve (12) months.
14.3	Consequences of Termination

14.3.1	Termination by Emergent other than pursuant to Clause 14.2.3(e). In the event that this Agreement is terminated by Emergent pursuant to Clause 14.2.1 or Clause 14.2.3(a) to (d) then:
(a)	sanofi pasteur shall reimburse Emergent for all FTE Costs (including in respect of FTEs that would have been devoted to or supported Emergent Activities in the absence of such termination) and Emergent Expenses in each case incurred or suffered in, or relating to, the period ending on the later of (i) six (6) months from the date of the notice of termination; (ii) eighteen (18) months from the Effective Date and (iii) the date of termination, together with any non-cancellable Emergent Expenses committed to prior to the date of notice of termination whenever incurred;

(b)	Emergent shall have a non-exclusive, fully paid-up, royalty free licence under the sanofi pasteur Programme Technology in the Field and, without prejudice to Emergent’s rights pursuant to Clause 14.3.7, sanofi pasteur’s interest in the Joint Technology, to Exploit any Programme Antigens, Terminated Antigens, Repatriated Antigens or Product anywhere in the world with the right to grant sub-licences; provided that with respect to any Technology Controlled by sanofi pasteur pursuant to a sanofi pasteur In-Licence, the sub-licence granted by sanofi pasteur under such sanofi pasteur In-Licence shall be limited to such rights (if any) as sanofi pasteur is permitted to grant Emergent pursuant to the relevant sanofi pasteur In-Licence and provided further that Emergent shall be responsible for any payments under any such sanofi pasteur In-Licence attributable to the Exploitation of any Products by Emergent after the date of such termination.

(c)	sanofi pasteur and Emergent shall, if requested by Emergent, discuss in good faith the terms, which terms shall be commercially reasonable, for the grant by sanofi pasteur to Emergent of a non-exclusive licence under the sanofi pasteur Independent Technology in the Field to Exploit Programme Antigens, Terminated Antigens, Repatriated Antigens and Products anywhere in the world; provided that in relation to any Technology Controlled by sanofi pasteur pursuant to a sanofi pasteur In-Licence, the Parties acknowledge that any sub-licence granted by sanofi pasteur under such sanofi pasteur In-Licence would be limited to such rights (if any) as sanofi is permitted to grant Emergent pursuant to the relevant sanofi pasteur In-Licence; and provided further that if requested by Emergent, sanofi pasteur shall use reasonable efforts to facilitate discussions between Emergent and any Third Party and shall not unreasonably restrict or impede the grant by any Third Party of rights to any Technology Controlled by such Third Party and necessary or reasonably useful for the Exploitation of Programme Antigens, Terminated Antigens, Repatriated Antigens or Products in the Field;

(d)	sanofi pasteur shall cease to use the Emergent Technology for any purpose and shall cease to Exploit any Programme Antigen or Product anywhere in the world;

(e)	unless otherwise agreed pursuant to paragraph (c) above, Emergent shall cease to use the sanofi pasteur Independent Technology for any purpose;

(f)	sanofi pasteur shall at Emergent’s request transfer to Emergent:
(i)	all of its right, title and interest in all Regulatory Documentation and Regulatory Approvals then in its name applicable to any Programme Antigens or Product, and all material aspects of Confidential Information and correspondence Controlled by it as of the date of termination relating to such Regulatory Documentation and Regulatory Approvals; and

(ii)	all relevant Know How, information, files or data relating to any Programme Antigens or Product, including copies of all reports and data generated or obtained by sanofi pasteur or its Affiliates pursuant to this Agreement that have not previously been provided to Emergent;
(g)	sanofi pasteur shall, at its cost, take such actions as Emergent may reasonably require (including notifications to Regulatory Authorities) to ensure a smooth, orderly and cost-effective transfer of the conduct of Development and Commercialisation (to the extent then conducted by sanofi pasteur) of any Programme Antigens and Product (in the form of such Product as at the date of such termination) from sanofi pasteur to Emergent including in connection with:
(i)	securing supplies of such Product, including, if appropriate, the assignment of relevant agreements for the manufacture of such Product to Emergent (unless if and to the extent any such agreement precludes sanofi pasteur, having taken, at Emergent’s request and expense, such action as Emergent may reasonably require, from making such assignment), the transfer by sanofi pasteur to Emergent or its designee, at Emergent’s request, of all stocks of Product or constituent materials available to sanofi pasteur at the time of termination at a transfer price equal to sanofi pasteur’s cost of goods for the supply of such Product or constituent plus [**] percent ([**]%) and the transfer to Emergent of all information in its possession with respect to the manufacture of such Product or any constituent; and

(ii)	the transfer to Emergent of control of all Clinical Studies of Clinical Candidates being conducted as of the effective date of termination.
For the avoidance of doubt, nothing in this Clause 14.3.1 is intended nor shall it operate to (i) grant any rights to Emergent under the sanofi pasteur Independent Technology; (ii) grant any rights to sanofi pasteur under the Emergent Technology; (iii) restrict sanofi pasteur’s rights with respect to the sanofi pasteur Technology or the Joint Technology; or (iv) restrict Emergent’s rights with respect to the Emergent Technology or the Joint Technology.

14.3.2	Termination at Will by sanofi pasteur. In the event that this Agreement is terminated by sanofi pasteur pursuant to Clause 14.2.2(a) then:
(a)	Clause 14.3.1 other than sub-clause 14.3.1(b) shall apply;
(b)	without prejudice to Emergent’s rights pursuant to Clause 14.3.7, Emergent shall have a non-exclusive, fully paid-up, royalty free licence under sanofi pasteur’s interest in the Joint Technology to Exploit any Programme Antigens, Terminated Antigens, Repatriated Antigens or Product anywhere in the world with the right to grant sub-licences for the Exploitation of such Programme Antigens, Terminated Antigens and Repatriated Antigens;

(c)	sanofi pasteur and Emergent shall, if requested by Emergent, discuss in good faith the terms, which terms shall be commercially reasonable, for the grant by sanofi pasteur to Emergent of a non-exclusive licence under the sanofi pasteur Programme Technology in the Field to Exploit Programme Antigens, Terminated Antigens, Repatriated Antigens and Products anywhere in the world; provided that in relation to any Technology Controlled by sanofi pasteur pursuant to a sanofi pasteur In-Licence, the Parties acknowledge that any sub-licence granted by sanofi pasteur under such sanofi pasteur In-Licence would be limited to such rights (if any) as sanofi is permitted to grant Emergent pursuant to the relevant sanofi pasteur In-Licence; and

(d)	sanofi pasteur and Emergent shall, if requested by sanofi pasteur, discuss in good faith the terms, which terms shall be commercially reasonable, for the grant by Emergent to sanofi pasteur of a non-exclusive licence under the Emergent Programme Technology in the Field.
14.3.3	Termination by Emergent pursuant to Clause 14.2.3(e). In the event that this Agreement is terminated by Emergent pursuant to Clause 14.2.3(e) then:
(a) Clause 14.3.1 other than sub-clauses 14.3.1(a), (b) and (c) shall apply; and
(b) without prejudice to Emergent’s rights pursuant to Clause 14.3.7, Emergent shall have a non-exclusive, fully paid-up, royalty free licence under sanofi pasteur’s interest in the Joint Technology to Exploit any Programme Antigens, Terminated Antigens, Repatriated Antigens or Product anywhere in the world with the right to grant sub-licences for the Exploitation of such Programme Antigens, Terminated Antigens and Repatriated Antigens.
14.3.4	Termination of Collaboration for a Change of Control of Emergent or Emergent’s Insolvency. In the event that sanofi pasteur terminates this Agreement pursuant to Clause 14.2.1 (an insolvency event) or Clause 14.2.2(b) (a Change of Control) such termination shall be treated as a termination at will pursuant to Clause 14.2.2(a), and Clause 14.3.2 shall apply. If sanofi pasteur elects not to terminate this Agreement in such circumstances it may, by serving notice on Emergent within thirty (30) days of the date on which sanofi pasteur’s right to terminate this Agreement arose under Clause 14.2.1 or within the period specified in Clause 14.2.2(b) (as the case may be), elect to continue to Exploit Programme Antigens and Products on the terms of this Agreement subject to the following modifications:

(a)	the JPT and the SC shall be disbanded and cease to have any responsibilities and, subject to Clause 3.5.2, which shall continue to apply to any decisions made by sanofi pasteur, sanofi pasteur shall be entitled to make all strategic decisions relating to the Development of Programme Antigens and Products, provided that in reaching any such decision sanofi pasteur shall act in good faith and in the best interests of the Development and Commercialisation of the Product;

(b)	Emergent shall cease to have any obligations under the Development Plan or Annual Development Plan; provided that if the Change of Control or insolvency occurs prior to the Transition Date, sanofi pasteur shall continue to reimburse Emergent for all FTE Costs and Emergent Expenses, in each case incurred or suffered in, or relating to, the period ending six (6) months from the date of such notice together with any non-cancellable Emergent Expenses committed to prior to such date, provided that during such period Emergent shall follow sanofi pasteur’s reasonable instructions for the smooth, orderly and cost-effective transfer of Emergent Activities to sanofi pasteur;

(c)	sanofi pasteur shall prepare each Development Plan, Annual Development Plan and Commercialisation Plan and submit each such plan to Emergent. If and to the extent sanofi pasteur is not prepared to disclose information contained in any such plan to Emergent such information shall be disclosed to an independent expert appointed pursuant to paragraph (e) below;

(d)	sanofi pasteur shall prepare reports of its Development Activities in accordance with Clause 5.10 and submit the same to Emergent. If and to the extent the Parties are unable to agree the form of the report or sanofi pasteur is not prepared to disclose information contained in the report to Emergent such information shall be disclosed to an independent expert appointed pursuant to paragraph (e) below;

(e)	in the event that sanofi pasteur refuses to disclose any plans or reports to Emergent pursuant to paragraphs (c) or (d) above, or at Emergent’s request at any other time but not more frequently than once in any Year, the Parties shall upon Emergent’s request appoint an independent expert with suitable experience reasonably acceptable to both Parties to review and verify the activities being conducted by sanofi pasteur in connection with the Development and Commercialisation of any Programme Antigen or Product. If the Parties are unable to agree on the identity of the independent expert within ten (10) days of Emergent notifying sanofi pasteur that it desires the appointment of such expert, the independent expert shall be appointed by Emergent and approved by sanofi pasteur, which approval shall not be unreasonably withheld, conditioned or delayed. Upon such appointment, sanofi pasteur shall promptly furnish to the expert (subject to such obligations of confidentiality and non-use as may be reasonably required by sanofi pasteur) all information necessary for the expert to determine whether sanofi pasteur is using Commercially Reasonable Efforts to Develop and Commercialise Products in accordance with this Agreement but for the avoidance of doubt such determination shall not be binding on Emergent. The expert shall be required by the Parties to use all reasonable efforts to render his decision within thirty (30) days following his receipt of all such information. The Parties shall share equally the fees and expenses of such expert;

(f)	for the purposes of Clause 5.15, sanofi pasteur shall assume the responsibilities of the SC and shall consider whether Programme Antigens should be designated Terminated Antigens;

(g)	all other provisions of this Agreement shall continue in full force and effect without modification.
For the avoidance of doubt, if sanofi pasteur does not elect either to terminate this Agreement or terminate the collaborative aspects of this Agreement by serving notice on Emergent in accordance with Clause 14.2.1, Clause 14.2.2(b) or this Clause 14.3.4 (as the case may be) within thirty (30) days of the date on which sanofi pasteur’s right to terminate this Agreement arose under Clause 14.2.1 or within the period specified in Clause 14.2.2(b) (as the case may be), this Agreement shall continue in full force and effect without any modification.

14.3.5	Termination of Emergent Activities. If Emergent commits a material breach of its obligations under this Agreement with respect to the performance by Emergent of the Emergent Activities which (if capable of remedy) is not remedied within ninety (90) days of written notice requiring it to be remedied being received by Emergent, sanofi pasteur may on written notice terminate all Emergent Activities and on such termination Emergent shall cease to have any right or obligation to undertake activities under the Development Plan or Annual Development Plan and the Joint Project Team shall be disbanded.

14.3.6	Termination of Collaboration for Emergent’s Breach. In the event that Emergent commits a material breach of its obligations under (i) Clauses 2.4 or 9.2.5; (ii) Clause 10 and the prohibited disclosure constitutes a statutory bar to obtaining patent protection in a Major Market Country that would otherwise have been available for an invention within the Emergent Technology or Joint Technology; (iii) Clause 10 and the prohibited disclosure results in the loss of trade secret status for any trade secret previously identified as such by sanofi pasteur in writing to Emergent provided that Emergent has agreed that the information so identified is a trade secret (provided further that such agreement shall not be unreasonably withheld, conditioned or delayed), and the prohibited disclosure is a direct result of Emergent’s gross negligence or wilful misconduct and such prohibited disclosure has a material and irreparable adverse effect on the value or commercial potential of the Emergent Technology or Joint Technology (taken as a whole) in at least one Major Market Country; or (iv) this Agreement with respect to the performance of the Emergent Activities and such material breach is a direct result of Emergent’s gross negligence or wilful misconduct and has a material and irreparable adverse effect on the value or commercial potential of the Emergent Technology or Joint Technology (taken as a whole) in at least one Major Market Country, in each case where such material breach (if capable of remedy) is not remedied within ninety (90) days of written notice requiring it to be remedied being received by Emergent, sanofi pasteur may serve further notice on Emergent terminating the collaborative aspects of this Agreement and on receipt of such notice by Emergent Clause 14.3.4 (a) and (c) to (g) shall apply except that:

(a)	sanofi pasteur shall cease to have any obligation to pay any milestone payment pursuant to Clause 7.2.1 if the relevant milestone event occurred after receipt of such notice;

(b)	sanofi pasteur shall not have any obligation to reimburse Emergent for any FTE costs or Emergent Expenses relating to the period after such notice unless if and to the extent that sanofi pasteur requires Emergent to provide assistance with the transfer of any Emergent Activities to sanofi pasteur; and

(c)	Emergent shall cease to have any obligations under the Development Plan or Annual Development Plan.
14.3.7	Joint Technology. In relation to the Joint Technology after termination:
(a)	Ownership and Rights. As between the Parties, each Party shall own an undivided one-half interest in and to the Joint Technology with full ownership rights in and to any field and each Party shall have the right, subject to the rights and licences granted under, and the other provisions of, this Agreement, to freely Exploit, transfer, license or encumber its rights in any such jointly owned subject matter without the consent of, or payment or accounting to, the other Party, and each Party waives any right it may have under Applicable Law to require such payment, accounting or consent.

(b)	Filing, Prosecution and Maintenance. The Parties shall agree which Party (in this Clause 14.3.7, the “Controlling Party”) shall be responsible, using counsel reasonably acceptable to both Parties, for the preparation, filing, prosecution and maintenance of the Joint Patent Rights as agreed by the Parties. All out-of-pocket costs incurred by the Parties in connection with the preparation, filing, prosecution and maintenance of Joint Patent Rights shall be shared equally between the Parties. To the extent practicable, the Controlling Party shall provide the other Party and its counsel with an opportunity to consult with the Controlling Party and its counsel regarding the filing and contents of any application, amendment, registration, submission, response or correspondence with any patent authorities with respect to, and the Controlling Party shall consider in good faith the reasonable requests of the other Party regarding the filing and prosecution of such Patent Rights and shall not, without the prior written consent of the other Party (which approval shall not be unreasonably withheld, conditioned or delayed), cease the prosecution or maintenance of, or modify the claims of, or elect not to file a patent application in respect of any Joint Patent Rights.

(c)	Election not to File, Prosecute or Maintain. If one Party does not wish to bear the expenses in connection with the preparation, filing, prosecution or maintenance of any Joint Patent Rights in any country it shall notify the other Party who shall have the right to prepare, file, prosecute and maintain such Joint Patent Rights at its own expense, through counsel of its choosing, without the consent of such first Party, whereupon the first Party shall, and shall cause its Affiliates to, (i) reasonably cooperate with the other Party in this regard, and (ii) promptly release or assign to the other Party, without consideration, all right, title and interest in and to such Joint Patent Rights in such country. If the other Party fails to notify the first Party within ninety (90) days that it wishes to assume such responsibility at its own cost, and the first Party is the Controlling Party, the Controlling Party shall be free to allow such Joint Patent Rights to lapse.
14.3.8	Confidential Information and Materials. On expiration or termination of this Agreement for any reason, (i) each Party shall promptly return all Confidential Information of the other Party that is not subject to a licence grant hereunder that survives such expiration or termination; provided that each Party may retain one copy of the Confidential Information of the other Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations under this Agreement and (ii) sanofi pasteur shall either return or, at Emergent’s request, destroy all Emergent Materials provided that sanofi pasteur may retain Materials that are subject to a continuing licence grant hereunder.

14.3.9	Other Consequences. The expiration or termination of this Agreement for any reason shall be without prejudice to:
(a)	the obligation of either Party to pay to the other Party any amount due to the other Party with respect to the period prior to the effective date of such expiration or termination, by way of royalty or otherwise, under this Agreement;

(b)	any right of, or remedy available to, either Party against the other Party in respect of anything done or omitted under this Agreement prior to such expiration or termination; and

(c)	those rights, and shall not release either Party from those of its obligations, which expressly survive termination in accordance with this Agreement and Clauses 8.3.2, 9.1.4, 9.1.6, 10, 11.2, 12.3, 13, 14.3, 16, 17, 18, 21, 22, 23, 25, and 28 and all payment, reporting and audit terms to the extent applicable to activities occurring before or surviving termination and any other provisions which are expressed to survive expiration or termination or which are required to give effect to such expiration or termination shall continue in full force and effect.
14.4	No Further Grant

Except as specified in Clauses 14.1 and 14.3 neither Party shall be under any obligation to grant the other Party any licence under any Emergent Technology or sanofi pasteur Technology with respect to the period after the expiration or termination of this Agreement.

15.	FORCE MAJEURE

15.1	Force Majeure

A Party shall not be liable for a failure to perform any of its obligations under this Agreement during the period and to the extent that that Party is prevented or hindered from complying with them by any cause beyond its reasonable control including (insofar as beyond such control but without prejudice to the generality of the foregoing expression) strikes, lock-outs, labour disputes, act of God, war, riot, civil commotion, terrorism, epidemic disease, malicious damage, compliance with any law or governmental order, rule, regulation or direction, accident, breakdown of plant or machinery, fire, flood, storm, earthquake (each an “event of Force Majeure”). The affected Party shall give notice to the other Party of the event of Force Majeure and its effect on its ability to perform its obligations. If the notice is not given by the affected Party within a reasonable period after that Party knew or ought to have known of the event of Force Majeure, it shall remain liable to the other Party for the consequences of its failure to perform.

15.2	Obligation to Consult

The exemption provided by Clause 15.2 shall be granted to the relevant Party for as long as the event of Force Majeure persists; provided that if it shall persist for a continuous period of more than six (6) months the Party not affected by the event of Force Majeure may terminate this agreement on thirty (30) days notice.

16.	PUBLICITY

16.1	Press Announcement.

The Parties shall release the press announcement set out in Schedule 6 on the date of this Agreement or on such later date as may be agreed by the Parties.

16.2	No Publicity Without Consent

Subject to Clauses 16.1 and 16.3 neither Party shall make any public announcement or statement or issue any press release or other publicity materials or make any other disclosure with respect to the existence of this Agreement, its terms, conditions or subject matter, or the status or content or conduct of the Development Programme without the prior written consent of the other Party except if and to the extent (i) required by Applicable Law, the rules or regulations of a relevant stock exchange or similar governing body (including the U.S. Securities and Exchange Commission) or an order of any government agency, department or court, provided that in each such case the disclosing Party shall to the extent permitted promptly notify the other of such disclosure; or (ii) the proposed public announcement does not contain information beyond that included in an earlier press release issued in accordance with this Clause 16.

16.3	Permitted Disclosure

Either Party may disclose the terms or conditions of this Agreement and, subject to Clause 10, information relating to the status, content or conduct of the Development Programme:
(a)	on a “need to know” basis to its, and its Affiliates, legal and financial advisors to the extent such disclosure is reasonably necessary in connection with such Party’s activities as expressly permitted by this Agreement or for the conduct of its business;

(b)	to a Third Party in connection with:

(i)	an equity investment or other form of financing in such Party, or one of its Affiliates, by such Third Party;

(ii)	a merger, consolidation or similar transaction entered into by such Party, or one of its Affiliates; or
(iii)	the sale of all or substantially all of the assets of such Party, or one of its Affiliates;
(c)	as may be required in connection with an offer of shares or other securities by that Party or one of its Affiliates to the public;

(d)	on a “need to know” basis, to a prospective assignee pursuant to Clause 19.1 and such Third Party’s employees, advisors, representatives, Affiliates, partners, members, shareholders and financing sources; or

(e)	to any government agency or authority, at its request or as may be required by Applicable Law, regulation, rule or order.
17.	NOTICES

17.1	Notices

Any notice in connection with this Agreement (a “Notice”) will be in writing, in the English language, signed by or on behalf of the Party giving it and will be delivered by hand (including by internationally recognised courier), or prepaid airmail, facsimile transmission, but not e-mail, either to the recipient at the address or facsimile number set out for that Party in Clause 17.3 or such other address or facsimile number within the same country as set out below for that Party as the recipient has previously notified to the sender in accordance with this clause.

17.2	Deemed service of Notices

A Notice shall be deemed to have been duly served:
(a)	if delivered by hand, at the time of delivery;

(b)	if sent by prepaid airmail at 10.00 a.m. (local time at the place of destination) on the fifth Business Day after the date on which it was mailed; and

(c)	if sent by facsimile, at the time of transmission; provided that a confirming copy is sent by first class post or prepaid airmail if the sender and recipient are in different countries within twenty-four (24) hours after transmission and that no notification informing the sender that the facsimile has not been delivered has been received by the sender;
provided that if the Notice is delivered by hand or transmitted by facsimile and such delivery or transmission occurs after 4.00 pm on a Business Day or on a day other than a Business Day, service will be deemed to occur at 9.00 am on the next following Business Day (such times and dates being local time at the address of the recipient).
17.3	Addresses for Notices

The addresses and facsimile numbers for the parties are as follows:

If to Emergent:
Emergent Europe Limited
545 Eskdale Road,
Winnersh Triangle,
Wokingham,
Berkshire, RG41 5TU
England
Fax no. 44 (0) 118 9443301
Attention: President, Emergent Europe Limited
With copy to:
Emergent Biosolutions, Inc
300 Professional Drive
Gaithersburg, MD 20879
USA
Fax no: 1 301 944 0173
Attention: General Counsel
If to sanofi pasteur:
Sanofi Pasteur S.A.
2, avenue pont pasteur
Lyon 69007 France
Fax no. 33 4 3737 7061
Attention: General Counsel
With copy to: Vice President, Corporate Development
Sanofi Pasteur SA
1541 avenue Marcel Mérieux
Marcy l’Etoile, 69280 France
17.4	Notices Served In Court Proceedings

For the avoidance of doubt, where proceedings have been commenced in any court of competent jurisdiction, any documents issued in the course of those proceedings will be served in accordance with the procedural rules governing the service of documents in those proceedings.

17.5	Other Communications

For the avoidance of doubt, this Clause 17 shall not apply to routine communications between members of the SC, JPT or the Project Leaders. Any such communications shall be in English and may be via e-mail. The SC shall establish, and the Parties shall comply, and shall each cause its respective employees, representatives and agents to comply, with, such procedures as the SC considers appropriate to ensure the security and confidentiality of any such communications.

18.	RELATIONSHIP OF PARTIES

18.1	No Partnership nor Agency

Nothing in this Agreement shall be deemed to constitute the relationship of partners nor of principal and agent between the Parties.

18.2	No Responsibility for Other Party

Neither Party nor its Affiliates shall be responsible for the acts or defaults of the other Party or its Affiliates or the employees or representatives of the other Party or its Affiliates.

19.	ASSIGNMENT AND DELEGATION

19.1	Permitted Assignments

19.1.1	Assignment by either Party. Either Party may on written notice to the other Party but without that other Party’s consent, assign any or all of its rights and delegate any or all of its obligations under this Agreement to any of its Affiliates or to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of the business to which this Agreement relates.

19.1.2	Assignments by Emergent. Emergent may:
(a)	on written notice to sanofi pasteur but without sanofi pasteur’s consent, assign to any Third Party any or all of Emergent’s rights under Clause 7.2 and Clause 7.3, and in connection with such an assignment, any or all of its rights under Clause 7.4, Clause 7.6 through 7.9 and/or Clause 7.11; and

(b)	assign, and grant a security interest in, without the consent of sanofi pasteur, any or all of its rights under this Agreement to any Third Party providing financing to Emergent, and its successors and assigns, or any agent or trustee acting on its behalf. sanofi pasteur hereby acknowledges that any such assignment and granting of a security interest are made only for the purpose of securing Emergent’s obligations to such Third Party under the applicable financing documents, and shall not subject such Third Party, and its respective successors and assigns, or any agent or trustee acting on its behalf, to, or transfer or in any way affect or modify, any obligation or liability that Emergent may have to sanofi pasteur hereunder. Further, notwithstanding Clause 20, any such Third Party shall be considered a third-party beneficiary of this Agreement with a right of enforcement as if it were a Party hereto.
19.2	Other Assignments

Subject to the foregoing provisions of Clause 19.1 neither Party shall assign, sub-contract, sub-license, charge or part with or otherwise dispose of this Agreement or the benefit thereof or any right or obligation hereunder to a Third Party without the express prior written consent of the other Party such consent not to be unreasonably withheld, conditioned, or delayed.

19.3	Performance by Affiliates

Each Party may perform any and all of its obligations and exercise any and all of its rights under this Agreement through any Affiliate; provided that such Party shall remain responsible to the other Party for the compliance by any such Affiliate of its performance of this Agreement.

20.	THIRD PARTY RIGHTS

This Agreement does not create any right enforceable by any person who is not a Party except that a person who is the permitted successor to or assignee of the rights of a Party shall, subject to and upon any succession or assignment permitted by this Agreement, be deemed to be a party to this Agreement and the rights of such successor or assignee shall be regulated by the terms of this Agreement.

21.	WAIVER

The failure on the part of either Party to exercise or enforce any right conferred upon it hereunder shall not be deemed to be a waiver of any such right or operate to bar the enforcement thereof at any time or times thereafter.

22.	SEVERABILITY

22.1	Severability

If the whole or any part of this Agreement is or becomes or is declared illegal, invalid or unenforceable in any jurisdiction for any reason (including both by reason of the provisions of any legislation and also by reason of any decision of any court or Regulatory Authority which either has jurisdiction over this Agreement or has jurisdiction over any of the Parties):
(a)	in the case of the illegality, invalidity or unenforceability of the whole of this Agreement, it shall terminate in relation to the jurisdiction in question; or

(b)	in the case of the illegality, invalidity or unenforceability of part of this Agreement, that part shall be severed from this Agreement in the jurisdiction in question and that illegality, invalidity or unenforceability shall not in any way whatsoever prejudice or affect the remaining parts of this Agreement which shall continue in full force and effect.
22.2	Good Faith Negotiation

If any such circumstances arise and the commercial relationship between the Parties contemplated hereby is as a result significantly altered the Parties shall negotiate in good faith an appropriate amendment to this Agreement.

23.	ENTIRE AGREEMENT

23.1	Entire Agreement

This Agreement (including the Schedules) constitute the entire agreement between the parties relating to their subject matter, and supersede all prior written or oral agreements, representations or understandings between the parties relating to that subject matter.

23.2	No Reliance on Other Provisions

Each Party confirms that, in agreeing to enter into this Agreement, it has not relied on any representation, warranty, collateral contract or other assurance except those set out in this Agreement and to the extent any previous representation, warranty, collateral contract or assurance was made to a Party, such Party waives all rights and remedies with respect thereto.

23.3	Implied Terms

ALL CONDITIONS, WARRANTIES AND OTHER TERMS IMPLIED BY STATUTE OR COMMON LAW ARE HEREBY EXCLUDED TO THE FULLEST EXTENT PERMITTED BY LAW.

23.4	No Exclusion for Fraud

Nothing in this Agreement will operate to limit or exclude a Party’s liability for fraud.

24.	AMENDMENTS

No amendment or variation of this Agreement shall be valid and effective unless in writing and signed by or on behalf of each Party.

25.	GOVERNING LAW AND JURISDICTION

25.1	Governing Law

This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

25.2	Dispute Resolution

Except as provided in Clause 3.5.1, or in relation to any matter which is to be finally determined by an independent expert in accordance with this Agreement, if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection with this Agreement, then either Party shall have the right to refer such dispute to the Senior Officers who shall seek to resolve such dispute. Any final decision mutually agreed to by the Senior Officers shall be in writing and shall be conclusive and binding on the Parties. If the Senior Officers are not able to agree on the resolution of an issue within twenty (20) days after such issue was first referred to them (or such longer period as they may agree), Clause 25.3 shall apply.

25.3	Jurisdiction

Subject to Clause 25.2, all disputes between the Parties arising in connection with this Agreement shall be referred to and finally resolved by the courts located in the State of Delaware and the Parties irrevocably and unconditionally submit to the exclusive jurisdiction of such courts for any action, suit or proceeding arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding related thereto except in such courts. The Parties irrevocably and unconditionally waive their right to a jury trial. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in such courts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

25.4	Process Agents

Without prejudice to any other mode of service allowed under any relevant law:
(a)	Emergent irrevocably appoints Emergent Biosolutions, Inc as its agent for service of process in relation to any proceedings before the courts located in the State of Delaware in connection with this Agreement and further agrees that service of any process, summons, notice or document by U.S. registered mail to the General Counsel of Emergent Biosolutions, Inc at the address for that company set out in Clause 17.3 (or such other address in the United States as may have been notified to sanofi pasteur in accordance with Clause 17) shall be effective service of process for any action, suit or proceeding brought against it under this Agreement; and

(b)	sanofi pasteur irrevocably appoints Connaught Technology Corp. as its agent for service of process in relation to any proceedings before the courts located in the State of Delaware in connection with this Agreement and further agrees that service of any process, summons, notice or document by U.S. registered mail to Kathleen Winter, President of Connaught Technology Corp. (or any successor President) at 3711 Kennett Pike, Suite 200 Greenville, Delaware 19807; (or such other address in the United States as may have been notified to Emergent in accordance with Clause 17) shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.
25.5	Interim Relief

Nothing in this Agreement shall prohibit a Party from seeking interim relief in any court of competent jurisdiction.

26.	SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and enure for the benefit of both Parties and their successors and permitted assigns, as the case may be.

27.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and all the counterparts when taken together will constitute one agreement. Each Party may enter into this Agreement by executing a counterpart.

28.	LANGUAGE

This Agreement is drawn up and executed in the English language. If there is any conflict between this Agreement and any translation of this Agreement, the English language version of this Agreement will prevail.
         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorised representatives.

EMERGENT EUROPE LIMITED		SANOFI PASTEUR, S.A.

By:	/s/ S.N. Chatfield	By:	/s/ Dominique Carouge

Name: Dr. Steve Chatfield PhD		Name: Dominique Carouge
Title: President		Title: Chief Financial Officer

		By:	/s/ Michel DeWilde

Name: Michel DeWilde
Title: Sr. Vice President of Research & Development

Schedule 1
Appendix 1
Outline Candidate Evaluation and Selection Plan
1. Introduction
This appendix is intended to serve as supporting documentation to the main body of the Agreement. It has been compiled on the basis of a number of face to face interactions and represents the parties shared view of the work-plan required to fully evaluate the Candidate Antigens and to select Candidate Antigens for clinical development. The plan will be subject to change as agreed by the Steering Committee (SC), but it is recognised that the plan will require both parties to commit resources (personnel and equipment) that cannot be redeployed easily.
Sanofi pasteur and Emergent propose to enter a collaboration to develop a Meningitis B vaccine based on one or more of the potential [**] Candidate Antigens that Emergent has identified. These Candidate Antigens were identified as virulence genes encoding probable surface located proteins in a signature–tagged mutagenesis (STM) screen, or as surface located or secreted proteins in a leaderless PhoA functional screen. The Candidate Antigens are described and claimed in the Emergent owned patent applications [**] and [**] and related national filings and divisionals (as listed in Schedule 5 under Emergent Independent Patent Rights).
The starting point of the Co-Development Programme is to evaluate the pool of approximately [**] Candidate Antigens as potential meningitis vaccine candidates. An effective vaccine providing broad coverage against multiple menB strains or even potentially against multiple meningitis serogroups may contain multiple antigens ([**] antigens). In order to select Candidate Antigens or Programme Antigens for clinical development the Parties have agreed the Outline Candidate Evaluation and Selection plan detailed within this Appendix. This plan describes the main tasks to be performed and the Party or Parties responsible for performing each task. This plan may be refined periodically as necessary upon the agreement of the SC. In the following plan the evaluation and selection steps apply equally to Programme Antigens as to Candidate Antigens, however only the term Candidate Antigen is used for simplicity.
The aim of the candidate evaluation process is to comprehensively evaluate the pool of Candidate Antigens and to ensure that a suitable preclinical data package (with emphasis on functional assays and conservation) is generated on each of the Candidate Antigens in a systematic and objective manner to enable selection of individual Candidate Antigens for clinical development within an appropriate timeframe. However, if promising Candidate Antigens are

Schedule 1 Appendix 1	1

identified early in the evaluation process that meet the pre-clinical selection criteria for clinical development, the SC will consider these Candidate Antigens for immediate entry into clinical development, ahead of completing evaluation of the remaining Candidate Antigens. In addition, promising Candidate Antigens will also be evaluated in combinations where appropriate.
The selection criteria for selecting Candidate Antigens for clinical development are to be finalised and agreed by the SC, but will be based on the selection criteria listed below.
2. Prioritisation of Candidate Antigens for Pre-Clinical Screening
Given the large number of potential Candidate Antigens [**], the Candidate Antigens will first be evaluated on the basis of [**] and [**] to enable a prioritised Candidate Antigen list to be compiled.
2.1 [**] (Task Responsibility; Emergent and sanofi pasteur)
Emergent has performed some initial screens for [**]. Sanofi pasteur has also performed [**].
[**] Candidate Antigens have been identified that have potentially significant [**] and which may require further [**].
Sanofi pasteur has strong [**] capabilities, particularly in the areas of [**]. It is proposed that sanofi pasteur lead the [**] analysis of these Candidate Antigens.
If the [**], then a decision will be taken on whether the [**]. The collaboration will then consider the use of these [**] proteins. Candidate Antigens that [**] will be excluded.

Schedule 1 Appendix 1	2

2.2 Intellectual property review (Task Responsibility; Emergent and sanofi pasteur)
Sanofi pasteur and Emergent will agree on the patentability and freedom to operate position for each Candidate Antigen or Programme Antigen. It is envisaged that the [**] will be key to and underpin the product development and that additional Intellectual Property [**] is likely to be generated during the collaboration which will provide further patent protection for any collaboration Product.
2.3 [**] (Task Responsibility; Emergent and sanofi pasteur)
Emergent and sanofi pasteur have performed a number of [**] screens to rank the Candidate Antigens (see below). Sanofi pasteur and Emergent have agreed to a prioritised list of Candidate Antigens [**].
2.3.1. [**] (Task Responsibility; Emergent)
An [**] screen has been performed to determine the level of [**]. Candidate Antigens have been ranked in the following order;
•	[**]
2.3.2. [**] (Task Responsibility; Emergent and sanofi pasteur)
Candidate Antigens have been updated for [**] using [**] Candidate Antigens have been predicted to be [**]. The work plan below is focused on these [**] candidates. [**] of remaining Candidate Antigens will be experimentally confirmed at a later stage.
The Candidate Antigens clearly predicted to be [**] have been prioritised, followed by those with [**].
2.3.3. Literature search (Task Responsibility; Emergent)
The literature search for each Candidate Antigen will be updated. Candidate Antigens known to be [**] have been identified [**].

Schedule 1 Appendix 1	3

3. Preclinical Evaluation – [**]
[**] Candidate Antigens will be evaluated for [**]. Expressed Candidate Antigen proteins will be used to [**].
Of those [**] prioritized Candidate Antigens, [**]
3.1 Candidate Antigen [**] (Task Responsibility; Emergent)
The high degree of [**] seen within the [**] of the Candidate Antigens [**] suggests that the Candidate Antigens are likely to be [**].
[**] screening of each Candidate Antigen will be performed initially for approximately [**]. This involves using [**]. These would first be checked [**], but would be underwritten by [**]. This approach should pick up Candidate Antigens that have [**] and will be used as a criterion to exclude Candidate Antigens from further progress on the basis of [**]. However, even if [**] is poor, this data may be valuable in later decisions on [**].
It is likely that many if not all Candidate Antigen will pass this [**] screen and that a significant number of Candidate Antigens will require extended [**] screening against a [**] at a later point in the Co-Development Programme, particularly if selected as a Clinical Candidate.

Schedule 1 Appendix 1	4

3.2. Candidate Antigen [**] (Task Responsibility; Emergent)
It is likely that [**] of Candidate Antigens will prove to be a significant rate-limiting step within the pre-clinical screening programme. The approach taken will be to [**]. Less emphasis will be applied in producing a [**] for a given Candidate Antigen at this initial evaluation stage, with the emphasis on producing [**] as quickly as possible for [**] evaluation.
[**]. Emergent propose to use the [**] that should be suitable for down-stream process (DSP) development. [**] Candidate Antigens may not be at suitable levels or be deemed as unsuitable for further process development and alternate [**] may be considered.
Given that many of the Candidate Antigens are predicted to be [**] proteins, it is likely that they will be [**] that contain highly pure Candidate Antigen [**]. This can be advantageous for [**]. However, the [**]. Once in a [**] state the protein is [**]. The aim of the [**] step is to obtain protein in a [**] form suitable for [**]. Emergent proposes to assess the success of the [**] using [**]. The [**] protein should [**].
Particular attention will be given to protein [**], as maintaining [**] may be important in generating [**], particularly in the case of [**]. A [**] screen will be performed to assess a range of [**]. As [**] assays are not available, it is proposed that the [**] of the protein [**] will be defined as the [**]. The success of [**] will initially be assessed by [**]. Samples which show [**] will then be further analysed by [**].
Emergent propose to [**] only once [**] is demonstrated.
Candidate Antigen proteins that are successfully [**]. This ensures that the material is sufficiently [**] to allow material to be [**].
3.3. [**] (Task Responsibility; Emergent)
[**] assays depend on the ability of [**]. Different [**], and in particular, different [**] vary [**]. Therefore they can be expected to vary in [**]. Overall, there is not a clear [**] among [**], although in most systems, [**] has lowest activity in terms of [**] regimen that induces [**] would give the best chances of [**]. Therefore [**] are selected for pre-clinical studies, as the priority should be [**] will thus initially be selected on the basis of [**], rather than whether or not [**].
Accordingly Emergent proposes to use the [**] may be included at a later stage with Candidate Antigens firstly selected with [**].

Schedule 1 Appendix 1	5

[**] obtained from [**] will be analysed in a specific protein [**] in order to confirm that a [**] each Candidate Antigen. [**] will then be analysed [**] in order to identify [**] from those [**] which are seen to [**] will not be processed any further. All remaining [**] will be [**] tested in the remaining pre-clinical assays.
[**] will only be performed if time and resource permits, priority will be given to performance of the [**] assays.
3.4 Pre-clinical [**] evaluation (Task Responsibility; Emergent and sanofi pasteur)
Pre-clinical [**] testing will be used to establish which Candidate Antigens will be selected for further clinical development. Selection can be based upon [**]
[**] used in the pre-clinical assays may be very important for each antigen and [**] in some or all of the pre-clinical assays. [**] will be evaluated, first under [**] and alternate [**].
3.5 [**] (Task Responsibility; Emergent)
[**] will be used to measure if [**] the Candidate Antigens [**]. Furthermore, a number of [**] will be evaluated to demonstrate [**]. Alternatively, [**] may be used to [**].
3.6 [**] (Task Responsibility; Emergent and sanofi pasteur)
A reliable and well-understood [**] is a key functional activity test for each Candidate Antigen as this assay is currently the [**]. Both Emergent and sanofi pasteur will perform [**]. Candidates that meet the [**] selection criteria set by the SC, will be considered by the SC for entry into clinical development.
A candidate that does not demonstrate [**], or in another agreed [**] assay [**], is unlikely to be taken forward into clinical development.
3.7 [**] assays (Task Responsibility; Emergent or sanofi pasteur),
Assays that utilise [**] will be used as an alternative [**] measure [**]. Both [**] assays provide [**] measurement, although these assays can be [**]. However, the assay may be more sensitive than the [**]. Positive activity in either assay format is valuable, however

Schedule 1 Appendix 1	6

[**] will be analysed in this assay.
3.8 [**] (Task Responsibility; sanofi pasteur)
[**] can give valuable characterisation data on individual Candidate Antigens. Demonstration of [**] for a Candidate Antigen is valuable as [**]. The parties intend that only Candidate Antigens that fail to generate [**] but are positive in pre-clinical [**] assays [**], should be further evaluated for the [**]. Further [**] work may be performed once a Candidate Antigen has been selected for clinical development.
A flow chart of the proposed Candidate Evaluation and Selection Plan is shown below.
[**]

Schedule 1 Appendix 1	7

4. Task Responsibilities
The table below summarises the main tasks and responsible parties for the Candidate Evaluation and Selection Plan.
Table 1. Task responsibilities for the Candidate Evaluation and Selection Plan

Task
no.	Task Description	Responsible Party
Prioritisation of Candidate Antigens

1	[**]	Joint
2	[**]	Joint
3	[**]	Emergent
4	[**]	Joint
5	[**]	Emergent

Preclinical Evaluation

6	[**]	Emergent
7	[**]	Emergent
8	[**]	Emergent
9	[**]	Emergent
10	[**]	Joint
11	[**]	Emergent
12	[**]	sanofi pasteur
5. Project Management and Resources Required (Task Responsibility; Joint)
5.1 Project Timelines
The current project work-plan to evaluate the [**] Candidate Antigens will be completed within approximately [**] with the proposed level of resource below. A Gantt chart outlining the main tasks and associated timelines follows.
[**]

Schedule 1 Appendix 1	8

The Gantt chart assumes that full preclinical testing [**] will be performed for a maximum of [**] candidates, to allow for an attrition rate of those candidates that are deprioritised during the evaluation process, for instance if the [**].
5.2 Emergent Resource Required
In order to resource the programme adequately, Emergent will need to dedicate the necessary number of skilled Full Time Equivalents (FTEs) to the project. Whilst it is recognised that the work-plan may be modified by the SC, the following represents Emergent’s best estimate of the Emergent resource that will be required to execute the work-plan illustrated in the Gantt chart above. Resource levels assume a [**]. The proposed resource levels do not include any contingency resource [**]
Year 1

Function	M1	M2	M3	M4	M5	M6	M7	M8	M9	M10	M11	M12
Mol Biol	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Purification	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Purification management
Pre-clinical	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Pre-clinical management	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Project Leader	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Total (FTE)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Year 2

Function	M13	M14	M15	M16	M17	M18	M19	M20	M21	M22	M23	M24
Mol Biol
Purification	[**]
Purification management
Pre-clinical	[**]	[**]	[**]	[**]
Pre-clinical management	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Project Leader	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Total (FTE)	[**]	[**]	[**]	[**]	[**]	[**]	[**]
5.3 [**]

Schedule 1 Appendix 1	9

The major external cost associated with the project work-plan will be [**].
At the present time, based on current rates, this is estimated as being approximately [**].
5.4 Capital Expenditure Equipment
At this point it is anticipated that the following capital expenditure equipment will be required to meet the projected needs of the project work-plan. Any further capital expenditure required will be discussed and agreed at the Joint Project Team level and approved as necessary by the SC. This equipment remains the property of [**].

	No.	Unit	Total
Equipment	Req.	Cost (£)	Cost (£)
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
6. Selection of Candidate Antigens for clinical development
(Emergent and sanofi pasteur)
Following completion of the pre-clinical evaluation of the Candidate Antigens a final ranking of the Candidate Antigens will be performed to facilitate selection of the best Candidate Antigens for clinical development.
Candidate Antigens will only be selected for clinical development by the SC if they pass certain criteria, currently anticipated to include the following;
[**]
These criteria will be defined and agreed by the SC in advance of any Candidate Antigen selection for clinical development.
Assuming all of the above criteria are met for more than one Candidate Antigen, each criterion ranking, together with the ability to develop a scalable commercial process will be used to prioritise the Candidate Antigens for entry into full-scale development and ultimately clinical development.
At the SC’s discretion, there is also the option to [**] into the clinic ahead of completing the evaluation of all Candidate Antigens, if the Candidate Antigens meet the agreed pre-clinical selection criteria.
The Parties envisage that [**] Candidate Antigens will be selected for clinical development, with the final vaccine comprising [**].
[**]

Schedule 1 Appendix 1	10

Schedule 1
Appendix 2
Early Development Phase
Phase I Product and Clinical Development Plan
This appendix is intended to serve as supporting documentation to the main body of the agreement.
It is recognised that it is difficult to plan precisely the further one goes out from the commencement of the project. In this regard it is acknowledged that the following plan may change, subject to approval by the Steering Committee (SC). However the material below represents an overview of the work that will be required to take one protein through from selection for clinical development to the end of Phase I.
Specifically, this plan highlights the work that will be required to take one protein from the point at which it becomes a Clinical Candidate in the evaluation and selection phase to the point at which the data from a Phase I will have been analysed and reported.
It is recognised that there may need to be a Transition Plan to attain smooth and efficient handover of pilot scale processes and associated data to Sanofi after completion of Phase I trials.
If more than one Clinical Candidate were to be chosen for clinical development then the plan will need to be modified appropriately to take account of the extra resource (and potential synergies) required by such a decision.
Following the selection of Clinical Candidates(s) for clinical development, the Steering Committee will finalise and agree the details of a Phase I Product and Clinical Development Plan for each selected antigen including the main activities to be performed, allocation of responsibilities, an appropriate level of product compliance, the resource requirements (financial, FTEs, contractors, hardware and reagents) and expected timelines. The general principles and the anticipated major components of the plan are listed below.
General Principles
Emergent will be responsible for manufacture of Phase I clinical material, for interactions with regulatory bodies relating to Phase I, and for conducting/managing Phase I clinical trials.
The components of a Phase I Product and Clinical Development Plan will include the following;

Schedule 1 Appendix 2	1

•	[**]
•	[**]
•	[**]
•	[**]
•	[**]
•	[**]
•	[**]
•	[**]
•	[**]
•	[**]
•	[**]
An outline description of the anticipated tasks is given below.
1. Further Preclinical Characterisation (Task responsibility; Emergent and Sanofi)
The intention of the pre-clinical screening and evaluation process is to select candidates that are suitable for development as a vaccine against N. meningitidis serogroup B within an appropriate timeframe. When a Clinical Candidate moves from pre-clinical screening into clinical development further pre-clinical characterisation will be performed. Whilst the additional pre-clinical work required is likely to be Clinical Candidate specific, further [**] studies may be performed, [**].
Following selection of a Clinical Candidate for clinical development, one of the first steps will be to demonstrate that the [**] profile for the Clinical Candidate remains consistent following [**]. For this purpose the Clinical Candidate [**] Clinical Candidate protein will then be [**].
The [**] assays used to demonstrate [**] in the preclinical selection screen will then be repeated for [**]. Depending on the [**] assay selected, these assays may be performed at both Emergent and Sanofi. The corresponding [**] will be repeated alongside the [**] as a positive control. This will confirm that the [**]. However, if the [**] fails to demonstrate [**] activity, this may indicate a technical problem, which will

Schedule 1 Appendix 2	2

result in the investigation of the [**] methods employed. Assuming comparability in [**] activity between [**] is demonstrated, the next steps in the development pathway will commence.
As further Clinical Candidates move into clinical development, detailed pre-clinical studies will be performed to support [**] that would support the clinical development strategy
2. Product Development (Task responsibility; Emergent)
[**] characterisation will be performed on the [**].
2.1 [**] and Selection
Emergent will [**] and select the [**] in-house. The criteria for selection are:
i)	[**]

ii)	[**]

iii)	[**]
If a [**] meets all of these criteria, a [**] will be manufactured in-house. This [**] will be progressed into development. No animal-derived materials will be used in the [**] in-house or at Contract Manufacturing Organisations (CMOs).
2.2 [**]
The [**] will be transferred to the selected Contract Manufacturing Organisation (CMO) and will be tested to ensure that it is pure and free from adventitious agents before being accepted into the CMO facility. The [**] will be manufactured from the [**]. This manufacture will be performed by [**]. Phase I clinical supplies will be manufactured directly from the [**]. It is anticipated that the [**] will be manufactured following successful completion of Phase I.
2.3 Process Development and Manufacturing Strategy
[**] purification processes suitable for transfer to a CMO will be developed in-house and will immediately focus on deriving both a commercially and regulatory acceptable process. Emergent will systematically screen each process step to find the optimal process conditions e.g. [**]
The selected skeleton process will be refined and scaled up at a CMO so that it is suitable for the manufacture of clinical trials material. Emergent will provide the necessary support to the CMO to ensure that a suitable manufacturing process is developed in a timely manner. Emergent will manage the transfer of

Schedule 1 Appendix 2	3

the process, further process development and manufacture at the CMO of material for use in toxicology and clinical studies.
2.3.1 Development of Processes
2.3.1.1 Early Process Development
The purpose of early process development, undertaken in the laboratories of Emergent, is to determine a skeleton process that will be transferred to a CMO for refinement and scale-up.
2.3.1.2 Upstream Development
[**] will be determined, [**] for the Clinical Candidate performed. The [**] will be determined. [**] will be performed.
2.3.1.3 Downstream Development
In the case that the protein is [**], then scouting of [**] will be performed. Where the protein is [**], then [**] will be performed and optimised. [**] will be evaluated [**] and the data analysed using [**] analysis, [**]. Scouting of the [**], where possible. No animal components will be used in the manufacturing process for any of the candidates.
This small-scale material will likely be used to begin performing the primary pharmacodynamic studies and analytical method development and formulation studies. Additionally, degradation and stability studies will begin at once to assess the degradation profile of the material and selection of suitable methods to perform longer-term stability studies.
This material may form an early reference preparation for use in various analytical and pre-clinical assays.
2.4 Process Transfer, Scale Up and Consistency Runs
Once the small-scale process is transferred to the CMO, it will be refined/optimised [**]. Finally the process will be performed several times to ensure reasonable process robustness and consistency as part of process understanding studies. Material from this stage may also be used for ongoing pre-clinical work in addition to the continued development of In-Process Control (IPC) and Drug Substance (DS) assays.
2.5 Manufacturing Scale Batch
After successful completion of consistency runs at small scale, the process will be operated at the pilot manufacturing scale under non-GMP conditions to verify

Schedule 1 Appendix 2	4

its scalability by comparing appropriate parameters of both the small and large-scale batches. This also gives the opportunity for the GMP operators in the manufacturing plant to learn the manufacturing process and to develop appropriate batch manufacturing records. The material generated from this batch represents the first large-scale batch that would be comparable to that planned for the clinical batch. This material will be used in the pre-clinical package and also to qualify methods used for release of the toxicology and clinical batches as well as providing the basis for the setting of specifications. Stability studies will also be performed on the material.
2.6 Toxicology Batch
The toxicology batch will be produced at the same scale as the clinical batch [**], will be released to specification and will be used primarily for toxicology studies. It will also undergo analytical characterisation suitable for incorporation within a Clinical Trial Application (CTA). Stability studies will also be performed on the material and it may also be used as a reference preparation for use as reference controls and standards in assays.
2.7 Clinical Batch (GMP)
The clinical batch will be produced to GMP and released for use in a clinical study. Again, this batch will undergo product characterisation and stability testing.
2.7.1 Method Development
Analytical methods for IPC, DS and Drug Product (DP) will be developed and qualified prior to initiation of Phase I clinical trials. Methods will be developed in-house or contracted to a CMO depending on the complexity or nature of the assay. This will initially be performed on early process material once available. Qualification of assays will be performed upon large-scale process derived material. Assays will be transferred to the QC laboratory of the CMO or nominated sub-contractor, as appropriate, where QC release testing of cGMP lots will be undertaken.

Schedule 1 Appendix 2	5

2.8 Formulation
At the current time, it is anticipated that the DP formulation will be based on [**] will be evaluated [**]. Conditions for the optimum [**] will be determined and these initial experiments will be carried out using protein prepared from the in-house skeleton process. Once material manufactured at the CMO is available, formulation experiments will be repeated using the knowledge gained from the initial formulation development work using the early material from the skeleton process.
The formulation process will then be transferred to a secondary manufacturer for the manufacture of transfer, toxicology and clinical batches of DP.
2.9 Stability of Product
Stability studies will be performed on both DS and DP. Tests used will be shown to be stability indicating and will selectively be used throughout the stability assessment. [**] will be used to predict a suitable shelf life for the product.
2.10 Product Characterisation
Preliminary product characterisation will be performed upon the active pharmaceutical ingredient (API). This will assess [**] of the product, potentially using state of the art techniques indicated in ICH guidelines, e.g. [**].
2.11 Generation of a Pre-Clinical package for a Clinical Trial Application [**]
2.11.1 Primary Pharmacodynamic Studies
Data obtained from the pre-clinical screening of the candidate will be detailed in this section of the application, including [**]. Dosing studies in animals will help to determine [**]. These studies will also support the formulation studies as described above.
2.11.1.1 [**] Studies
[**] will be assessed. [**] will be evaluated in an appropriate [**]. The [**] will then be assessed by [**].
2.11.1.2 [**] Studies

Schedule 1 Appendix 2	6

The effect of [**] will be evaluated for each candidate [**]. This may well be performed as part of the [**] studies outlined above.
2.11.2 Secondary Pharmacodynamic Studies
2.11.2.1 Screening of [**]
[**] will be assessed in a [**]. Furthermore, [**].
2.11.3 Toxicology Studies
Repeat dose toxicology and local tolerance will be performed [**]. Studies will be reflective of the clinical dosing regimen.
2.12 GMP Manufacturing
The Parties intend that GMP manufacturing will be performed by the same CMO that is carrying out the process development work for an individual protein candidate.
2.12.1 Transfer of Process from Development to GMP
Emergent will oversee the transfer of the process from the in-house development group to the GMP group at the chosen CMO. GMP operators from the CMO will be trained on the details of the process by Emergent. Emergent will approve the GMP batch records prior to commencement of manufacturing.
2.12.2 Manufacturing
The CMO will produce a transfer batch (non-GMP) at full (pilot) scale, one GMP-like toxicology/stability batch and one GMP clinical batch of Drug Substance. The final process developed by the CMO will yield [**].
3. Phase I Clinical and Regulatory Plan (Task responsibility; Emergent)
3.1 General Principles
It is anticipated that Clinical Candidate(s) selected for clinical development will have demonstrated the ability to [**]. However, Clinical Candidates may have demonstrated [**]. The objective of the Phase I studies will be to determine safety and immunogenicity (serum antibody levels) of Clinical Candidates. However, it is important for ease of clinical development that [**] antibodies generated by the Clinical Candidate(s) demonstrate [**].

Schedule 1 Appendix 2	7

The final vaccine product may contain [**] Clinical Candidate. It is considered unlikely that the final vaccine product will contain [**] Clinical Candidates [**] raises a number of challenges in the clinical development path. Hence the early clinical research work will be designed to demonstrate [**], safely and that the immune response induced is likely to be protective [**].
The Parties intend that the Phase I safety and immunogenicity studies will be undertaken by Emergent in the UK, under Clinical Trial Applications (CTA). This is considered to be the [**]. The Phase I studies will be Emergent sponsored studies and each study will require its own CTA. In support of each CTA, each Clinical Candidate will require its own Investigational Medicinal Product Dossier (IMPD), as each Clinical Candidate will be classified as a different product.
Each [**] studied is also likely to require its own IMPD as it is potentially classified as a separate product. [**].
An outline of the likely Phase I clinical development path is provided below. Detailed clinical development plans will be compiled following further discussion between the Parties and agreed by the SC ahead of selection of candidate antigens for clinical development. [**]. In addition, the preferred optimal study design needs to be decided on the basis of a number of factors and it is not possible to be definitive about the final study design at this stage of development.
3.2 Phase I Clinical Studies
3.2.1 Objectives
The key objective for the Phase I studies will be to demonstrate for individual Clinical Candidates [**] that a range of doses can be administered, that the Clinical Candidates have an acceptable safety profile and induce a potentially protective immune response [**] against [**].
3.2.2 Previous Study
Emergent have already undertaken a Phase I study in healthy volunteers [**]. However, the design of the [**] study can however be used to assist the design of future Phase I studies.
3.2.3 Design of Study
Phase I studies are exploratory and are usually performed in small groups of twenty (20) to forty (40) adults to assess the safety of the product and to detect the expected immune response [**]. Phase I studies might also be extended to the final target population [**]. The following general design is proposed at present. Each Phase I study will investigate a number of different dose levels (normally up to 4 dose levels) of Clinical Candidates [**]

Schedule 1 Appendix 2	8

and involve [**] subjects per dose group. The studies will enrol male and female adult volunteer subjects [**]. Each subject will receive up to [**] doses of a single dose level. The doses will be administered at Time [**] month and [**] months after the first injection [**]. For reasons of safety, dose escalation will be [**]. Subjects will be dosed [**], such that the first [**] to be dosed will receive the lowest dose, the second [**] will receive the next highest dose with the third and fourth [**] receiving the third and fourth highest doses. Consideration of administering only [**] doses on Days [**] and [**] may also be appropriate. Alternatively, planning the study to administer [**] doses, but with a review of the [**] data after the second dose, with a view to stopping the administration of the third dose should [**] be seen after the second dose, might be worthy of consideration as this will shorten the Phase I development timelines.
It is proposed that [**] dose levels will be included to establish a no effect/minimal effect dose group and to investigate if there is a dose response.
Safety will be of primary importance. For this reason dose escalation will be done [**] with the lowest dose group dosed first and safety reviewed prior to the second dose group receiving their first dose. Following an appropriate safety review the third [**] will receive their first dose and if appropriately safe the final [**] will receive their first dose. Hence, the dosing of each subsequent [**] will occur approximately [**] days after dosing the preceding [**]. Subjects will receive their second dose [**] days after the first dose and their third dose [**] months after the first dose. Eligibility for administration of the second and third doses to individual volunteers will depend on the safety profile in the individual subjects following the first and second doses and will only be administered if a subject tolerates the first/second injection. Safety reviews will be conducted after each [**] receives their second and third dose to determine if it is appropriate to administer the second/third doses to the next [**].
3.2.4 Immunological and Safety Endpoints
Immunological endpoints will be [**]. The [**] will be evaluated [**] will also be evaluated. Emergent will be responsible for ensuring suitable clinical assays exist that have been qualified and may be performed within Emergents’s clinical assay laboratory or at a suitable contractor that is skilled in the testing of clinical samples that possess suitable experience in the techniques proposed.
Safety endpoints will be adverse events, incidence of flu-like illnesses (myalgia, fever, muscle/joint aches, general malaise and headache), serious adverse events and injection site reactions assessed by the modified Draize score.

Schedule 1 Appendix 2	9

3.2.5 Phase I Study Costs and Timelines
The costs of a Phase I study are estimated in section 4.3. These are Emergents’ best estimates of potential costs, at this stage, based on previous Phase I trial experience. The budget for Phase I studies will be agreed by the SC on an annual basis, or at the appropriate time during development. The estimates in section 4.3 includes the contract fees for a Phase I unit to run the study along with the project management fees, monitoring costs and performing immunological analysis of clinical samples. Each study will run for approximately a total of [**] in clinic [**].
If more than one Clinical Candidate becomes available for clinical evaluation at any time [**].
3.2.6 [**] Phase I Studies
The final vaccine formulation may contain [**] Clinical Candidate to provide an effective immune response against [**]. Therefore there may need to be a need to study [**]. Broadly, there are [**] potential strategies for a Phase I clinical programme investigating the safety and immunogenicity [**] and these are outlined below. Emergent’s proposed approach to Phase I clinical evaluation is the [**] approach, however these plans are for indicative purposes only, until the number of Clinical Candidates for evaluation and the timing of availability of GMP manufactured material is known.
3.2.6.1 [**] Approach (Emergent Proposed Approach)
A Phase I clinical trial will be performed as outlined above, to evaluate the first Clinical Candidate available for clinical evaluation. Assuming that the protein in the study has an acceptable safety profile, [**] and a second suitable protein is available to move into clinical research a second Phase I study will be planned that investigates a [**].
The second study in the series will utilise [**]. In this way information on the safety and immunogenicity [**] will be determined and [**].

Schedule 1 Appendix 2	10

(Note non-clinical and toxicology work [**] will be required, as will an IMPD for Clinical Candidate 2 [**]). The study will need to investigate up to [**] dose levels of Clinical Candidate 2 as outlined above and [**] at doses identified to be immunogenic and to have an acceptable safety profile. This could result in up to [**] groups or [**] subjects as outlined below and using assumed doses as indicated: -
•	Clinical Candidate 2 at [**] escalating dose levels ([**] groups). These groups to be dosed in escalating [**] before [**].

•	[**] at escalating dose levels (same quantity of each protein).
Hence, [**] groups could be involved [**]. The duration of the [**] study will depend on how many groups are dosed, but could be up to [**] weeks in clinic if there are [**] dose groups and [**] dose levels of each product.
When a third protein is available the next study will investigate [**] doses of Clinical Candidate 3 [**].
The advantage of this approach over screening all proteins [**] is that the safety and efficacy [**] are potentially looked at much earlier. [**] as soon as Clinical Candidates become available and this approach is thought to be the quickest route through the Phase I clinical research.
The limitation of this design is that the timings of when [**] become available is unknown. Also, prior to starting a study where a [**] is to be used all materials for the study will need to have been manufactured. At this time it will not be known if the new protein [**].
3.2.6.2 Alternative Approaches
Alternative strategies for clinical evaluation [**] include a direct [**] approach where [**] are selected for clinical studies based on preclinical data. The [**] will then be tested in human subjects directly in a study as outlined above. The dose groups will be made up of [**]. The study will be conducted under a

Schedule 1 Appendix 2	11

single CTA but again there will need to be an IMPD for each product used in the study. The size of the study is difficult to determine, [**] cannot easily be predicted at this time.
The main advantage of this approach is that it could reduce the number of early clinical trials to be conducted (potentially to one Phase I clinical study) and thus provide a rapid development path. However, there is a potential risk that a [**]. A further risk of this approach is that a safety issue [**] could prevent further development of potential safe and effective vaccine [**]. It may also be more difficult to evaluate [**]. The Clinical Candidates will also have to be available [**] for preclinical [**] testing, which could delay early clinical proof of concept if a promising Clinical Candidate is identified early in the selection process.
[**] Phase I studies of Clinical Candidates may also be performed. The safety and immunogenicity of all the Clinical Candidates is then established [**]. This is the most protracted route of clinical development and requires extensive resources, particularly if multiple Phase I studies are to be performed [**].
3.2.6.3 Selection of Phase I Approach
The choice of which approach to take to Phase I development may not be ideally determined at present, however it seems probable that the proposed series approach will be the most expedient.
4. Project Management and Resources Required; (Task Responsibility; Joint)
4.1 Project Timelines
The parties recognise that it is important to try to perform the clinical studies in as timely a manner as possible, without compromising the quality or integrity of the programme. As such this plan will be subject to periodic review by the SC and Joint Project Team. It is anticipated that the timeline for the Phase I clinical development of a single Clinical Candidate (with the proposed level of Emergent resource below) will be approximately [**].
These estimates are based upon Emergent’s past experience of Phase I clinical development of protein vaccine candidates. While the intention is to use a contract manufacturer for manufacture of GMP clinical material and a contract clinical trial unit for the performance of the clinical trial, Emergent staff will closely manage and interact with these contract organisations. The selection of appropriate contract organisations will be agreed at the SC.

Schedule 1 Appendix 2	12

The Gantt chart below represents the main tasks and associated timelines for conducting a Phase I clinical study for a single protein.
[**]
4.2 Emergent Resource Requirement
In order to resource the programme adequately, Emergent will need to dedicate the necessary number of skilled Full Time Equivalents (FTEs) to the project. Whilst it is recognised that the work-plan may be modified by the SC, the following represents Emergent’s best estimate of the Emergent resource that will be required to execute the work-plan for the Phase I clinical development of a single Clinical Candidate.
Year 1

Function	M1-Y1	M2-Y1	M3-Y1	M4-Y1	M5-Y1	M6-Y1	M7-Y1	M8-Y1	M9-Y1	M10-Y1	M11-Y1	M12-Y1
Mol Biol	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Process Dev	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Analytical Dev	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Pre-clinical Dev	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Regulatory	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
QA	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Clinical Dev	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Project Leader	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Management	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Total (FTEs)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

Schedule 1 Appendix 2	13

Year 2

Function	M1-Y2	M2-Y2	M3-Y2	M4-Y2	M5-Y2	M6-Y2	M7-Y2	M8-Y2	M9-Y2	M10-Y2	M11-Y2	M12-Y2
Mol Biol	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Process Dev	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Analytical Dev	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Pre-clinical Dev	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Regulatory	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
QA	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Clinical Dev	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Project Leader	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Management	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Total (FTEs)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Year 3

Function	M1-Y3	M2-Y3	M3-Y3	M4-Y3	M5-Y3	M6-Y3	M7-Y3	M8-Y3	M9-Y3	M10-Y3	M11-Y3	M12-Y3
Mol Biol	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Process Dev	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Analytical Dev	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Pre-clinical Dev	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Regulatory	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
QA	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Clinical Dev	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Project Leader	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Management	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Total (FTEs)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

Schedule 1 Appendix 2	14

Year 4

Function	M1-Y4	M2-Y4	M3-Y4	M4-Y4	M5-Y4
Mol Biol	[**]	[**]	[**]	[**]	[**]
Process Dev	[**]	[**]	[**]	[**]	[**]
Analytical Dev	[**]	[**]	[**]	[**]	[**]
Pre-clinical Dev	[**]	[**]	[**]	[**]	[**]
Regulatory	[**]	[**]	[**]	[**]	[**]
QA	[**]	[**]	[**]	[**]	[**]
Clinical Dev	[**]	[**]	[**]	[**]	[**]
Project Leader	[**]	[**]	[**]	[**]	[**]
Management	[**]	[**]	[**]	[**]	[**]
Total (FTEs)	[**]	[**]	[**]	[**]	[**]
4.2.1 Emergent Resource for Production of Multiple Proteins
Resource estimate for clinical development of more than one candidate simultaneously will not be direct multiples of the FTE figures above but are anticipated to be less than this, as it is expected that there will be resource efficiencies in developing two or more Clinical Candidates simultaneously.

Schedule 1 Appendix 2	15

4.3 External Costs – Contract Manufacturing and Performance of Clinical Trials
The external costs associated with the Phase I clinical development of a single protein candidate is estimated to be approximately £[**]. A break down of the estimated external costs is given below.

Function	Process / Task	Cost (£)
Molecular Biology	[**]	[**]
Total Molecular Biology		[**]

Product development	[**]	[**]
	[**]	[**]
	[**]	[**]
	[**]	[**]
	[**]	[**]
	[**]	[**]
	[**]	[**]
Total product Development		[**]

Analytical	[**]	[**]
	[**]	[**]
	[**]	[**]
	[**]	[**]
Total Analytical		[**]

Pre-clinical	[**]	[**]
	[**]	[**]
Total Pre-Clinical		[**]

Clinical testing	[**]	[**]
	[**]	[**]
Total clinical Testing		[**]

Clinical	[**]	[**]
	[**]	[**]
	[**]	[**]
	[**]	[**]
	[**]	[**]
	[**]	[**]
	[**]	[**]
Total Clinical		[**]

Schedule 1 Appendix 2	16

Function	Process / Task	Cost (£)
Quality	[**]	[**]
	[**]	[**]
	[**]	[**]
	[**]	[**]
	[**]	[**]
Total Quality		[**]

Regulatory	[**]	[**]
Total Regulatory		[**]

Total Other Costs	[**]	[**]

Total Direct Project Cost		[**]

Schedule 1 Appendix 2	17

Schedule 1
Appendix 3
Later Stage Clinical Development Plan
General Principles
Following the completion of the Phase I activities for a Clinical Candidate, Sanofi will assume the main responsibility for subsequent Development, including later stage clinical trials (Phase II, Phase III and Phase IV or other post-marketing studies) together with the corresponding regulatory applications.
Sanofi have considerable expertise and experience in the development of paediatric and meningococcal vaccines, with marketed polysaccharide vaccines Mengivac® (A + C) and Menomune® (A/C/W/Y) and marketed polysaccharide conjugate vaccine Menactra® (A/C/W/Y). The Parties intend that Sanofi will use this expertise to benefit the Development of a serogroup B vaccine Product and will proceed with Phase II and later stage clinical Development in the most appropriate and time efficient manner.
Whilst it is not possible at the current stage of development to be definitive in the Later Stage Clinical Development Plan, the following represents the current view of the probable Later Stage Clinical Development Plan. This plan will be subject to periodic review by the Steering Committee (SC) and a more definitive Later Stage Clinical Development Plan will be agreed by the SC ahead of implementation of the Transition Plan for the relevant Clinical Candidate. For clarity, it is anticipated that the Later Stage Clinical Development Plan will include the Phase II and Phase III clinical study design, accompanying regulatory strategy, details of trial sites, investigators and any involvement or interaction with public health bodies, as well as a manufacturing strategy for clinical trial materials in support of the proposed studies.
1.1 Phase II studies (Task Responsibility; Sanofi Pasteur)
Once a single protein candidate [**] has been determined to be immunogenic, able to induce [**] and displaying an acceptable safety profile a series of Phase II studies will be undertaken. Phase II studies are carried out in the final target population for immunisation and are aimed at confirming the immunogenicity observed in Phase I and at determining the final composition of the vaccine (dose-ranging, and determination of the immunisation schedule). These Phase II studies are an important part of the regulatory submission and must be powered to confirm the statistical hypothesis. Accordingly, [**]will be selected for dose-optimisation in Phase II studies of similar design to the Phase I studies. The [**]

Schedule 1 Appendix 3	1

vaccine will be evaluated in descending age groups starting with adults [**] with approximately [**] subjects to be included. Once this is complete development would continue [**] with approximately [**] subjects in each age group and [**] again approximately [**] subjects. [**]. It is anticipated that further proteins [**].
1.2 Phase III studies (Task Responsibility; Sanofi-Pasteur)
Following on from the relatively recent licensure of Meningitis C conjugate vaccines, in the UK and some additional countries based on a correlate of protection data [**] and recent comments from the UK Health Protection Agency and Department of Health and US FDA (Atlanta April 2005 – MenB Correlates of Protection Meeting), it is envisaged that a serogroup B vaccine may potentially be launched [**]. The health authorities in the UK and some other countries [**] appear to be particularly favouring this approach. [**] and the data generated could be used for regulatory submissions for marketing approval in other territories.
If this approach is not acceptable to the regulatory authorities, [**]. It is expected that the Phase III trial will be run in all age groups that previous studies have demonstrated an appropriate immune response in [**]. It is also expected that the study

Schedule 1 Appendix 3	2

will have to demonstrate vaccine efficacy in all population age groups that the vaccine receives an indication for. However, once a suitable safety database has been generated, [**]. However, the Parties recognise that [**].

Schedule 1 Appendix 3	3

Schedule 2
Indicative Cost Schedule
As described in Clause 5.3 the Annual Budget for the First Year shall be based on the following indicative costs related to the resource, capital expenditure equipment and predicted external costs required to perform the agreed work-plan.
     1. Emergent Resource Requirement
In order to resource the programme adequately, Emergent will need to dedicate the necessary number of skilled Full Time Equivalents (FTEs) to the project. Whilst it is recognised that the work-plan may be modified by the SC, the following represents Emergent’s best estimate of the Emergent resource that will be required to execute the agreed work-plan.
  Year 1

Function	M1	M2	M3	M4	M5	M6	M7	M8	M9	M10	M11	M12
Mol Biol	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Purification	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Purification management
Pre-clinical	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Pre-clinical management	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Project Leader	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Total (FTE)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
  Year 2

Function	M13	M14	M15	M16	M17	M18	M19	M20	M21
Mol Biol
Purification	[**]
Purification management
Pre-clinical	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Pre-clinical management	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Project Leader	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Total (FTE)	[**]	[**]	[**]	[**]	[**]	[**]	[**]

Schedule 2	1

2. Capital Expenditure Equipment
At this point it is anticipated that the following capital expenditure equipment will be required to meet the projected needs of the project work-plan. The majority of this equipment [**]. The remaining [**] should be included in the first quarter payment by sanofi pasteur to Emergent as described in Clause 5.13. Any further capital expenditure required will be discussed and agreed at the Joint Project Team level and approved as necessary by the Steering Committee. This equipment remains the property of [**].

Unit
Equipment	No. Req.	Cost (£)	Total Cost (£)
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
3. Predicted External Costs
As described in Clause 2.1 it is anticipated that during the Early Development Phase the majority of activities will be undertaken by Emergent at sanofi pasteurs’ cost. The major external cost associated with the project work-plan will be the [**].
At the present time, based on current rates, this is estimated as being approximately [**].
There will also be external costs related to [**]. However, these are not anticipated to be substantial and will be agreed at the SC or JPT as appropriate ahead of commencing the work.
4. The FTE Costs and Emergent Expenses incurred between 1 January 2006 and the Effective Date
As described in Clause 5.13, on the Effective Date sanofi pasteur shall pay Emergent the FTE Costs and Emergent Expenses incurred between 1 January 2006 and the Effective Date as listed below;
4.1 FTE Costs
Number of FTE Months

	Jan	Feb	Mar
Function	06	06	06
Mol Biol	[**]	[**]	[**]
Purification	[**]	[**]	[**]

Schedule 2	2

	Jan	Feb	Mar
Function	06	06	06
Purification management
Pre-clinical	[**]	[**]	[**]
Pre-clinical management	[**]	[**]	[**]
Project leader	[**]	[**]	[**]
Total (FTE)	[**]	[**]	[**]
[**] FTE months = [**] FTEs
FTE Cost Calculation
FTE Cost = FTE Rate x Number of FTEs
FTE Cost = £[**] x [**]
FTE Cost = £[**]
FTE Cost = £[**]
4.2 Emergent Expenses
4.2.2 Capital Expenditure Equipment
Capital Expenditure Equipment purchased to date for the project work-plan is as follows. [**].

Total
Equipment	No.	Cost (£)
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
Total Costs to date (£)		[**]
Schedule 3
Candidate Antigens

	Candidates	Emergent
Number	NMB No.	Designation	Function
[**]	[**]	[**]	[**]

Schedule 2	3

Schedule 4
Meningitis B — Proposed Commercialization Plan
Outline
Executive Summary
Meningitis Franchise Overview
Meningococcal B vaccine — Market Strategy
[**]
[**]
[**]
[**]
[**]
[**]
Product Strategy
[**]
[**]
[**]
[**]
[**]
[**]
[**]
Disease & Product Communication
[**]
[**]
[**]
[**]
Market Forecasts
[**]

Schedule 5
Emergent Independent Patent Rights
1. Neisseria meningitidis vaccine candidates discovered using STM technology; entitled “Virulence Genes and Proteins and their use”. (WO01/85772)

Document Type	Territory	Document Number (Application and Publication)
PCT		PCT/GB01/02003
		WO01/85772

National Filings	EP	01925742.7
	US	10/275026
	AU	52422/01
		776508
	AU/div	2004203417
	CA	2408738
	CN	01809191.1
	CN/div	Not Yet Known
	CZ	PV 2002-3642
	HK	03108186.4
	HU	P0302481
	JP	2001-582371
	KR	2002-7014876
	NO	2002-5329
	NZ	522277
	NZ	532297
	NZ	539912
	RU	2002132891
	RU/div	2005101623
	SG	2002068393
     Continued overleaf
Schedule 5	1

2. NMB candidates discovered using PhoA technology; entitled “Virulence Genes and Proteins and their use”. (WO02/016612)

Document Type	Territory	Document Number (Application and Publication)
PCT		PCT/GB01/03759
		WO02/016612

National Filings	EP	01960908.0
	US	10/362327
	AU	2001/282299
	CA	2420261
	CN	01815395.X
	CZ	PV 2003495
	HK	05102145.5
	HU	P0300813
	IN	00223/DELNP/200
	JP	2002-522283
	KR	2003-7002608
	NO	2003 0821
	NZ	524277
	NZ/div	538864
	RU	2003107837
	SG	2003029345
Schedule 5	2

Schedule 6
Press Announcement
[To be agreed]
Schedule 6	1

Schedule 7
Activity Form
[To be agreed]
Schedule 7	1

Schedule 8
The Inclusion Criteria
The goal being the development of a Product that will [**].
Part I:
The Primary Inclusion Criteria for entry into Phase II clinical development
To be selected for a Phase II Study an Antigen [**].
Part II:
Additional Inclusion Criteria [**]
[**], an antigen must [**].
Schedule 8	1

Schedule 9
Patent Filing Countries

[**]
	(*)	EP	=
	[**]		[**]
	[**]		[**]
	[**]		[**]
	[**]		[**]
	[**]		[**]
	[**]		[**]
	[**]		[**]
	[**]		[**]
	[**]		[**]
	[**]		[**]
	[**]		[**]
	[**]		[**]
	[**]		[**]
	[**]		[**]
	[**]		[**]
	[**]		[**]
Schedule 9	1

Schedule 10
Worked Examples
Net Sales, Adjusted Combination Net Sales and Royalty Burden
Example 1: Where a Unitary Product is sold as a Unitary Product
A Unitary Product for meningitis B is sold in France. The Emergent Patent Rights in France include a Valid Claim that covers the Product. There are [**] Programme Antigens and [**] Additional Antigens in the Unitary Product. Net Sales of the Unitary Product in the relevant Quarter are €[**].
Step 1: Determine the applicable Royalty Rate for the Unitary Product
The royalty applicable under Clause 7.3(a) is [**]% of Net Sales but as the Unitary Product contains Additional Antigens, Clause 7.4.1(a) applies. [**] of the [**] Antigens in the Unitary Product are Programme Antigens therefore the adjusted royalty rate is [**]%.
The Royalty Burden comprises (i) the royalty payable to Emergent as set out in the royalty grid, i.e. [**]% X Net Sales = €[**]; and (ii) the relevant royalties payable to Third Parties on the sale of the Unitary Product in France in the relevant Quarter (calculated in accordance with the relevant sanofi pasteur In-Licences) which in this example amount, in aggregate, to €[**].
The total royalty burden is € [**] or [**]% of Net Sales of € [**]. As the royalty is increased to [**]% if the Royalty Burden is [**]% or less of Net Sales, the applicable royalty will be increased to [**]%.
Step 2: Calculate the amount payable
The royalty payable to Emergent is [**]% of € [**] = € [**].
Step 3: As the royalty has been increased from that stated in the royalty grid, recalculate the Royalty Burden to check whether it exceeds [**]%.
The revised Royalty Burden is € [**] plus € [**] = € [**] or [**]%. As the revised Royalty Burden must not exceed [**]%, the royalty increase is capped at [**]%.
The royalty payable to Emergent is [**]% of € [**] = € [**].
Example 2: Combination Product comprising Menactra and a previously launched Unitary Product.
A Combination Product comprising Menactra and a Unitary Product for meningitis B is launched in France. The Emergent Patent Rights in France include a Valid Claim that covers the Product. There [**] Programme Antigen and [**] Additional Antigens in the Unitary Product. Net Sales of the Combination Product (before calculation of
Schedule 10	1

Adjusted Combination Net Sales) in the relevant Quarter are €[**]. The highest official list price of the Combination Product (C) is €[**].
Step 1: Calculate Adjusted Combination Net Sales using the formula A/(A+B) X Net Sales of the Combination Product
A is the highest official list price of the Unitary Product in France = €[**] B is the highest list price of Menactra in France = €[**] A/(A+B) = [**]
Adjusted Combination Net Sales = [**] X [**]
= € [**]
Step 2: Establish the applicable Royalty Rate for the Unitary Product within the Combination Product
The royalty applicable under Clause 7.3(a) is [**]% of Adjusted Combination Net Sales but as the Unitary Product within the Combination Product contains Additional Antigens, Clause 7.4.1(a) applies. [**] of the [**] Antigens in the Unitary Product [**] Programme Antigens therefore the adjusted royalty rate is [**]%
The Royalty Burden comprises (i) the royalty payable to Emergent as set out in the royalty grid, i.e. [**]% X Adjusted Combination Net Sales = €[**]; and (ii) the relevant royalties payable to Third Parties on the sale of the Combination Product in France in the relevant Quarter (calculated in accordance with the relevant sanofi pasteur In-Licences) which in this example amount, in aggregate, to €[**].
The total Royalty Burden is € [**] or [**]% of Adjusted Combination Net Sales of €[**]. As a percentage of Adjusted Combination Net Sales, the Royalty Burden is more than [**]% of Adjusted Combination Net Sales, therefore the royalty increase to [**]% does not apply and the applicable royalty is [**]%.
The royalty payable to Emergent pursuant to this provision is therefore [**]% of Adjusted Combination Net Sales (€[**]) or €[**].
Step 3: Establish whether the minimum royalty applicable to Combination Products applies
(i) Apply the formula: [**]% X the royalty rate applicable to the Unitary Product X (A/C) X Net Sales, which becomes
     [**]% X [**]% X [**] X €[**] = €[**]
(ii) Apply the formula: [**]% X Net Sales, which becomes
     [**]% X €[**] = €[**]
The royalty payable pursuant to both protection formulas is less than the royalty payable pursuant to Clause 7.3(a) (as adjusted pursuant to Clause 7.4.1) (as
Schedule 10	2

calculated as set out in Step 2 above) and therefore the minimum royalty provisions do not apply
The royalty payable to Emergent is therefore [**]% of €[**] = €[**]
Example 3: Combination Product comprising Menactra and a Unitary Product that has not been launched where a minimum royalty applies.
A Combination Product comprising Menactra and a Unitary Product for meningitis B is launched in France. The Emergent Patent Rights in France include a Valid Claim that covers the Product. There [**] Programme Antigen and [**] Additional Antigens in the Unitary Product, but it has not been launched in France. Net Sales of the Combination Product (before calculation of Adjusted Combination Net Sales) in the relevant Quarter are €[**]. The highest official list price of the Combination Product (C) is €[**].
Step 1: Calculate Adjusted Combination Net Sales using the formula A/(A+B) X Net Sales of the Combination Product. The Unitary Product has not been launched in France but there is a competitive product for the same indication. The highest official list price of the competitive product in France is €[**]. B is the highest list price of Menactra in France = €[**]. Therefore as in Example 2, A/(A+B) = [**] and Adjusted Combination Net Sales are €[**].
Step 2: Establish the applicable Royalty Rate for the Unitary Product within the Combination Product. As in Example 2, the relevant royalty is [**]% and the royalty payable to Emergent pursuant to this provision is [**]% of Adjusted Combination Net Sales (€[**]) or €[**].
Step 3: Establish whether the minimum royalty applicable to Combination Products applies:
(i) Apply the formula: [**]% X the royalty rate applicable to the Unitary Product X (A/C) X Net Sales, which becomes
     [**]% X [**]% X [**] X €[**] = € [**]
(ii) Apply the formula: [**]% X Net Sales, which becomes
     [**]% X €[**] = €[**]
The royalty payable pursuant to the first protection formula is higher than the royalty payable pursuant to Clause 7.3(a) (as adjusted pursuant to Clause 7.4.1) (see Step 2 above) and therefore the minimum royalty provision prevails and the royalty payable is € [**].
Schedule 10	3

Schedule 11
Terminated Antigens

	Candidates	Emergent
Number	NMB No.	Designation	Function
[**]	[**]	[**]	[**]
Schedule 11	1